As filed with the Securities and Exchange Commission on November 30, 1999

                                                      REGISTRATION NO. _________
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                        ---------------------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                        ---------------------------------

                                CYBER-CARE, INC.

                        ---------------------------------

            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          FLORIDA                       8071                  65-0158479
      (STATE OR OTHER            (PRIMARY STANDARD         (I.R.S. EMPLOYER
      JURISDICTION OF                INDUSTRIAL             IDENTIFICATION
INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE)           NUMBER)


                    1903 South Congress Avenue, Suite 400
                           Boynton Beach, FL 33426
                                (561) 737-2227
         ------------------------------------------------------------
         (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

                              Michael F. Morrell
                           Chief Executive Officer
                               Cyber-Care, Inc.
                      1903 S. Congress Avenue, Suite 400
                           Boynton Beach, FL 33426
                                (561) 737-2227
             ----------------------------------------------------
             (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
              NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                 Please send copies of all communications to:
                           Joel D. Mayersohn, Esq.
                    Atlas, Pearlman, Trop & Borkson, P.A.
                         200 East Las Olas Boulevard
                                  Suite 1900
                        Fort Lauderdale, Florida 33301

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of the Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement under the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]


                                                 CALCULATION OF REGISTRATION FEE
=================================================================================================================================
                                                                         PROPOSED MAXIMUM    PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                                    AMOUNT TO       OFFERING PRICE    AGGREGATE OFFERING      AMOUNT OF
SECURITIES TO BE REGISTERED                             BE REGISTERED      PER SHARE (1)         PRICE (1)       REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock -- $0.0025 par value per share ........         5,700,000   $           4.39   $       25,000,000   $          6,600
Common Stock -- $0.0025 par value per share (2) ....           995,000   $           4.39   $        4,368,050   $          1,153
=================================================================================================================================

(1)Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act. The maximum price per share information is based on the two day average of the closing sale prices of the Registrant's common stock, $0.0025 par value per share, reported on the NASDAQ SmallCap Exchange.
(2)Issuable upon the exercise of common stock purchase warrants issued to Selling Shareholders.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                Subject to Completion, Dated November 30, 1999


                             P R O S P E C T U S
                               CYBER-CARE, INC.

                THE RESALE OF 5,700,000 SHARES OF COMMON STOCK

The selling price for the shares of our common stock will be determined by market factors at the time of their resale.

                                 THE OFFERING

This prospectus relates to the resale by the selling shareholders of up to 5,700,000 shares of common stock. The selling shareholders may sell the stock from time to time in the SmallCap market at the prevailing market price or in negotiated transactions. Of the shares offered:

      -       40,296,253 shares are presently outstanding,

      - up to 5,700,000 shares are issuable to Swartz Private Equity, LLC based on an investment agreement dated July 21, 1999, and

      - up to 995,000 shares are issuable upon the exercise of warrants issuable to Swartz under the investment agreement.

We will receive no proceeds from the sale of the shares by the selling shareholders. However, we have received proceeds from the sale of shares currently outstanding and may receive proceeds from the sale of shares to Swartz and, if exercised, will receive proceeds from the sale of shares issuable upon the exercise of warrants by Swartz and certain other selling shareholders.

Trading Symbol CYBR (Nasdaq SmallCap Market)

               THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
               PLEASE REFER TO RISK FACTORS BEGINNING ON PAGE 5

The Securities and Exchange Commission (SEC) and state securities regulators have not approved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense and should be reported immediately to the SEC by calling 1-800-SEC-0330.

CYBER-CARE, INC.                                           PROSPECTUS

Please read this prospectus carefully. It describes our company, finances and products. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

You should rely only on the information contained in this prospectus to make your investment decision. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus.

The following table of contents has been designed to help you find important information contained in this prospectus. We have included subheadings to aid you in searching for particular information you might want to return to.
We encourage you to read the entire prospectus.


                              TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
PROSPECTUS SUMMARY ..................................................    4

RISK FACTORS ........................................................    5

FORWARD-LOOKING STATEMENTS ..........................................   18

PLAN OF DISTRIBUTION ................................................   18

INVESTMENT AGREEMENT ................................................   19

SELLING SHAREHOLDERS ................................................   21

THE COMPANY .........................................................   22

USE OF PROCEEDS .....................................................   28

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
   CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY ...............   28

MANAGEMENT ..........................................................   36

PRINCIPAL SHAREHOLDERS ..............................................   41

CERTAIN TRANSACTIONS ................................................   42

TRADING MARKET AND RELATED MATTERS ..................................   42

DESCRIPTION OF SECURITIES ...........................................   43

LEGAL MATTERS .......................................................   44

EXPERTS .............................................................   44

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS ..........................   F-1

INDEX TO FINANCIALS OF CYBERCARE, INC................................  F-43

                               PROSPECTUS SUMMARY

ABOUT CYBER-CARE

We intend, through our recent acquisition of Cybercare, Inc. and its technology, to develop, manufacture, operate and sale an Internet-based technology solution and interactive system for use in assisting disease management. This technology supports remote delivery of care, patient monitoring and education to the U.S. healthcare market. We own patented routing technology, which simultaneously delivers video, audio and data between the patient and the healthcare provider. We are also engaged in the business of physical and pain rehabilitation, occupational and speech therapy, pharmaceutical services, international air ambulance transport and other services.

Our business strategy is to capture a significant share of the growing market for remote interactive healthcare delivery and to link our technologies, products and services through sales, licensing, strategic alliances and third-party payor contracts.

ABOUT OUR INVESTMENT AGREEMENT

We have entered into an investment agreement with Swartz Private Equity, LLC for Swartz to invest up to $25 million, at our option, through a series of sales of our common stock. The dollar amount of each sale is limited by our common stock's trading volume and a minimum period of time since the last sale. Each sale will be to Swartz. In turn, Swartz will either sell our stock in the open market, place our stock through negotiated transactions with other investors, or hold our stock in their own portfolio. This prospectus covers the resale of our stock by Swartz either in the open market or to other investors.

KEY FACTS

Shares being offered for resale
to the public.............................5,700,000

Total shares outstanding prior to
the offering..............................40,296,253 as of  November 30, 1999

Total shares outstanding after the
offering..................................45,996,253

Total shares outstanding after the
offering and exercise of all
options/warrants..........................68,438,219

Price per share to the public.............Market price at time of  resale

Total proceeds raised by offering.........None; however, we may receive up to $25 million from Swartz under
                                          the investment agreement and
                                          additional amounts may be received
                                          from the exercise of warrants

                                 RISK FACTORS

The shares of our common stock being offered for resale by the selling shareholders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire sum invested in the common shares. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risk actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our stock could decline, and you may lose all or part of your investment.

THE HEALTHCARE INDUSTRY IS SUBJECT TO EXTENSIVE LAWS AND REGULATIONS, WHICH COULD IMPAIR OUR ABILITY TO CONDUCT BUSINESS.

      The healthcare industry in general and the medical ancillary service business in particular is subject to extensive federal, state and local regulation relating to licensure, conduct of operations, ownership of facilities, environment rules, pricing and reimbursement policies. Although we believe that our current operations comply with applicable regulations, we believe that the healthcare industry will continue to change, requiring us to modify our agreements and operations from time to time. While we believe that we will be able to structure our agreements and operations in accordance with applicable law, there can be no assurance that the subsequent adoption of laws or interpretations of existing laws will not regulate, restrict or otherwise adversely affect our business.

WE HAVE A HISTORY OF LOSSES AND A SUBSTANTIAL ACCUMULATED DEFICIT.

      To date we have been unable to generate revenue sufficient to be profitable on a consistent basis. Consequently, the Company has sustained substantial losses. Net losses for the years ended December 31, 1997 and 1998 were $1,526,152 and $7,380,953, respectively. As of September 30, 1999, we had a working capital deficit of $5,987,122, as compared to a working capital surplus of $2,567,719 as of September 30, 1998. Accumulated deficit for the years ended December 31, 1997 and 1998 were $21,937,441 and $29,318,394, respectively. There can be no assurance that we will ever achieve the level of revenues needed to be profitable in the future or, if profitability is achieved, that it will be sustained.

OUR DEBT OBLIGATIONS CAUSE US TO INCUR SIGNIFICANT EXPENSES.

      We reported net income of $235,100 in our Form 10-QSB for the quarter ended September 30, which included beneficial conversion interest of approximately $132,156 related to previous debt financings. Further, the financing contemplated by this prospectus will result in our incurring significant beneficial conversion interest. It is uncertain what effect, if any, these expenses will have on the price of our stock.

THE FUNDS WE MAY RECEIVE FROM SWARTZ WILL NOT BE SUFFICIENT FOR THE COMPANY'S LONG TERM CAPITAL REQUIREMENTS AND WE MAY HAVE TO RAISE ADDITIONAL FINANCING.

      We believe that the funds to be raised in this offering (assuming the successful completion of a maximum offering), together with our revenues will be sufficient to provide us with capital sufficient to fund our short-term needs. It is likely that we will be required to raise additional capital. There can be no assurance that the proceeds we receive from Swartz will, in fact, be available or if available will be sufficient in the near term or that conditions and circumstances may not result in subsequent cash requirements by us, or that future funds will be sufficient to sustain operations and to meet growth. In the event of such developments, attaining financing under such conditions may not be possible, or even if additional capital may be otherwise available, the terms on which such capital may be available may not be commercially feasible or advantageous to us.

WE INTEND TO ACQUIRE VARIOUS COMPANIES, WHICH WILL SUBJECT US TO ALL OF THE RISKS ASSOCIATED WITH A GROWING COMPANY.

      We may use a portion of the net proceeds from this offering and future financings to acquire healthcare and e-commerce businesses. There can be no assurance that suitable acquisitions will be available or that acquisitions can be negotiated on acceptable terms, or that the operations of acquired businesses can be integrated effectively into our operations. Competition for suitable acquisition candidates is expected to be intense and many of our competitors will have greater resources than we have. Our failure to implement our acquisition strategy could have a material adverse effect on our financial performance and, moreover, the attendant risks of expansion could also have a material adverse effect on our business.

      One of our recent acquisitions, Cybercare, Inc., is in the research and development stage, had losses in prior years, will continue to have losses in 1999 and will require a significant amount of capital to bring its products and services to market. There can be no assurance that this company will be profitable in the future or that it can be successfully integrated into our operations. Our growth strategy will result in significant additional demands on our infrastructure, and will place a significant strain on our management, administrative, operational, financial and technical resources, and increased demands on our systems and controls. A significant portion of the net proceeds received from this offering, if available, will be used for completing the development of the technology of Cybercare and manufacturing and marketing the product. Additional capital may be needed and there can be no assurance that we will be able to obtain sufficient resources to support Cybercare and future acquisitions and growth. The inability to continue to upgrade the operating and financial control systems, the emergence of unexpected expansion difficulties or failure to manage our proposed expansion properly could have a material adverse effect on our business, financial condition and results of operations. The laws and regulations applicable to financial arrangements in the healthcare industry are complex and may be subject to varying interpretations.

WE MAY NOT BE ABLE TO PROTECT OUR PATENTS AND PROPRIETARY TECHNOLOGY, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

      Our ability to compete effectively in the medical e-commerce industry will depend on our success in developing and marketing our products and services and/or acquiring other suitable medical e-commerce businesses and protecting their proprietary technology, both in the United States and abroad. The patent positions of medical technology companies generally involve complex legal and factual questions. We currently have an exclusive license for one patent issued and one pending with regard to our e-commerce technology. We intend to file for additional patents under our license agreement on products for which we feel the cost of obtaining a patent is economically reasonable in relation to the expected protection obtained and has economic benefit. There can be no assurances that any patent that we apply for will be issued, or that any patents issued will not be challenged, invalidated, or circumvented, or that the rights granted thereunder will provide any competitive advantage. We may incur substantial costs in defending any patent or license infringement suits or in asserting any patent or license rights, including those granted by third parties, the expenditure of which we might not be able to afford.

      Although we have and will continue to enter into confidentiality and invention agreements with our employees and consultants, there can be no assurance that such agreements will be honored or that we will be able to adequately protect our rights to our non-patented trade secrets and know-how. Moreover, there can be no assurance that other individuals or entities will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how. In addition, we may be required to obtain licenses to patents or other proprietary rights from third parties. There can be no assurance that any licenses required under any patents or proprietary rights would be made available on acceptable terms, if at all. If we do not obtain required licenses, we could encounter delays in product development or find that the development, manufacture, or sale of products requiring such licenses could be foreclosed. Additionally, we may, from time to time, support or otherwise collaborate in research conducted by universities and governmental research organizations. There can be no assurance that we will have or be able to acquire exclusive rights to the inventions or technical information derived from such collaborations or that disputes will not arise with respect to rights in derivative or related research programs conducted by us or such collaborators.

WE MAY NOT BE ABLE TO PROTECT OUR TRADENAMES AND DOMAIN NAMES AGAINST ALL INFRINGERS, WHICH COULD DECREASE THE VALUE OF OUR BRAND NAME AND PROPRIETARY RIGHTS.

      We currently hold the Internet domain name "cyber-care.net" as well as various other related names and we use "CyberCare" as a tradename. Domain names generally are regulated by Internet regulatory bodies and are subject to change and may be superseded, in some cases, by the laws, rules and regulations governing the registration of tradenames and trademarks with the United States Patent and Trademark Office and certain other common law rights. In the event, the domain registrars are changed, new ones are created or we are deemed to be infringing upon another's tradename or trademark, we could be unable to prevent third parties from acquiring or using, as the case may be, our domain name, tradenames or trademarks which could adversely affect our brand name and other proprietary rights.

WE CANNOT GUARANTEE YOU THAT OUR PRODUCTS WILL BE FULLY DEVELOPED OR ACCEPTED BY THE MARKETS.

      Due to the early-stage development of our e-commerce products and services, no assurance can be given that these products or services can be developed into commercial products, manufactured on a large scale or be economical to market. Nor can there be any assurance that these products or services will achieve or sustain market acceptance. There is, therefore, substantial risk that our product and service development and commercialization efforts will not prove to be successful.

      There can be no assurance that physicians, medical providers or the medical community in general will accept and utilize our products and services. The extent that, and rate of which, these products achieve market acceptance and penetration will depend on many variables including, but not limited to, a timely penetration of the market, the establishment and demonstration in the medical community of the clinical safety, efficacy and cost-effectiveness of these products and services, the advantage of these products over existing technology, third-party reimbursements practices and our manufacturing, quality control, marketing and sales efforts. There can be no assurance that the medical community and third-party payors will accept our technology or services. Similar risks will confront any other products and services we develop in the future. Failure of our products and services to gain market acceptance would have a material adverse effect on our business, financial condition, and results of operations.

OUR LIMITED MARKETING AND SALES RESOURCES COULD PREVENT US FROM EFFECTIVELY MARKETING OUR PRODUCTS AND SERVICES.

      We have limited internal marketing and sales resources and personnel. In order to market any products and services we may develop, we will have to develop a marketing and sales force with technical expertise and distribution capability (or outsource such duties to independent contractors). There can be no assurance that we will be able to establish sales and distribution capabilities or that we will be successful in gaining market acceptance for any products or services we may develop. There can be no assurance that we will be able to recruit and retain skilled sales, marketing, service or support personnel, that agreements with distributors will be available on terms commercially reasonable to us, or at all, or that our marketing and sales efforts will be successful. Failure to successfully establish a marketing and sales organization, whether directly or through third parties, would have a material adverse effect on our business, financial condition, cash flows, and results of operations. To the extent that we arrange with third parties to market our products or services, the success of such products and services may depend on the efforts of such third parties. There can be no assurance that any of our proposed marketing schedules or plans can or will be met. No material e-commerce product sales have been made to date.

THE NATURE OF OUR BUSINESS EXPOSES US TO PROFESSIONAL AND PRODUCT LIABILITY CLAIMS, WHICH COULD MATERIALLY ADVERSELY IMPACT OUR OPERATIONS.

      Our business and e-commerce technology exposes us to potential professional and product liability risks, which are inherent in such businesses and products. There can be no assurance that we will not be subjected to future claims and potential liability. While we plan to maintain insurance against professional and product liability and defense costs, there can be no assurance that claims against us arising with respect to our products or services will be successfully defended or that the insurance to be carried by us will be sufficient to cover liabilities arising from such claims. A successful claim against us in excess of our insurance coverage could have a material adverse effect on us. Furthermore, there can be no assurance that we will be able to continue to obtain or maintain liability insurance on acceptable terms.

THE LOSS OF CERTAIN MEMBERS OF OUR MANAGEMENT TEAM COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

      We will be dependent to a significant extent on the continued efforts and abilities of our Chairman, Michael Morrell, and other key employees. Notwithstanding our ownership of a one million dollar key-man life insurance policy on each of Mr. Morrell and our President, Mr. Paul C. Pershes, if we were to lose the services of either individual or other key employees before a qualified replacement could be obtained, our business could be materially adversely affected.

THE HEALTHCARE INDUSTRY IS HIGHLY COMPETITIVE AND WE MAY BE ABLE TO EFFECTIVELY COMPETE.

      The healthcare industry in general and the market for medical services and equipment in particular, are highly competitive. We compete with companies that are larger in size and have access to considerably greater financial resources than we have. We compete by providing more personalized care to the patients they serve, as well as providing patient transportation and pharmaceutical delivery.

      The primary competitors for products produced by our subsidiary, Cybercare, are small, privately held companies and none has established a major market position as of this time. Key differentiators between Cybercare and its competitors lie primarily in the network architecture Cybercare has built to serve this market. Unlike our known competitors, Cybercare is unique in the automatic collection, transmission, and logging of vital signs measurements to a central database where the information can be viewed by a caregiver on a real-time basis or whenever necessary. Known competitive systems require the manual entry of information. We have a patented TCP/IP protocols for the transmission of medical data in a two-way interactive voice and video session between patients and caregivers.

      In our sleep lab business segment, there are no clear market leaders or major competition. Most of the independents are either labs in hospitals or physicians interested in sleep that have started labs as an adjunct to their local practice.

      Our air ambulance business has numerous smaller competitors with short-range aircraft, but has limited competitors with aircraft capability of performing international and, in particular, trans-Atlantic flights. Medjet in Alabama, Kalitta in Detroit and Sky Service in Toronto are the biggest competitors in the international market.

      In our rehabilitation business, there are numerous competitors larger in size than we are and which have access to considerably greater financial resources than we have.

      Our pharmaceutical business competes directly in the sale and delivery of prescription drugs to individuals living in adult living facilities. There are numerous competitors larger in size which have access to considerably greater financial resources. We rely primarily on reputation and service to market our services. Our inability to compete with our competitors could have a material adverse effect on our business.

YOU WILL EXPERIENCE DILUTION OF THE VALUE OF YOUR INVESTMENT IN US.

      The shares and the warrant shares are dilutive to the current outstanding and issued shares of common stock and the consummation of the offering may have an adverse effect on the public trading price of our common stock.

      Our Articles of Incorporation authorize the issuance of "blank check" preferred stock with such designations, rights, and preferences as may be determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to designate and issue additional series of preferred stock with dividend, liquidation, conversion, voting or other rights, including the right to issue convertible securities with no limitations on conversion, which could adversely affect the voting power or other rights of the holders of our common stock, substantially dilute the common shareholder's interest and depress the price of our common stock. In addition, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. Moreover, the substantial amount of outstanding debentures and number of warrants, and their terms of conversion, may discourage or prevent us from being acquired.

WE HAVE NEVER PAID DIVIDENDS AND WE DO NOT ANTICIPATE PAYING DIVIDENDS IN THE FUTURE.

      We have never paid dividends on our common stock and we do not presently intend to pay any dividends in the foreseeable future. We anticipate that any funds available for payment of dividends will be re-invested to assist us in furthering our business strategy.

YOU WILL NOT HAVE THE ABILITY TO DIRECT HOW WE WILL USE THE FUNDS YOU INVEST IN US.

      The net proceeds from this offering will be used for the purposes described under "Use of Proceeds." We reserve the right to use the funds obtained from this offering for other purposes not presently contemplated which we deem to be in our best interests and our stockholders in order to address changed circumstances and opportunities. These additional uses may include, with limitation, the use of funds for acquisitions and payment of debt. As a result of the foregoing, our success will be substantially dependent upon the discretion and judgment of management with respect to the application and allocation of the net proceeds of the offering. Investors for the shares offered hereby will be entrusting their funds to our management, upon whose judgment and discretion the investors must depend, with only limited information concerning management's specific intentions.

OUR CURRENT SHAREHOLDERS MAY SELL SHARES OF OUR COMMON STOCK, WHICH MAY HAVE A DEPRESSIVE EFFECT ON THE MARKET AND DECREASE THE MARKET VALUE OF YOUR INVESTMENT.

      There are currently approximately 12,000,000 shares of our common stock outstanding which are "restricted securities" as that term is defined by Rule 144 under the Securities Act. Such shares will be eligible for public sale only if registered under the Securities Act or if sold in accordance with Rule 144. Under Rule 144, a person who has held restricted securities for a period of one year may sell a limited number of shares to the public in ordinary brokerage transactions. Sales under Rule 144 may have a depressive effect on the market price of our common stock due to the potential increased number of publicly held securities. The timing and amount of sales of common stock that are currently restricted securities could have a depressive effect on the future market price of our common stock.

THERE IS ONLY A VOLATILE LIMITED MARKET FOR OUR COMMON STOCK.

      Recent history relating to the market prices of public companies indicates that, from time to time, there may be significant volatility in the market price of our securities because of factors unrelated, as well as related, to our operating performance. Factors such as announcements of new services to be provided by us or our competitors, government regulatory action, and market conditions for healthcare company stocks in general could have a significant impact on the future market price of our common stock.

IF WE ARE UNABLE TO MAINTAIN OUR NASDAQ LISTING STATUS, WE MAY BECOME SUBJECT TO RULES THAT WILL LIMIT YOUR ABILITY TO SELL THE SHARES OF OUR COMMON STOCK YOU OWN.

      Our common stock is presently included for trading on the NASDAQ SmallCap Market System. If we are unable to meet, on a continual basis, the NASDAQ requirements for continued listings, our common stock will be de-listed from NASDAQ. If we fail to meet these requirements then in order to return to NASDAQ we must qualify for the initial listing requirements which are substantially more onerous than continued listing requirements. If our common stock is de-listed from NASDAQ, our common stock will most likely trade on the NASD OTC Bulletin Board. As a result, our common stock will be covered by a Commission rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may adversely affect the ability of broker-dealers to sell our securities and may also adversely affect the ability of shareholders to sell their shares in the secondary market.

COMPUTER PROBLEMS ASSOCIATED WITH THE YEAR 2000 COULD HAVE A MATERIAL ADVERSE IMPACT ON OUR BUSINESS.

      We are aware of the issues associated with the programming code in existing computer systems as the Year 2000 approaches. Many existing computer programs use only two digits to identify a year in the date field. The issue is whether such code exists in mission-critical applications and if that code will produce accurate information with relation to date-sensitive calculations after the turn of the century. While we believe that our computer systems are, for the most part, Year 2000 compliant, there can be no assurance that we will be completely successful in our efforts to address the Year 2000 issues. In addition, we have determined that the computer systems in our three mobile cath labs are not Year 2000 compliant. Accordingly, we are in the process of addressing this issue and may incur substantial costs in order to bring these systems into compliance. It is estimated that the cost to upgrade or replace systems will be approximately $100,000 per lab.

      We are also dependent on third parties such as customers, patients, suppliers, service and equipment providers, payors (including Medicare) and other business partners. If these parties fail to adequately address Year 2000 issues, we could experience a negative impact on our business operations or financial statements. For example, the failure of certain of our principal payors such as Medicare to have Year 2000 compliant internal systems could impact reimbursements to us and therefore severely impact our cash flow. Because of the many uncertainties associated with the Year 2000 compliance issues, and because our assessments are necessarily based on information from third-party vendors, payors and suppliers, there can be no assurance that our assessment is correct as to either the materiality or the effect of such compliance, including compliance by third-party payors.

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WE ARE SUBJECT TO A SIGNIFICANT NUMBER OF HEALTHCARE INDUSTRY REGULATIONS AND
RELATED REGULATIONS, WHICH, IF WE FAIL TO COMPLY WITH THEM, COULD MATERIALLY ADVERSELY AFFECT OUR OPERATIONS.

      We are subject to substantial potential liability resulting from a variety of possible causes, including breach of numerous healthcare laws, malpractice and product liability. While we currently are not a party to any regulatory action or material litigation, if any actions or lawsuits in the future are brought against us, such actions or lawsuits may have a materially adverse effect on us even if such lawsuits are without merit. Our attempt to minimize our potential liability through adherence to compliance procedures, effective case supervision and personnel recruitment procedures. We also carry a variety of insurance policies including policies insuring against certain negligent acts. There can be no assurance, however, that such insurance policies will adequately cover our losses resulting from liability, or that we will continue to qualify for, or be able to afford or obtain, insurance in the future. We currently maintain general and professional liability insurance for our operations in the single limit amount and aggregate annual limit amount of $10,000,000. There is no assurance that any potential claims will or will not exceed this limit.

      Our air ambulance transport business is subject to significant federal and international government regulations relating to airline safety, capital requirements, licensing, maintenance, scheduling, and similar aspects of our operations. Due to the nature of aircraft operations, applicable regulations and our policy, we incur substantial expenses associated with the maintenance of our aircraft fleet. Although we believe that our current operations comply with applicable regulations, there can be no assurance that the subsequent adoption of laws or interpretations of existing laws will not regulate, restrict or otherwise adversely affect our business.

      Our physical rehabilitation and sleep therapy business are subject to extensive federal and state regulations related to fee limitations, quality control requirements and accounting and cost tracking requirements. These operations are subject to periodic review and inspection of facilities, patient records and billing policies which, if the applicable regulatory agency finds deficiencies, may result in reduction or stoppage of reimbursements and/or fines and penalties. Additionally, these operations are subject to severe restrictions relative to referrals from and compensation to physicians as provided by the Federal Stark rules and Florida Self-Referral rules. Violations of any of these rules can result in penalties and fines and some cases criminal sanctions. See discussion relative to Federal Anti-Kickback Laws and Florida and Federal Self-Referral Laws.

      Our pharmacy business is also subject to extensive federal and state regulations, many of which are specific to pharmacies and the sale of over-the-counter drugs. Regulations in this area often require subjective interpretation, and we cannot be certain that our attempts to comply with these regulations will be deemed sufficient by the appropriate regulatory agencies. Violations of any of these regulations could result in various civil and criminal penalties, including suspension or revocation of our licenses or registrations, seizure of our inventory, or monetary fines, which could adversely affect our operations.

      We are also subject to laws and regulations regarding homeopathic drugs, and we may face enforcement actions, lawsuits or claims asserting that we have not complied with these laws and regulations. As we expand our product and service offerings, more of our products and services will likely be subject to regulation by the FDA, which regulates drug advertising and promotion. Complying with FDA regulations is time consuming, burdensome and expensive, and could delay our introduction of new products and services.

      The Health Insurance Portability and Accountability Act of 1996 mandates the use of standard transactions, standard identifiers, security and other provisions by the year 2000. Regulations have been proposed to implement these requirements, and we are designing our applications to comply with the proposed regulations. However, until these regulations become final, possible changes in these regulations could cause us to use additional resources and lead to delays as we revise our operations.

      Management of our Internet business believes that Cybercare's products will be subject to regulation by the Food and Drug Administration. We expect to file for 510-K approval by the Food and Drug Administration later in 1999. Since we use vital signs measuring devices which are already approved by the FDA, we believe that obtaining this approval for our products will be accomplished in 90-120 days from the time application is made. Complying with FDA regulations is

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time consuming, burdensome and expensive, and we could be delayed or prevented from our introducing of our Internet products and services which would have a material adverse affect on our business.

WE RECENTLY ACQUIRED CYBERCARE AND ARE SUBJECT TO SUBSTANTIAL RISK RELATING TO THE INTEGRATION OF CYBERCARE'S BUSINESS AND OPERATIONS WITH OURS.

      The continuing successful operation of the businesses acquired in the Cybercare acquisition is largely dependent upon the retention of the key management personnel of Cybercare. Because the business acquired represents a diversification of our business functionally and geographically, the loss of any of the key management personnel from Cybercare could have an adverse effect on one or both of the businesses and upon the realization of the benefits anticipated from the Cybercare acquisition.

      In determining that the Cybercare acquisition is in our best interests, the Board of Directors has assumed the continuation of the business of Cybercare, and that such business can be assimilated into our operations with relative ease. Under the terms of the employment agreement with Mr. Haines, he will continue his management of the acquired operations in a largely autonomous manner and with minimal direct oversight by our Board of Directors and executive officers. The employment agreement is intended to provide consistent management of the acquired operations; however, the difficulties of assimilation may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. The process of combining the acquired businesses may cause an interruption of, or a loss of momentum in, our business, which could have an adverse effect on the revenues and operating results of the combined companies. There is no assurance that we will be able to retain all key management and other operating personnel or that we will realize any of the other anticipated benefits of the Cybercare acquisition.

THE SHARES OF OUR COMMON STOCK WE ISSUED IN THE CYBERCARE ACQUISITION COULD SIGNIFICANTLY DILUTE THE VALUE OF YOUR INVESTMENT IN US.

      We issued an aggregate of 7,400,000 shares of common stock as consideration for the Cybercare acquisition which represented approximately 19% of the number of shares of common stock outstanding as of September 1, 1999. The Cybercare acquisition has the effect of substantially reducing the existing percentage voting interest prior to the Cybercare acquisition. The substantial ownership of common stock by the Cybercare stockholders, as a group, provides them with the ability to exercise substantial influence in the election of directors and other matters submitted for approval by our stockholders. Further, the ownership of common stock by the Cybercare stockholder who became a director together with our present officers and directors and their affiliates will then represent approximately 32% of our outstanding shares. Such concentrations of ownership of the common stock may make it difficult or impossible for our other stockholders to successfully advocate or oppose matters which may be submitted for stockholder action. Such ownership may also have the effect of delaying, deterring or preventing a change in control of the company without the consent of such major stockholders. In addition, sales of common stock by such major stockholders could result in a change in control of the company.

      On a pro forma basis, the Cybercare acquisition had a dilutive effect on our book value per share as of September 30, 1999 and will reduce earnings per share. The extent of dilution or enhancement to our Stockholders with respect to future book value and earnings per share will depend on the actual results achieved following the Cybercare acquisition as compared with the results that could have been achieved on a stand-alone basis over the same period in the absence of the Cybercare acquisition. There is no assurance as to such future results, and, accordingly, as to whether the Cybercare acquisition will ultimately be dilutive or accretive to our future book value per share or earnings per share.

      The shares issued in the Cybercare acquisition are considered 'restricted securities' under applicable securities laws, thereby limiting the resale of such shares into the public market. All of such shares will, however, become eligible for sale in the public market in accordance with SEC Rule 144 one year following the closing with certain volume and manner of sale limitations continuing for only one year thereafter (except as to shares held by persons deemed to be affiliates). In addition, we have agreed to file a registration statement to register the shares with the SEC by February 10, 2000. Approximately four million three hundred seventy one thousand shares are also restricted by the lock-up provisions of the exchange agreement; it is not anticipated that a majority of such shares would be offered for sale until 2001.

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WE DEPEND ON REIMBURSEMENT FROM THIRD PARTIES FOR A SUBSTANTIAL PORTION OF OUR
REVENUE.

      A substantial amount of our services are purchased by patients, managed care organizations and medical facilities which provide healthcare services to their patients. Such organizations, facilities or patients typically bill or seek reimbursement from various third-party payors such as Medicare, Medicaid, other governmental programs and private insurance carriers for the charges associated with the provided healthcare services. We believe that our market success will largely depend upon obtaining favorable contracts and receiving timely reimbursement for our products and services from such programs and carriers.

IF WE DO NOT RECEIVE, AND CONTINUE TO RECEIVE, REFERRALS FROM PHYSICIANS AND OTHER MEDICAL PROVIDERS, OUR BUSINESS COULD BE MATERIALLY ADVERSELY AFFECTED.

      A significant portion of our business depends upon, among other things, the efforts and success of the physicians, medical providers and others who refer patients and provide services to our businesses and the strength of our relationships with such physicians and other individuals and entities. Our business, financial condition and results of operations could be adversely affected by the failure of these physicians, medical providers and others to refer patients, maintain the quality of medical care or otherwise adhere to required professional guidelines.

      Our rehabilitation, sleep and pain businesses are dependent upon revenues received as a result of referrals made by physicians. We market each of the services in various methods, including customer and physician referrals, reputation in the community and third parties. We rely upon community reputation, customer referral, physician and other medical resource referrals. In addition, we have in place a three-tier service system that enters local communities and utilizes a screening program and an in-home lab program. We also rely upon independent brokers, personal contacts and healthcare provider referrals to approach new customers. We also staff exhibit booths at major industry-specific conventions to attract hospital groups, insurance companies, assistance companies and managed care organizations. We rely heavily on referrals to perform high-tech procedures. Most of the marketing for our mobile labs is based on our reputation in the medical community. There can be no guarantee that any physician will choose to refer patients to us. In addition, physicians affiliated with us may not, under certain circumstances, refer patients. In the event that, for any reason, physicians do not use the ancillary medical service businesses operated by us, such loss of patients could have a material adverse effect on our business, financial condition and results of operation. Furthermore, it is possible that third-party payors may refuse to approve referrals to ancillary medical care facilities owned by us, but rather require that such referrals be made to other facilities. Such a requirement could have a material adverse effect on our business, financial condition and results of the operations. Further, our physical rehabilitation companies derive a significant portion of their revenue from Medicare patients. Recent adjustments to Medicare's allowances with respect to rehabilitation services have significantly limited the amount of revenues that we may derive from services rendered to Medicare patients. There is no assurance that future changes to Medicare's reimbursement policy will not have a significant adverse effect on revenues derived from these sources.

WE MAY BE SUBJECT TO SUBSTANTIAL PENALTIES WHICH COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS IF WE FAIL TO COMPLY WITH THE FEDERAL ANTI-KICKBACK LAWS WHICH ARE VERY BROAD AND DIFFICULT TO INTERPRET.

      Federal law, 42 USC ss.1320a-7b (the "Anti-Kickback Law"), prohibits anyone from knowingly and willfully offering, paying, soliciting or receiving any remuneration in return for the referral of patients or other business that is paid for in whole or in part by a federal healthcare program including the Medicare and Medicaid programs, or in return for inducing a person to recommend purchasing, leasing or ordering items or services that are paid for, in whole or in part, by a federal healthcare program. The Anti-Kickback Law is very broad in scope and its provisions are not well defined by existing case law or regulation. Violations of the Anti-Kickback Law may result in substantial civil, criminal and/or administrative penalties under Federal and/or state law for individuals or entities. A violation of the Anti-Kickback Law is a felony punishable by a fine of up to $25,000 or imprisonment for up to five years, or both. A violation may also result in civil monetary penalties of up to $10,000 for each violation, plus three times the amount claimed, and exclusion from participation in the federal healthcare programs, including Medicare and Medicaid, as well as serve as the basis for a claim under the United States False Claims Act. Exclusion from participation in the federal healthcare programs, as well as the

                                       13
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other sanctions available under federal and state law, if applied to us, would result in significant loss of reimbursement and would have a material adverse effect on us.

      The United States Department of Health and Human Services Office of the Inspector General ("OIG"), the federal agency with primary responsibility for enforcing the Anti-Kickback Law, has issued regulations that define relationships that are immune from prosecution under the Anti-Kickback Law (the "Safe Harbor" regulations). Each Safe Harbor includes a series of standards, all of which must be satisfied for a business or compensation arrangement to benefit from the protection offered by a specific Safe Harbor.

      Two of the Safe Harbors address investment interests held by parties who are in a position to refer patients or other business (1) in entities whose securities are publicly traded that have more than $50,000,000 in undepreciated net tangible assets, and (2) in those entities in which (a) no more than 40% of the value of the investment interests of each class of investors may be held by investors in a position to make referrals; (b) the terms of an investment interest offered to a passive investor in a position to make referrals must be no different than those offered to other passive investors; (c) the terms of an investment interest offer to an investor in a position to make referrals or generate business must not be based on the volume or value generated from the investor to the entity; (d) there is no requirement that a passive investor make referrals or generate business for the entity as a condition to remaining as an investor; (e) the entity's services or items must not be marketed to passive investors differently than non-investors; (f) no more than 40% of the entity's gross revenue may come from referrals or business generated by investors; (g) the entity must not loan or guarantee funds to an investor in a position to make referrals if used to obtain the investment interest; and (h) the amount of return to the investor must be directly proportional to the amount of capital investment. We believe an investment interest in us will currently satisfy the standards of this second Safe Harbor.

      Other Safe Harbors address the structuring of employment and personal services agreements. The employment safe harbor protects amounts paid by an employer to an employee who has a bona fide employment relationship with such employer, for the employment in the provision of items or services covered by a federal healthcare program. In order to be protected under the personal services safe harbor, independent contractor relationships, like our medical director agreements, must satisfy certain standards. These standards include the requirement that the aggregate compensation over the term of the arrangement must be consistent with the fair market value of the services being rendered and not determined in a manner that takes into account the volume or value of patient referrals or other business between the parties that is paid for, in whole or in part, by a federal healthcare program. We believe that we currently meet the requirements of both of these Safe Harbors.

      Notwithstanding our belief that it currently satisfies the investment interest, employee and personal services Safe Harbors to the Anti-Kickback Law, no assurance can be given that a federal agency charged with enforcement and/or interpreting the Anti-Kickback Law, or a private party, will not successfully assert a contrary position, or that future federal statutes, regulations, administrative interpretations and/or judicial decisions would cause an investor's referral to be prohibited, or result in the imposition of penalties on us or investors. Even the assertion of a violation could have a material adverse effect upon the financial condition and results of our operation. Further, in addition to complying with the Anti-Kickback Law, physician investors must also comply with both federal and Florida laws governing physician self-referrals discussed below.

      The OIG has adopted a procedure whereby it will provide guidance (an "Advisory Opinion") as to whether a party's participation in a particular business or compensation arrangement would be viewed as violating the Anti-Kickback Law. An Advisory Opinion is available to the participants in a business or compensation arrangement who are willing to disclose certain information to the OIG. An Advisory Opinion may be relied on only by the requesting party and is binding on the OIG only with respect to that transaction; provided, if the OIG later determines the requestor failed to disclose material information, the OIG will no longer be bound. A prospective investor should be aware that we do not intend to seek an Advisory Opinion regarding our compliance with the Anti-Kickback Law from the OIG.

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WE MAY ALSO BE SUBJECT TO PENALTIES WHICH COULD MATERIALLY ADVERSELY AFFECT OUR
BUSINESS IF WE FAIL TO COMPLY WITH THE FLORIDA AND FEDERAL SELF-REFERRAL LAWS.

      Florida's prohibition on self-referrals prohibits healthcare providers from referring patients, regardless of payment source (not just Medicare and Medicaid beneficiaries), for the provision of certain designated health services ("Florida Designated Health Services") to an entity in which the healthcare provider is an investor or has an investment interest. Under the Self-Referral Act, Florida Designated Health Services are defined as clinical laboratory, physical therapy, comprehensive rehabilitative, diagnostic-imaging and radiation therapy services. We plan to purchase and currently operate facilities that provide some or all of these Florida Designated Health Services. All healthcare products and services not considered Florida Designated Health Services are classified as "other health services." The Self-Referral Act also prohibits the referral by a physician of a patient for "other health services" to an entity in which that physician is an investor, unless (1) the physician's investment interest is in the registered securities of a publicly traded corporation whose shares are traded on a national exchange or over-the-counter market and which has net equity at the end of its most recent fiscal quarter in excess of $50,000,000; or (2) the physician's investment interest is in an entity whereby
(a) no more than 50% of the value of the investment interests in the entity may be held by investors who are in a position to make referrals to the entity; (b) the terms under which an investment interest is offered must be the same for referring investors and non-referring investors; (c) the terms under which an investment interest is offered may not be related to the investor's volume of referrals to the entity; and (d) the investor must not be required to make referrals or be in the position to make referrals to the entity as a condition for becoming or remaining an investor.

      Entities that meet either exception must also (1) not lend, or guarantee a loan, to an investor who is in a position to make referrals if the investor uses any part of that loan to obtain the investment interest, and (2) distribute profits and losses to investors in a manner that is directly proportional to their capital investment.

      The Self-Referral Act excludes from the definition of "referral" certain services provided by specific healthcare providers such as referrals by a cardiologist for cardiac catheterization services. We believe that physician investors that are cardiologists may refer patients to it for cardiac catheterization services because of this provision. There are, however, no assurances that the definition of what constitutes a referral will remain in place.

      The definition of referral also excludes services by a healthcare provider who is a sole provider or member of a group practice that are provided solely for the referring healthcare provider's or group practice's own patients. Physician investors cannot refer to us for Florida Designated Health Services based upon this exception under the Self-Referral Act because we do not provide Florida Designated Health Services solely for the referring physician's or his or her group practice's own patients. So long as physician investors do not refer to us for Florida Designated Health Services, we believe we will be in compliance with the Self-Referral Act. Although we will have mechanisms in place to monitor referrals from physician investors, it is the responsibility of the physician investors to comply with the Self-Referral Act and there can be no assurances that physician investors will comply with such law. Violations thereof could adversely affect us, as well as result in regulatory action against us.

      The Self-Referral Act also imposes certain disclosure obligations on us and physician investors that are referring physicians. Under the Self-Referral Act, a physician may not refer a patient to an entity in which he or she is an investor, even for services that are not Florida Designated Health Services, unless, before doing so, the patient is given a written statement disclosing, among other things, the physician's investment interest in the entity to which the referral is made. The Self-Referral Act also imposes disclosure obligations on the entities to which physician investors refer patients. Appropriate disclosures will be required for physician investors. It is the responsibility of any referring physician investor to comply with such statutes, regulations and professional standards. However, this law may discourage certain physician investors from making referrals to us or encourage patients to choose alternative healthcare providers. In addition, the violation thereof could adversely affect us, as well as result in regulatory action against us.

      The Federal statute relating to self-referrals, 42 USC ss.1395 nn (the "Stark Law"), restricts the ability of a physician to refer patients for the furnishing of certain designated health services ("Designated Health Services") to healthcare entities when the physician (or immediate family member) has a financial relationship, directly or indirectly, with the entity receiving the referral. Moreover, the entity may not present or cause to be presented a claim or bill for the Designated Health Services, either to the Medicare or Medicaid programs or any other individual or third-party payor. The

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financial relationship may be either an investment interest (either equity or debt) or a compensation arrangement. Designated Health Services for purposes of the Stark Law include: (1) clinical laboratory services, (2) physical therapy services, (3) occupational therapy services, (4) radiology services, including magnetic resonance imaging, computerized axial tomography scans, and ultrasound services, (5) radiation therapy services and supplies, (6) durable medical equipment and supplies, (7) parenteral and enteral nutrients, equipment, and supplies, (8) prosthetics, orthotics, and prosthetic devices and supplies, (9) home health services, (10) outpatient prescription drugs, and (11) inpatient and outpatient hospital services.

      There are exceptions to the Stark Law that apply (1) to both ownership or investment interests and compensation arrangements, (2) only to ownership or investment interests, or (3) only to compensation arrangements. Our current structure will not meet any of the exceptions to permit a physician investor's referral for Designated Health Services. Therefore, physician investors cannot refer to us for Designated Health Services. Although we will have mechanisms in place to monitor referrals from physician investors, it is the responsibility of physician investors to comply with the Stark Law and no assurance can be given that physician investors will comply with such law.

      Two of the exceptions that protect only compensation arrangements are for employees and personal services and their requirements are similar to the Safe Harbor requirements discussed above. However, unlike the Safe Harbors to the Anti-Kickback Law, the exceptions to the Stark Law must be complied with fully. We believe we currently meet the requirements of both of these exceptions.

      Notwithstanding our belief that we currently are in compliance with the Stark Laws, no assurance can be given that a federal agency charged with enforcement and/or interpreting the Stark Law, or a private party, might not successfully assert a contrary position, or that future federal statutes, regulations, administrative interpretations and/or judicial decisions would cause an investor's referral to be prohibited, or result in the imposition of penalties on us or investors. Even the assertion of a violation could have a material adverse effect upon our financial condition and results of the operation.

      Violations of the Florida and Federal self-referral laws may result in substantial civil penalties and administrative sanctions for individuals or entities, including exclusion from participation in the Medicare and Medicaid programs, as well as the suspension or revocation of a physician's license to practice medicine and surgery in Florida. Such sanctions, if applied to us or any of our physician investors, would result in significant loss of reimbursement and could have a material adverse effect on us.

      An Advisory Opinion procedure similar to that discussed above and the Declaratory Statement procedure also are available for parties seeking guidance as to whether a specific transaction violates the Stark Law or the Self-Referral Act, as the case may be. Potential investors should be aware that we do not intend to seek the guidance available under either of these procedures.

      FAILURE TO PROPERLY SUBMIT CLAIMS FOR REIMBURSEMENT COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION. We are subject to numerous state and federal laws that govern the submission of claims for reimbursement to third-party payors, including state and federal healthcare programs (e.g., Medicare and Medicaid). These laws generally prohibit an individual or entity from presenting a claim (or causing a claim to be presented) for payment by Medicare, Medicaid or any other third-party payor that is false or fraudulent. The penalties available for violations of these statutes include substantial civil and criminal fines, imprisonment, exclusion from the federal healthcare programs and licensure revocation.

      One of the most prominent of these laws is the Federal False Claims Act, which may be enforced by the federal government directly, or by a qui tam plaintiff on the government's behalf. Under the False Claims Act, both the government and the private plaintiff, if successful, are permitted to recover substantial monetary penalties, as well as an amount equal to three times actual damages. The State of Florida has a similar statute that governs claims made to it. In recent cases, some qui tam plaintiffs have taken the position that violations of the Anti-Kickback Law and the Stark Law should also be prosecuted as violations of the Federal False Claims Act. We believe that we have procedures in place to ensure the accurate completion of claim forms and requests for payment.

      NEW LEGISLATIVE DEVELOPMENTS COULD RESULT IN FINANCIAL HARDSHIP. In addition, proposed legislation regarding healthcare reform has been introduced before many state legislatures. Any such reforms at the federal or state level could significantly alter patient-provider relationships. State and federal agency rule-making addressing these issues is also expected. No predictions can be made as to whether future healthcare reform legislation, similar legislation or rule-making will be enacted or, if enacted, its effect on us. Any federal or state legislation prohibiting investment interests in, or contracting with, us by physicians or healthcare providers for which there is no statutory exception or safe harbor would have a material adverse effect on our business, financial condition and results of operations.

      WE MAY BE UNDER MANAGED CARE CONTRACTS. There can be no assurance that we will be able to obtain managed care contracts. Our future inability to obtain managed care contracts in our markets could have a material adverse effect on our business, financial condition or results of operations. In addition, federal and state legislative proposals have been introduced that could substantially increase the number of Medicare and Medicaid recipients enrolled in HMOs and other managed care plans. We will derive a substantial portion of our revenue from Medicare and Medicaid. If such proposals are adopted, we may be unable to obtain contracts from HMOs and other managed care plans serving Medicare and Medicaid enrollees. Failure to obtain such contracts could have a material adverse effect on our business, financial condition and results of operations.

      HEALTHCARE LICENSING REQUIREMENTS MAY BE HIGHLY BURDENSOME. Although our mobile cardiac catheterization services generally are not subject to healthcare licensing requirements (we contract directly with hospitals), we must adhere to the same standards as the hospitals we contract with, including standards for sanitation, safety and personnel qualifications. We are also required to register our X-ray equipment and pay annual registration fees to state radiation control agencies. We believe that our cardiac catheterization operations are in compliance with applicable registration and hospital license requirements.

      We have recently suspended operations of our mobile cardiac catheterization business as a result of our catheterization labs failing to meet the guidelines for the licensing of catheterization labs as promulgated by the Agency for Health Care Administration ("AHCA"). We anticipate that our labs, which are presently undergoing improvements and changes, will again be operational by the end of 1999 and that the cost of such improvements and changes will not exceed $100,000 per lab. Once the improvements and changes are completed, the labs will be subject to AHCA's inspection before the labs may be operated. In addition, each provider site must be inspected by AHCA to ascertain whether or not such site meets the AHCA guidelines. All of our customers may not satisfy AHCA's requirements thereby allowing us to generate revenues. Such loss of revenues over an extended period of time will have a significant adverse impact on our earnings.

      REGULATORY LIMITATION ON FEE-SPLITTING AND THE CORPORATE PRACTICE OF MEDICINE COULD AFFECT OUR OPERATIONS. The laws of many states prohibit physicians from splitting fees with non-physicians (or other physicians) and prohibit non-physician entities from practicing medicine. These laws vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. Our business operations have not been the subject of judicial or regulatory interpretation; thus, there can be no assurance that review of our business by courts or regulatory authorities will not result in determinations that could adversely affect our operations or that the healthcare regulatory environment will not change so as to restrict our existing operations or their expansion. In addition, the regulatory framework of certain jurisdictions may limit our expansion into such jurisdictions if we are unable to modify our operational structure to conform with such regulatory framework.

      A determination in any state that we are engaged in the corporate practice of medicine or any unlawful fee-splitting arrangement could render any management agreement between us and a practice located in such state unenforceable or subject to modification, which could have a material adverse effect on us. Regulatory authorities or other parties may assert that we are or a practice is engaged in the corporate practice of medicine in such states or that the management fees paid to us by the managed practices constitute unlawful fee-splitting or the corporate practice of medicine. If such a claim were asserted successfully, we could be subject to civil and criminal penalties, managed physicians could have restrictions imposed upon their licenses to practice medicine, and we or the managed practices could be required to restructure their contractual arrangements. Such results or the inability of us or the managed practices to restructure our relationships to comply with such prohibitions could have a material adverse effect on our financial condition and results of operations.

      CHANGES IN PAYMENT FOR MEDICAL SERVICES COULD HARM OUR BUSINESS. We believe that trends in cost containment in the healthcare industry will continue to result in a reduction in per-patient revenue for our practices. The federal government has implemented, through the Medicare program, the RBRVS payment methodology for physician services. The RBRVS is a fee schedule that, except for certain geographical and other adjustments, pays similarly situated physicians the same amount for the same services. The RBRVS is adjusted each year and is subject to increases or decreases at the discretion of Congress. To date, the implementation of RBRVS has reduced payment rates for certain procedures historically performed by our physicians. There can be no assurance that any reduced operating margins could be recouped by us through cost reductions, increased volume, introduction of additional procedures or otherwise. Rates paid by non-governmental insurers, including those that provide Medicare supplemental insurance, are based on established physician, ambulatory surgery center and hospital charges, and are generally higher than Medicare payment rates. A change in the makeup of the patient mix of our practices as well as the medical practices under our management that results in a decrease in patients covered by private insurance or a shift by private payors to RBRVS or similar payment structures could adversely affect our business, financial condition or results of operations.

      CERTIFICATE OF NEED. Some states, including Florida, require a "certificate of need" prior to the acquisition of medical equipment or provision of cardiac catheterization services by hospitals. In Florida, a certificate of need is required for cardiac catheterization services only if the hospital wishes to provide such services to in-patients. Typically, obtaining a certificate of need approval is a costly and lengthy process, and may involve adversarial proceedings brought by competing facilities. The hospital or healthcare provider, rather than the Company, must apply for and obtain the certificate of need, where required. As a result, we are unable to control or accurately predict whether and how many potential customers will obtain certificate of needs. Our ability to provide cardiac catheterization services to hospitals and healthcare providers is dependent upon those entities obtaining a certificates of need for such services.

      PATIENT BROKERING ACT. Florida also has a criminal prohibition regarding the offering, soliciting, or receiving of remuneration, directly or indirectly, in cash or in kind, in exchange for the referral of patients (the "Patient Brokering Act"). One of the exceptions to this prohibition is for business and compensation arrangements that do not violate the Anti-Kickback Law. Accordingly, so long as we are in compliance with the Anti-Kickback Law, then we will be in compliance with the Patient Brokering Act.

                          FORWARD-LOOKING STATEMENTS

      This prospectus includes "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995, and we desire to take advantage of the "safe harbor" provisions in those laws. Therefore, we are including this statement for the express purpose of availing ourselves of the protections of these safe harbor provisions with respect to all of the forward-looking statements we make. The forward-looking statements in this prospectus reflect our current views with respect to possible future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including specifically the absence of significant revenues, financial resources, a history of losses, a possibility that technology cannot be completed or that its completion might be delayed, significant competition, the uncertainty of patent and proprietary rights, uncertainty as to royalty payments and indemnification risks, trading risks of low-priced stocks and those other risks and uncertainties discussed herein that could cause our actual results to differ materially from our historical results or those we anticipate. In this prospectus, the words "anticipates," "believes," "expects," "intends," "future" and similar expressions identify certain forward-looking statements. You are cautioned to consider the specific risk factors described in "Risk Factors" and elsewhere in this prospectus and not to place undue reliance on the forward-looking statements contained in this prospectus, which speak only as of the date of this prospectus. We undertake no obligation to publicly revise these forward-looking statements to reflect the effect of events or circumstances that may arise after the date of this prospectus. All written and oral forward-looking statements made subsequent to the date of this prospectus and attributable to us or persons acting on our behalf are expressly qualified in their entirety by this section.

                             PLAN OF DISTRIBUTION

      Each selling shareholder is free to offer and sell his or her common shares at such times, in such manner and at such prices as he or she may determine. The types of transactions in which the common shares are sold may include transactions in the SmallCap market (including block transactions), negotiated transactions, the settlement of short sales of common shares, or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. The selling shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of the common shares.

      The selling shareholders may effect such transactions by selling common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders. They may also receive compensation from the purchasers of common shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

      Swartz Private Equity, LLC and each remaining selling shareholder and any broker-dealer that acts in connection with the sale of common shares may be, deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the common shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the common shares against certain liabilities.

      Because Swartz is an "underwriter," and the remaining selling shareholders may be deemed to be "underwriters," within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to prospectus delivery requirements.

      We have informed the selling shareholders that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Securities and Exchange Act, may apply to their sales in the market and have provided the selling shareholders with a copy of such rules and regulations.

      Selling shareholders also may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities and Exchange Act, provided they meet the criteria and conform to the requirements of such Rule.

                             INVESTMENT AGREEMENT

      OVERVIEW. On July 21, 1999, we entered into an investment agreement with Swartz Private Equity, LLC. The investment agreement entitles us to issue and sell, at our option, our common stock for up to an aggregate of $25 million from time to time during a three-year period through July 21, 2002.
This is also referred to as a put right.

      PUT RIGHTS. In order to invoke a put right, we must have an effective registration statement on file with the SEC registering the resale of the common shares which may be issued as a consequence of the invocation of that put right. Additionally, we must give at least ten but not more than twenty business days' advance notice to Swartz of the date on which we intend to exercise a particular put right and we must indicate the number of shares of common stock we intend to sell to Swartz. At our option, we may also designate a maximum dollar amount of common stock (not to exceed $5 million) which we will sell to Swartz during the put and/or a minimum purchase price per common share, if applicable, at which Swartz may purchase shares during the put. The designated minimum purchase price per common share shall be no greater than 85% of the closing bid price of our common stock on the advanced put notice date. The number of common shares sold to Swartz in a given put may not exceed the lesser of:

      - 17.5% of the aggregate daily reported trading volume (excluding certain block trades) during a period which begins on the business day immediately following the day we invoked the put right and ends on and includes the day which is ten business days after the date we invoked the put right (excluding certain days where the common shares trade below a Company specified minimum price),

      -     the intended put amount,

      - the number of our shares which when multiplied by the put share price equals $5 million,

      -     9.9% of our common stock outstanding upon completion of the put.

      For each common share, Swartz will pay us the lesser of:

      -    the market price for the applicable pricing period, minus $.10, or

      -    91% of the market price for the applicable pricing period.

      Market price is defined as the lowest inter-day trade price for the common stock during the applicable pricing period, one of which is the ten business days following the date notice of the put was provided to Swartz and the other of which is the ten business days following the first pricing period. However, the purchase price may not be less than the designated minimum per share price, if any, that we indicated in our notice.

      WARRANTS. We have delivered to Swartz warrants to purchase 425,000 shares of our common stock at anytime for five years at an exercise price of $1.9334. Within five business days after the end of the second pricing period for each put, we are required to issue and deliver to Swartz a warrant to purchase a number of shares of common stock equal to 10% of the common shares issued to Swartz in the applicable put. Each warrant will be exercisable at a price which will initially equal 115% of the average closing bid price for five days immediately preceding the put date. The warrants will have semi-annual reset provisions. Each warrant will be immediately exercisable and have a term beginning on the date of issuance and ending five years thereafter.

      LIMITATIONS AND CONDITIONS PRECEDENT TO OUR PUT RIGHTS. Swartz is not required to acquire and pay for any common shares with respect to any particular put for which:

       - we have announced or implemented a stock split or combination of our common stock;

       -    we have paid a common stock dividend;

       - we have made a distribution of our common stock or of all or any portion of our assets between the put notice date and the date the particular put closes; or

       - we have consummated a major transaction (including a transaction, which constitutes a change of control) between the advance put notice date and the date the particular put closes.

      SHORT SALES. Swartz and its affiliates are prohibited from engaging in short sales of our common stock, except after they have received a put notice, they may sell a number of shares in long sales or short sales, up to the number of shares specified in the put notice and so long as such short sale is not at a price below the greater of:

      -     our designated minimum put share price, plus $.10, or

      -     our designated minimum put share price, divided by $.91.

      CANCELLATION OF PUTS. We must cancel a particular put between the date of the advance put notice and the last day of the pricing period if:

      - we discover an undisclosed material fact relevant to Swartz's investment decision;

      - the registration statement registering resales of the common shares becomes ineffective; or

      -    shares are delisted from the then primary exchange.

      However, we will be required to issue common shares equal to the lesser of:

      - 17.5% of the daily reported trading volume during the pricing period up to the applicable put cancellation date;

      - the number of shares of common stock put to Swartz which when multiplied by the applicable put share price equals the designated maximum dollar amount for the put; or

      - 9.9% of the total amount of our common stock that would be outstanding upon completion of the put.

      NON-USAGE FEE. On the last business day of each six-month period, if we have not put $1,000,000 of our stock to Swartz, we will be required to pay Swartz a non-usage fee equal to the difference between $100,000 and 10% of the aggregate put amounts to Swartz during such six month period. This non-usage fee shall be suspended, at our request, for up to nine months if we are undertaking a secondary offering of our stock.

      TERMINATION OF INVESTMENT AGREEMENT. We may also terminate our right to initiate further puts or terminate the investment agreement by providing Swartz with notice of such intention to terminate; however, any such termination will not affect any other rights or obligations we have concerning the investment agreement or any related agreement.

      RESTRICTIVE COVENANTS. During the term of the investment agreement, we are prohibited from transferring, selling, or otherwise disposing of:

      - any of our material assets in excess of $3 million (on any one occasion) to any of our subsidiaries except for cash and for business purposes, or

      - of our material assets to any officer, director or owner of 20% or more of our common stock.

      RIGHT OF FIRST REFUSAL. During the term of the investment agreement and for 90 days after its termination, we are prohibited from issuing or selling any capital stock or securities convertible into our capital stock for cash in private capital raising transactions, without obtaining the prior written approval of Swartz which Swartz has agreed to not unreasonably withhold. In addition, Swartz has the option for 10 days after receiving notice to purchase such securities on the same terms and conditions. This right of first refusal shall not apply to acquisitions, option plans or primary offerings of our common stock.

      SWARTZ'S RIGHT OF INDEMNIFICATION. We are obligated to indemnify Swartz (including affiliates, their stockholders, officers, directors, employees and agents) from all liability and losses resulting from any misrepresentations or breaches we made in connection with the investment agreement, our registration rights agreement, other related agreements, or the registration statement.

                             SELLING SHAREHOLDERS

      The following table sets forth certain information with respect to the selling shareholders as of November 30, 1999. Except as set forth below, none of the selling shareholders currently is an affiliate of ours, and none of them has had a material relationship with us during the past three years. None of the selling shareholders is or was affiliated with registered broker-dealers. An asterisk indicates if their common stock ownership is less than one percent.

                                 BENEFICIAL
                                OWNERSHIP OF
                               COMMON STOCK AS        MAXIMUM NUMBER OF       AMOUNT AND PERCENTAGE OF
                               OF NOVEMBER 30,     SHARES OF COMMON STOCK      COMMON STOCK AFTER THE
           NAME                     1999              OFFERED FOR SALE                  SALE
-----------------------------  ---------------    -----------------------     -------------------------
                                                                                 NUMBER          %
                                                                              ------------  -----------
Swartz Private Equity, L.L.C.             --                    5,700,000        5,700,000         12.6

                                   THE COMPANY

      GENERAL. Cyber-Care, Inc. was incorporated in September 1989 in the State of Florida. Our name was changed in August 1999 as a result of the acquisition of Cybercare, Inc. and our entry into the medical e-commerce business. Our principal executive offices are located at 1903 S. Congress Ave., Suite 400, Boynton Beach, Florida 33426 and our telephone number is (561) 737-2227.

      Our active subsidiaries include: Cybercare, Inc, Pharmacy Care Specialists, Inc., Your Good Health Network, Inc., Air Response North, Inc. and our two other air ambulance subsidiaries, Tallahassee Sleep Disorders, Inc., and Heart Labs of America, Inc.

      We are in the business of developing, owning and operating integrated medical delivery services by providing diversified medical technologies and operating physical, occupational and speech therapy, sleep apnea, diagnostic and treatment services, pharmaceutical services and international air ambulance transport services. We also own and are developing an Internet-based solution and interactive system that provides products and services to support remote delivery of care, patient monitoring and education to the U.S. healthcare market.

BUSINESS OPERATIONS

      E-COMMERCE BUSINESS. In August 1999, we acquired CyberCare, Inc. (Cybercare), a privately held Georgia corporation, which is developing an Internet-based solution and interactive system that provides products and services to support remote delivery of care, patient monitoring and education to the U.S. healthcare market. Cybercare's executive offices are located in Atlanta, Georgia as a wholly owned subsidiary of the Company.

      OVERVIEW OF CYBERCARE. Cybercare is a development-stage Internet-based solution and interactive company that intends to develop, manufacture, operate and sale Internet-based technology and interactive system for use in assisting in disease management. This technology support's services to support remote delivery of care, patient monitoring and education to the U. S. healthcare market. Cybercare's initial product system has been targeted specifically for the high-cost, chronically ill patient population. Management believes that preventive services for this patient population is an untapped $4 billion market segment in the United States alone. We believe that our expertise in providing services to payors and managed care companies combined with CyberCare's Internet connectivity technology will allow us to link patients directly to healthcare professionals.

      DESCRIPTION OF CYBERCARE. In January of 1996, the Willow Group was formed by John Haines for the purpose of developing and marketing telemedicine solutions and technologies. In September of 1997, the Willow Group acquired rights to technologies which had been developed by the Georgia Institute of Technology and the Medical College of Georgia for monitoring chronically ill patients in their homes. The Willow Group was then incorporated as Cybercare, Inc. in October of 1997 in the State of Georgia.

      As our wholly owned subsidiary, Cybercare will continue to develop, refine produce and market of its key technologies for monitoring chronically ill patients in their homes. Cybercare expects to achieve operational efficiencies through the synergy with the Company and the Company's existing relationships with insurance companies and other payors.

      MATERIAL AGREEMENTS. The technologies which Cybercare uses in its business are licensed to Cybercare pursuant to an exclusive license agreement with Georgia Tech Research Corporation and the Medical College of Georgia. This license agreement gives Cybercare exclusive worldwide rights to the intellectual property developed by the universities for tele-homecare and also gives rights to tele-homecare technologies that may be developed by the universities in the future. This license agreement further provides for certain royalty payments to the universities and establishes a granting of stock as compensation for the license agreement. In addition, this license agreement provides for ongoing research and development support by the universities for Cybercare' activities.

      Cybercare also has a joint marketing agreement with Nortel Networks, Inc., which provides for Nortel sales personnel to bring sales leads to Cybercare and to work jointly to close Cybercare business with Nortel prospects. Cybercare has a distribution agreement in place with Healthlink Group, LLC, which provides for Cybercare equipment and services to be marketed by Healthlink Group for use in assisted living facilities in designated markets and subject to Healthlink Group attaining certain performance objectives. Cybercare also has a letter agreement in place with the Mayo Clinic of Jacksonville, Florida for provision of Cybercare services in support of tele-medicine projects in Florida.

      DESCRIPTION OF MATERIAL PRODUCTS. Cybercare's initial product is the care management system, which has two major components: the patient module and the caregiver module. The patient module consists of a multimedia personal computer with video conferencing capability in a very simple touch-screen user interface. The patient module also includes interface drivers and medical devices which are used by the patient to automatically collect vital diagnostic information, including weight, temperature, blood pressure, ECG, heart and lung sounds (electronic stethoscope), blood oxygen level, pulse rate, blood sugar levels, etc. Vital sign information collected by the patient module is automatically recorded in an electronic patient record maintained by the system within the network. The caregiver module is also a personal computer-based application with specialized software to permit a doctor or nurse to monitor a patient's vital signs information and communicate directly with those patients. Both modules function together so that measurement devices may be controlled from either end and results are automatically collected, charted, and maintained for permanent records. Tentatively scheduled for delivery in late 1999, the patient module is being repackaged into a small, portable unit called the personal care management system which a nurse can hand carry into a patient's home for connection to standard telephone lines or other network interfaces. In addition, Cybercare plans to provide network services to link these patients together into a common environment, where resources can be made available 24 hours a day seven days a week whenever the patient needs assistance.

      STATUS OF PATENTS AND/OR COPYRIGHTS. One patent has been granted and one application is pending to protect the technology licenses granted Cybercare, and several additional claims are being prepared for patent applications in the future. Cybercare has exclusive rights to those patents under its license agreements with the Georgia Tech Research Corporation and the Medical College of Georgia Research Institute. Based on recent communications between the Company's attorneys and the U.S. Patent Office, the Company believes that it is likely, although no assurance can be given, that the patent office will approve the majority of the claims which have been filed for Cybercare's key technologies, and that patents will be subsequently awarded.

      CYBERCARE. Currently, Cybercare has four full-time and two part-time employees. Services for functions such as accounting, competitive analysis, marketing, software development, mechanical engineering, electrical engineering, and industrial design are contracted for, as needed, with outside organizations.

      OUR OTHER PRIMARY BUSINESSES.

      AIR AMBULANCE TRANSPORT. We are taking advantage of what our management believes is the growing air ambulance industry through our subsidiaries, Air Response North, Inc., Global Air Rescue, Inc. and Global Air Charter, Inc. Through these subsidiaries, we offer national and international fixed-wing air ambulance transport services to ill, injured or otherwise incapacitated persons requiring relocation and possible emergency medical care during flight. Circumstances requiring our transport services include the relocation of patients requiring specialized medical procedures such as organ transplants, cancer treatment, specialized cardiac surgery, burn care, stroke care and advanced brain and spinal cord surgery, as well as transportation to hospitals and medical facilities recognized nationally for excellence in their respective fields.

      Based in Denver, Colorado, our air ambulance transport companies maintain an aircraft fleet which includes 15 owned and two leased aircraft. Air Response has the competitive advantage generated by the long-range capabilities of its Model 36 Learjets offering worldwide, intercontinental response capabilities. It also has the added advantage of an in-house maintenance team, providing expedient flight readiness equipped with state-of-the-art medical equipment including the lifeport stretcher system, oxygen, suction pumps, compressed air and a 1500 watt AC inverter.

      PHYSICAL, OCCUPATIONAL AND SPEECH THERAPY CENTERS. We acquired Your Good Health Network, Inc. effective October 16, 1998. Your Good Health was founded in April 1997 by four individuals, three of whom founded and managed a similar company which went public and was subsequently acquired by a much larger NYSE company. The business objective of Your Good Health is to provide physical, occupational, speech therapy and pain rehabilitation services. Your Good Health intends to develop business operations within specific geographic locations which can create synergies and operating efficiencies and satisfy the cost containment requirements of significant payor sources.

      Your Good Health currently owns and operates 49 rehabilitation and therapy clinics and two physician sites in Boynton Beach and North Palm Beach, Florida. Your Good Health currently has a total of approximately 100 people, including nine employees in its corporate office providing management and administrative services through a staff leasing company. Each physical therapy clinic typically has three staff, including two fully licensed therapists and an administrative secretary/rehabilitation aide. Physician offices typically have a staff of four, including a medical assistant, nurse, technician and clerical aide.

      Your Good Health services include: specialty programs like pain management, coupled with traditional services such as primary care, orthopedic and neurological physician services and comprehensive rehabilitation. These services allow Your Good Health to be a unique healthcare provider. The physicians' component is focused on specialized clinical programs that complement the company's rehabilitation services. Your Good Health strategy is to provide services which are less reliant upon governmental reimbursement and to diversify its payor sources to more of a fee-for-service basis. Your Good Health is focused to be minimally reliant upon managed care payors.

      PHARMACEUTICAL SERVICES. We acquired Pharmacy Care Specialists, Inc. in April 1998. Pharmacy Care Specialists is a closed network pharmacy employing approximately 50 individuals with its principal place of business in Lakeland, Florida. Pharmacy Care Specialists provides unit-dosed medications to over 2,500 residents in assisted-living facilities across Florida. Pharmacy Care Specialists delivers medications to the facilities, provides training workshops and does third-party billing. The future of the pharmacy industry is in a transitional phase. We believe the area with potential for growth is in the adult living facility, mail order and Internet pharmacy services. The insurance industry has, in recent years, expanded its involvement with mail order pharmacies. In essence, many insurance companies are requiring their policyholders to order, by mail, their medications from an approved, contracted pharmacy. This allows them to control expenses by stipulating the amount each medication will be sold for, thus allowing them to increase their profit margin. Realizing this, Pharmacy Care Specialists has targeted its marketing efforts to accelerate the adult living facility and mail order business. As the population ages and expands and many of these older individuals relocate to Florida, the market for pharmaceuticals to assisted-living facilities and nursing homes increases as does the direct-mail pharmacy market.

      OUR OTHER BUSINESSES.

      SLEEP CENTERS. Through our indirect wholly owned subsidiary, Tallahassee Sleep Disorders, Inc., we offer sleep and disordered breathing diagnostic programs to physicians and hospitals. We use the latest diagnostic equipment along with the proprietary DataSmart screening program, involving screening, home testing and testing in a complex lab. The majority of patients suffering from sleep disorders have obstructive sleep apnea and snoring. It is estimated that 40 million people suffer from sleep apnea and that 95% of these cases go undiagnosed and untreated. In the past several years, sleep center studies have been increasing by approximately 25% per year as technology and testing programs are improved. Most of the studies to date have been performed by hospitals and smaller, independent companies.

      CARDIOLOGY ANCILLARY SERVICES. We currently operate three mobile cardiac catheterization laboratories which perform outpatient cardiology procedures and diagnostic tests through our wholly owned subsidiary Heart Labs of America, Inc. Heart Labs typically contracts with smaller, non-urban hospitals which may not have in-house cardiac catheterization capabilities, or larger hospitals which use the mobile labs for when they exceed their existing capacity. Heart Labs is accredited by the Joint Commission on Accreditation of Healthcare Organizations.

      PROFESSIONAL LIABILITY INSURANCE. We currently maintain general and professional liability insurance for our operations in the single limit amount and aggregate annual limit amount of $5,000,000. There is no assurance that any potential claims will or will not exceed this limit. While our mobile labs are at a customer's facility, they operate only under the direction of licensed physicians on the customer's staff who direct the procedures, supervise our nurses and technologists, and interpret the results of the examinations. We require the users of the mobile labs to carry medical malpractice insurance to cover the physicians using our mobile labs.

      COMPETITION. The healthcare industry in general and the market for medical ancillary services are highly competitive.

      We compete with companies that are larger in size and have access to considerably greater financial resources than we do. We compete by providing more personalized care to the patients they serve, as well as providing patient transportation and pharmaceutical delivery.

      The primary competitors for products produced by Cybercare are small, privately held companies and none has established a major market position as of this time. Key differentiators between Cybercare and its competitors lie primarily in the network architecture Cybercare has built to serve this market. Unlike our known competitors, Cybercare is unique in the automatic collection, transmission, and logging of vital signs measurements to a central database where the information can be viewed by a caregiver on a real-time basis or whenever necessary. Known competitive systems require the manual entry of information. We believe Cybercare is unique in using TCP/IP protocols for the transmission of medical data in a two-way interactive voice and video session between patients and caregivers.

      In our pain and physical rehabilitation business, there are thousands of treatment centers, clinics and facilities some of which are larger in size than we are and which have access to considerably greater financial resources than we do.

      In our sleep lab business, there are no clear market leaders or major competition. Most of the independents are either labs in hospitals or physicians interested in sleep that have started labs as an adjunct to their local practice.

      The air ambulance business segment has numerous smaller competitors with short-range aircraft, but has limited competitors with aircraft capability of performing international and, in particular, trans-Atlantic flights. Medjet in Alabama, Kalitta in Detroit, and Sky Service in Toronto are the biggest competitors in the international market.

      Our pharmacy business competes directly in the sale and delivery of prescription drugs to individuals living in adult living facilities. There are numerous competitors larger in size than we are which have Internet capabilities and access to considerably greater financial resources. We rely on reputation and service to market our services.

      MARKETING. We market each of the services in various methods, including cross marketing, customer and physician referrals, reputation in the community and third parties.

      Studies now show that 1% of the U.S. population is responsible for 30% of all healthcare costs and that 1/3 to 1/2 of those costs are preventable through monitoring and intervention. Cybercare has created an Internet-based healthcare delivery system for these high-cost chronically ill patients which would dramatically improve patient health while significantly reducing per-patient costs. Cybercare's customers are expected to be payors (insurance companies and health management organizations) who currently spend upwards of $70,000 per year for the care of each of these patients. Cybercare believes these prospects are highly motivated to reduce costs and will be strong candidates to purchase Cybercare equipment and services in the future. Cybercare intends to reach these prospects through two separate channels. The first channel is an indirect channel where Cybercare hopes to form partnerships with other companies who have relationships with customers Cybercare has targeted. The second channel will use Cybercare's direct sales force to contact the largest of these prospects. Cybercare believes that state Medicaid organizations, the military, Veterans' Administration, and major health management organizations will be among the prospects for its direct sales force.

      Our pain and physical therapy business relies upon community reputation, customer referral, physician and other medical resource referrals.

      The sleep centers rely upon physician referrals for its customer base. In addition, we have in place a three-tier service system that enters local communities and utilizes a screening program and an in-home lab program.

      Our air ambulance transport business relies upon print media, independent brokers, personal contacts and physician referrals to attract new customers. We also staff exhibit booths at major industry-specific conventions to attract hospital groups, insurance companies, assistance companies and managed care organizations.

      Heart Labs relies heavily on referrals to perform high-tech procedures. Most of the marketing for its mobile labs is based on our reputation in the medical community.

      EMPLOYEES. As of November 30, 1999, we employed approximately 360 persons, of which approximately 300 are full time. Our ability to provide our services is dependent upon our recruiting, hiring and retaining qualified technical personnel. To date, we have been able to recruit and retain sufficient qualified personnel. None of our employees is represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be good.

      DESCRIPTION OF PROPERTIES. We lease approximately 6,000 sq. ft. of office space in Boynton Beach, Florida for our corporate offices at an average monthly net rental of $6,111 over the term of the lease. The lease expires in April 2003.

      Our physical therapy business leases approximately 41,000 sq. ft. of space for its 25 rehabilitation centers and two physician offices located throughout South Florida for a total monthly net rental of approximately $50,000. The leases expire periodically through August 31, 2003.

      Our sleep apnea business leases approximately 2,600 sq. ft. of space for its sleep disorder center in Tallahassee, Florida for a total net monthly rental of $3,007. The lease expires March 31, 2001.

      Our air ambulance transport business leases office and hangar space in Clearwater, Florida at an average monthly net rental of $4,350 on a month-to-month basis and leases approximately 37,000 sq. ft. of office and hangar space in Denver, Colorado; Schenectady, New York; and Paducah, Kentucky for a total current net monthly rental of $16,218. The leases expire through June 30, 2002.

      Our Internet technology business presently operates in leased space at the Advanced Technology Development Center which is located on the campus of the Georgia Institute of Technology in Atlanta, Georgia. The engineers at Georgia Tech who provide services for Cybercare are located at the Georgia Center for Advanced Telecommunications Technology where Cybercare also maintains a demonstration facility. We anticipate entering into a new lease for approximately 9,600 square feet of office space in another facility in Atlanta, Georgia. It is anticipated that the lease will have a minimum term of five years and the monthly rental will be approximately $10,000.

      LEGAL PROCEEDINGS. We are not presently a party to any material litigation outside the ordinary course of business.

      AVAILABLE INFORMATION. We file reports, proxy statements and other information with the SEC, and these reports may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The same information may be obtained at the following Regional Offices of the SEC:
75 Park Place, New York, New York 10007, and the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material may be obtained from the Public Reference Section of the SEC's Washington, DC office at prescribed rates.

      We mail a copy of our audited Annual Report on Form 10-KSB along with a proxy statement to our shareholders prior to our annual meeting.

      We have filed a registration statement on Form SB-2, of which this prospectus is a part, with the SEC. This registration statement or any part thereof may also be inspected and copied at the public reference facilities of the SEC.

      Our filings may also be accessed through the SEC's web site
(http://www.sec.gov) or by visiting our web site at (http://www.ptsc.com) and linking to the SEC's site.

      GOVERNMENT REGULATION.

      Our air ambulance transport business is subject to significant federal and international government regulations relating to airline safety, capital requirements, licensing, maintenance, scheduling, and similar aspects of our operations. Due to the nature of aircraft operations, applicable regulations and our policy, we incur substantial expenses associated with the maintenance of our aircraft fleet. Although we believe that our current operations comply with applicable regulations, there can be no assurance that the subsequent adoption of laws or interpretations of existing laws will not regulate, restrict or otherwise adversely affect our business.

      Our physical rehabilitation and sleep therapy business are subject to extensive federal and state regulations related to fee limitations, quality control requirements and accounting and cost tracking requirements. These operations are subject to periodic review and inspection of facilities, patient records and billing policies which, if the applicable regulatory agency finds deficiencies, may result in reduction or stoppage of reimbursements and/or fines and penalties. Additionally, these operations are subject to severe restrictions relative to referrals from and compensation to physicians as provided by the Federal Stark rules and Florida Self-Referral rules. Violations of any of these rules can result in penalties and fines and some cases criminal sanctions. See discussion relative to Federal Anti-Kickback Laws and Florida and Federal Self-Referral Laws.

      Our pharmacy business is also subject to extensive federal and state regulations, many of which are specific to pharmacies and the sale of over-the-counter drugs. Regulations in this area often require subjective interpretation, and we cannot be certain that our attempts to comply with these regulations will be deemed sufficient by the appropriate regulatory agencies. Violations of any of these regulations could result in various civil and criminal penalties, including suspension or revocation of our licenses or registrations, seizure of our inventory, or monetary fines, which could adversely affect our operations.

      We are also subject to laws and regulations regarding homeopathic drugs, and we may face enforcement actions, lawsuits or claims asserting that we have not complied with these laws and regulations. As we expand our product and service offerings, more of our products and services will likely subject to regulation by the FDA, which regulates drug advertising and promotion. Complying with FDA regulations is time consuming, burdensome and expensive, and could delay our introduction of new products and services.

      The Health Insurance Portability and Accountability Act of 1996 mandates the use of standard transactions, standard identifiers, security and other provisions by the year 2000. Regulations have been proposed to implement these requirements, and we are designing our applications to comply with the proposed regulations. However, until these regulations become final, possible changes in these regulations could cause us to use additional resources and lead to delays as we revise our operations.

      Management of our Internet business believes that Cybercare's products will be subject to regulation by the Food and Drug Administration. We expect to file for 510-K approval by the Food and Drug Administration later in 1999. Since we use vital signs measuring devices which are already approved by the FDA, we believe that obtaining this approval for our products will be accomplished in 90-120 days from the time application is made. Complying with FDA regulations is time consuming, burdensome and expensive, and we could be delayed or prevented from our introducing of our Internet products and services which would have a material adverse affect on our business.

      To our knowledge and other than what we have described in this statement and other than occupational health and safety laws and labor laws which are generally applicable to most companies., our products are not subject to governmental regulation by any federal, state or local agencies that would affect the manufacture, sale or use of our products. We cannot, of course, predict what sort of regulations of this type may be imposed in the future, but we do not anticipate any unusual difficulties in complying with governmental regulations which may be adopted in the future.

      We have not incurred costs associated with environmental laws and do not anticipate such laws will have any significant effect on our future business.

                               USE OF PROCEEDS

      We expect to sell to Swartz Private Equity, LLC up to $25,000,000 of common stock under the investment agreement. Additional amounts may be received if the warrants to purchase common stock are exercised.

We intend, in the following order of priority, to use the net proceeds from this offering as follows:

       Cybercare Research and Development                            $10,000,000
       Development of E-Commerce Products and Services                 5,000,000
       Acquisitions                                                    5,000,000
       Working capital and general corporate purposes                  5,000,000
                                                                     -----------
            Total                                                    $25,000,000


The amount and timing of working capital expenditures may vary significantly depending upon numerous factors such as:

       - The progress of our final development of our e-commerce business,

       - Revenues generated from existing and anticipated services, products and licenses,

       -       The development of marketing and sales resources,

       - Administrative and legal expenses, and ~ Other requirements not now known or estimable.

We believe that our available cash and existing sources of funding, together with the proceeds of this offering and interest earned thereon, will be adequate to maintain our current and planned operations for at least the next 24 months.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                   AND RESULTS OF OPERATIONS OF THE COMPANY

      The following should be read in conjunction with the financial statements and corresponding notes contained in this prospectus.

      OVERVIEW. Our complete management team has been in place now for less than two years. We decided that it was in our and our shareholders' best interest to re-evaluate our direction, and, accordingly, discontinue certain operations in 1998 and focus our attention on the subsidiaries we felt could grow with profitable margins. These included: pharmaceutical services; physical, occupational and speech rehabilitation services; the sleep centers; and, the air ambulance transport services.

      During 1998 it became very clear to us that, in order for us to obtain significant profit levels, utilization of technology and the internet was necessary. A significant amount of administrative and duplicative costs are incurred in each and every aspect of our healthcare activities. Management estimates there are over 30 billion transactions annually in healthcare and only 10% are electronic. Accordingly, we identified and entered into a definitive agreement and consummated the transaction with Cybercare, Inc. This acquisition will significantly expand our ability to address the healthcare issues facing society. We believe by bringing in this company we will have a significant advantage in healthcare e-commerce increasing stockholder value, increasing profitability and positioning us to expand our operations for future years.

      We have also changed our name to more closely reflect our refocused business around which each of our diversified medical businesses will function as a support mechanism. Each of the diversified medical businesses will support the further development and implementation of digital information technology - this technology will make each of the businesses more efficient. Digital technology will have a profound effect on our enterprises. We are embarking upon an entirely new, but overdue, approach to the delivery of quality healthcare in this country. We expect to emerge as an innovator meeting the global trend toward fully digitized, fully integrated medical services.

      In addition to Cybercare, during the last twelve months we made two strategic acquisitions. They were Your Good Health Network, Inc. and Air Response, Inc. We believe these acquisitions will allow us to expand our growth potential with acceptable profitability.

      We made some significant strides during 1998 but incurred significant losses. The loss from continuing operations in the amount of $4,598,412 resulted from significant costs incurred to refocus and grow our business, repositioning the company for the Year 2000, and losses from the mobile catheterization lab operations.

      We settled the dispute with Westmark Group Holdings, Inc. which resulted in our acquiring over 20% of Westmark's issued and outstanding common stock. Westmark is currently profitable and is projecting to substantially increase its profitability in 1999. As of the date of this prospectus, the approximate market value of our 625,284 Westmark shares is $821,000.

      MATERIAL CHANGES. There have been no material changes in the Company's business since the filing of our 10-QSB for the period ending September 30, 1999.

                                                               PERCENTAGE OF REVENUE
                                                  ------------------------------------------------
                                                                                    NINE MONTHS
                                                          YEAR ENDED                   ENDED
                                                          DECEMBER 31,              SEPTEMBER 30,
                                                  ---------------------------     ----------------
                                                   1996      1997       1998       1998      1999
                                                  ------    ------     ------     ------    ------
STATEMENTS OF OPERATIONS DATA:
Revenue .......................................      100%      100%        99%        99%       96%
Equity in net income of investee ..............     --        --            1          1      --
Gain on sale of investment in equity securities     --        --         --         --        --
Gain on sale of subsidiary ....................     --        --         --         --           4
                                                  ------    ------     ------     ------    ------
        Total income ..........................      100%      100%       100%       100%      100%
                                                  ======    ======     ======     ======    ======
Operating expenses:
   Cost of services ...........................       51        60         47         53        53
   General and administrative .................      235        55         57         27        28
   Depreciation and amortization ..............       27         9         10          6         7
   Interest expense, net ......................       11         3         15          5         9
   Equity in (net loss of) investee ...........       51        15       --         --        --
   Other ......................................        1      --            2       --        --
                                                  ------    ------     ------     ------    ------
          Total operating expenses ............      376       142        131         91        97
                                                  ------    ------     ------     ------    ------
Income (loss) from continuing operations ......      276%      (42)%      (31)%        9%        3%
                                                  ======    ======     ======     ======    ======

      COMPARISON OF THE RESULTS OF OPERATIONS FOR NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998. Revenue increased 150% to $27.5 million for the nine months ended September 30, 1999 from $11 million for the 1998 period, driven by increases in all business segments except technology assisted disease management which is further explained below. Net income increased to $858,000 for the nine months ended September 30, 1999 in comparison to a net loss of $1.6 million for the same period in 1998. The results were driven by internal growth, reduction in expenses and acquisitions which were partially offset by increased interest expense including a beneficial conversion feature of $884,000.

      Air ambulance's revenue increased 233%, or $10.4 million, to $14.9 million for the nine months ended September 30, 1999, driven by the acquisition of Air Response, Inc. effective March 1, 1999 and internal growth. Operating income increased 822% or $1 million to $899,000 for the nine months ended September 30, 1999, reflecting the acquisition of Air Response, Inc. increased utilization of aircraft and decrease in overall operating costs, as a percentage of revenue, due to synergies.

      Physical and occupation rehabilitation's revenue increased 672%, or $6.1 million, to $7 million, driven by the acquisition of Your Good Health Network, Inc. effective October 15, 1998, and internal growth. Operating income increased 102% or $322,000, to $639,000 for the nine months ended September 30, 1999, reflecting the acquisition of Your Good Health Network, Inc. and internal growth.

      Pharmacy revenues increased 114%, or $1.9 million, to $3.6 million for the nine months ended September 30, 1999. The increase reflects three additional months of activity over 1998 and substantial internal growth. Operating income increased 252%, or $195,000, to $272,000 for the nine months ended September 30, 1999, reflecting increase in gross margins and decrease in operating costs as a percentage of revenue.

      Technology assisted disease management segment had minimal revenue for the period. We have incurred approximately $758,000 in expenses for the period since acquisition. We will incur similar costs including amortization of licenses through the first quarter of 2000 at which time we anticipate generating revenue.

      RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1999 AS COMPARED TO THE THREE MONTHS ENDED SEPTEMBER 30, 1998. Revenue increased 192% to $10.8 million for the quarter ended September 30, 1999 from $3.7 million for the 1998 period driven by increases in all business segments except technology assisted disease management which is further explained below. Net income increased to $235,000, from a loss of $2.2 million for the 1998 period. These results were driven by internal growth, reduction in expenses, and acquisitions which were partially offset by increased interest including beneficial conversion feature of $132,000.

      Air ambulance's revenue increased 200%, or $4.2 million, to $5.6 million for the nine months ended September 30, 1999, driven by the acquisition of Air Response, Inc. and internal growth. Operating income increased by $373,000 to $224,000 for the nine months ended September 30, 1999, reflecting the acquisition of Air Response, Inc. increased utilization of aircraft and decrease in overall operating costs as a percentage of revenue due to the synergies.

      Physical and occupational rehabilitation's revenue increased 767% or $2.3 million to $2.6 million for the nine months ended September 30, 1999, driven by the acquisition of Your Good Health Network, Inc. effective October 15, 1998 and internal growth, but is offset by the sale of Valley Pain Centers, Inc. Operating income increased by $68,000 to $9,000 reflecting the acquisition of Your Good Health Network, Inc. and internal growth but offset by the reduction in profits due to the sale of Valley Pain Centers, Inc.

      Pharmacy revenue increased 50%, or $451,000, to $1,345,000 for the nine months ended September 30, 1999, due to internal growth. Operating income decreased 97%, or $56,000, to $2,000 for the nine months ended September 30, 1999, due to higher costs for pharmaceutical drugs and an increase in overhead to accommodate the infrastructure necessary for significantly higher volume.

Our technology assisted disease management segment had minimal revenue for the period. We have incurred approximately $791,000 in expenses for the period since acquisition. We will incur similar costs including amortization of licenses through the first quarter of 2000 at which time we anticipate generating revenue.

      COMPARISON OF THE RESULTS OF OPERATIONS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997. Total revenues for all subsidiaries were $14,448,523 for the year ended December 31, 1998, as compared with $2,375,309 for the year ended December 31, 1997. This 508% increase is primarily due to the revenues generated from the companies acquired during 1998. Global Air Charter, Inc. had revenues of $7,146,457 in 1998 which was the first complete year of operations since acquisition. Your Good Health, Inc. had revenues of $1,143,625 from October 16, 1998 to December 31, 1998. Pharmacy Care Specialists, Inc. had $2,565,887 from April 1, 1998 to December 31, 1998. Ivanhoe had revenues of $824,198 from April 1, 1998 to December 31, 1998. Valley Pain had revenues of $993,944 from September 1, 1998 to December 31, 1998.

      Cost of services, which include salaries and benefits and other expenses directly associated with the Company's services, increased 347% to $6,915,503 in 1998, as compared with $1,545,710 in 1997. The increase is due to the cost of services relating to the acquisitions of the companies during 1998 and Global which was acquired on December 31, 1997. There was increased cost of services from Heart Labs due to increased operating costs and fixed costs and lower revenue.

      General administrative expenses increased 502% to $8,425,420 in 1998, from $1,400,102 in 1997. This increase was due primarily to the acquisitions made during 1998 and Global.

      Depreciation and amortization increased 528% to $1,458,595 in 1998, from $232,235 in 1997, primarily as a result of the acquired companies.

      Interest expense increased 1,173% to $1,120,106 in 1998 from $87,992 in 1997 primarily due to the increase in long-term debt on the airplanes and other debt associated with the acquired companies in 1998.

      On July 31, 1998, we issued $3,000,000 of 6% convertible A debentures, calling for semi-annual interest with a maturity date of July 29, 2001. The holders of the 6% convertible A debentures received options to purchase 300,000 shares of our common stock at an exercise price of $2.50. The underwriter received options to purchase 60,000 shares of the Company's common stock at an exercise price of $2.00. The convertible A debentures were issued through J.W. Genesis Financial Services Capital Markets and were issued to accredited investors. The total offering price was $3,000,000 and the underwriter's commission was $180,000.

      The debentures are convertible into our common stock based on the lower of $2.00 per share or 82.5% of the twenty-two (22) day average closing bid price of our common stock just prior to conversion with a minimum conversion price of $1.00.

      The estimated fair market value of the beneficial conversion feature of these debentures amounted to $1,109,163. In accordance with EITF D-60, this amount has been amortized as additional interest expense over a five-month period ending December 31, 1998. The estimated fair market value of the debenture conversion feature was calculated as the difference between the fair market value of our common stock at the date of commitment and the conversion price multiplied by the number of shares to be issued upon conversion.

      Equity in net income (loss) of investee increased to a profit of $80,685 in 1998 as compared with a loss of $373,458 in 1997 due to the profitability of Westmark Group Holdings, Inc.

      Merger costs of $117,748 in 1998 resulted from the termination of the merger with Physician Health Corporation.

      The loss on sale of subsidiary of $29,026 in 1998 was the result of the sale of Care America, Inc. The loss from discontinued operations of $1,441,799 and loss from disposal of discontinued operations of $1,510,308 resulted from the sale of Care America, Inc., PRN of North Carolina, Inc., and Florida Physicians Internet Inc. during 1998.

      The gain from retirement of debt in 1998 was a result of the settlement of a note payable for less than carrying amount.

      Interest income increased to $282,803 in 1998 from $182,757 in 1997 due to interest earned on mortgage and notes receivable, and cash equivalents.

      Total revenues from operations for 1998 existing in 1997 were $1,017,554, as compared with $2,375,309 for the same operations in 1997. Cost and expenses for these operations were $1,683,171 in 1998, as compared with $1,727,503 in 1997.

      COMPARISON OF THE RESULTS OF OPERATIONS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996. Revenues from the mobile cardiac catheterization subsidiary for the year ended December 31, 1997 were $2,375,310 compared to $1,276,904 for the year ended December 31, 1996. This increase is due to our increased utilization through additional contracts with hospitals, and the sale of a mobile lab. In 1997, we had six contracts with hospitals compared to four for 1996.

      Cost of services, which includes medical supplies, technical and sales personnel salaries and benefits, and other expenses directly associated with our services, increased 130% to $1,545,710 compared to $669,484 in 1996. Heart Labs had an increase in cost of services due to increased operating costs and an increase in cost of personnel.

      General and administrative expenses decreased 54.6% from $3,084,025 to $1,400,102. The decrease was due to our implementing a cost reduction program.

      Depreciation and amortization decreased 34% to $232,235 from $353,785 in 1996. This decrease is due to one of the Company's mobile lab leases being renewed in July 1997 and recorded as an operating lease versus a capitalized lease, as in previous years.

      Interest expense decreased 37% to $87,992 in 1997 from $140,674 in 1996. This decrease is due to one of the Company's mobile lab leases being renewed in July 1997 and recorded as an operating lease versus a capitalized lease, as in previous years.

      As a result of the foregoing factors, we had net loss of $1,526,152 in 1997 compared to $8,540,864 in 1996 and a working capital deficiency of $1,016,557 for 1997 compared to a working capital deficiency of $1,458,966 for 1996.

      LIQUIDITY AND CAPITAL RESOURCES. In 1998 and 1997, we financed operating activities through a combination of cash flow from operations, private placements, and proceeds from litigation settlements. Cash used in operating activities was $3,862,280 in 1998 as compared with cash provided by operating activities of $362,339 in 1997. Cash used in investing activities was $1,120,748 in 1998 as compared with cash used in investing activities of $297,231 in 1997.

      At December 31, 1998, we had a working capital deficiency of $2,496,464 as compared with a working capital deficiency of $1,016,557 in 1997. Current portion of long-term maturities aggregating $465,804 represents payments due on the outstanding airplane debt. We are in the process of refinancing the long-term debt on our airplanes.

      In April of 1999, pursuant to a private placement, we completed the sale of $2,000,000 of 12% convertible debentures plus 2,000,000 three-year detachable warrants. The debentures were sold in increments of $10,000 amounts and up. The debentures are convertible at any time into common stock at $.50 per share, which was the approximate value of our common stock at the time the transaction was priced. The warrants are exercisable immediately by the warrant holder at $.50 per share.

      On November 30, 1999, we closed our offering of $100,000 Units with Connecticut Capital Markets, LLC, as placement agent. We raised 7,500,000 from the sale of the Units. Each Unit consisted of a three year 10% convertible debenture in the principal amount of $100,000 and a five year warrant to purchase 50,000 shares of common stock. The placement agent received 15,000 warrants for each Unit sold. We are required to make our first interest payment on September 30, 2000 and semi-annually thereafter at a rate of 10 percent with the debentures maturing on September 30, 2002. We may pay interest in shares of our common stock. The number of shares paid is determined by dividing the interest payment by the average closing bid price of our stock on the twenty days prior to the interest accrual date. The debentures and any accrued interest may be initially convertible into our common stock at 80 percent of the closing bid price of our stock on the date we received the investors' subscription funds but in no event less than $1.00. If our common stock is listed on a national market and is trading at two times the then applicable conversion price for the 22 consecutive trading days during the 30 day period prior to conversion, then we have the right to convert all or any portion of the debentures with any accrued interest into shares of our common stock at the applicable conversion price. We may also redeem the debentures with any accrued interest after providing 30 days notice to the debenture holders. If the average bid price of our common stock during any 22 consecutive trading days during the 30 day period prior to the redemption is less than two times the applicable conversion price, then as a protective incentive, the holders of the debenture will be entitled for a period of six months after such redemption to purchase additional nonregistered shares of our common stock at the conversion price in effect on the redemption date. The debentures are not be subordinated to any other of our debt obligations except secured debt obligations, existing and replacement revolving debt and non-convertible loans from lending institutions with over $500,000,000 in assets. We will be considered in default of our obligations under the debentures if we file for bankruptcy protection under the federal bankruptcy laws, enter into an agreement to sell all, or substantially all of our assets, default under the terms of the placement agency agreement, fail to use our reasonable best efforts to register with the Commission our shares of common stock issuable upon the exercise or conversion of the debentures or warrants by February 28, 2000 (or fail to register such shares for any reason by November 30, 2000), fail to pay interest due on the debentures for 30 days or commits any other material default. If an event of default occurs, among other things, the interest rate on the debentures will increase to 14% until such default is cured. If we implement a reverse stock split of 1:5, or multiple splits which aggregate more than 1:5, prior to the conversion of any of the debentures then the owners of the debentures and warrants shall be protected so that any debenture or warrant that are outstanding as of the effective date of the reverse stock split will be no greater than 1:5. If we issue common stock, or securities convertible into our common stock (other than pursuant to this registration statement, obligations existing on July 1, 1999, acquisitions or mergers, and options to officers or directors), at a lower price than the conversion price then in effect, the debenture and warrant owners are protected by way of a price reset mechanism so that they may convert their debentures and exercise their warrants at the lower price. A holder of a debenture may not engage in short sales of our common stock. As compensation for its services under this best efforts agreement, the placement agent will received a sales commission of 8% of the aggregate purchase price of all Units sold by the placement agent and in addition, received a fee for its administrative and due diligence services provided in connection with the offering equal to 3% of the purchase price paid for all the Units sold. The discount relative to the beneficial conversion feature of the debentures and warrants will be charged to interest expense in the Company's income statement as additional cost of the financing. This interest expense is deductible for income tax purposes.

      We intend to continue to raise working capital from equity based private placement, long-term debt and warrants and believe we will refinance our long-term debt. We believe that, if our working capital is insufficient to fund our operations, we will have to explore additional sources of financing as discussed above. No assurances, however, can be given that future financing will be available or, if available, could be obtained at terms satisfactory to us.

      TAX LOSS CARRY-FORWARDS

      At December 31, 1998, we had operating loss carry-forwards for US income tax purposes of approximately $14,990,500 available to reduce future taxable income, which expire 2018.

                       MEDICAL INDUSTRIES OF AMERICA, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA
                      (in thousands, except per-share data)

      The following table sets forth our selected consolidated financial data. The selected consolidated financial data for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 is derived from our audited consolidated financial statements. The selected consolidated financial data for the nine months ended September 30, 1998 and 1999 is derived from our unaudited financial statements. This information should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the Notes thereto included elsewhere in the Proxy.

                                         YEAR ENDED  YEAR ENDED  YEAR ENDED  YEAR ENDED  YEAR ENDED     NINE MONTHS
                                          DECEMBER    DECEMBER    DECEMBER    DECEMBER    DECEMBER         ENDED
                                          31, 1994    31, 1995    31, 1996    31, 1997    31, 1998      SEPTEMBER 30,
                                          --------    --------    --------    --------    --------   ------------------
                                                                                                       1998      1999
                                                                                                     --------  --------
Statements of Operations Data:
Income:
   Revenue from operations ...............   1,722       1,251       1,312       2,558      14,731     11,025    27,521
   Equity in net income of Investee ......    --          --          --          --            81        136        90
   Gain on Investment in Equity ..........    --          --          --          --          --         --          77
   Gain on sale of subsidiary ............    --          --          --          --          --         --       1,256
                                          --------    --------    --------    --------    --------   --------  --------
   Total income                              1,722       1,251       1,312       2,558      14,812     11,161    28,944
                                          --------    --------    --------    --------    --------   --------  --------
Operating expenses:
   Cost of services ......................     753         562         669       1,546       6,916      5,358    15,498
   General and administrative ............     976       2,865       3,084       1,400       8,425      3,435     7,957
   Depreciation and amortization .........     537         576         354         232       1,459        951     2,081
   Interest expense, net .................      83         114         141          88       1,120        642     1,665
   Interest - beneficial conversion feature   --          --          --          --         1,109       --         884
   Equity in (net loss of) investee ......    --            62         666         373        --         --        --
   Other .................................    --             1          18        --           382       --        --
                                          --------    --------    --------    --------    --------   --------  --------
   Total operating expenses                  2,349       4,180       4,932       3,639      19,411     10,386    28,085
                                          ========    ========    ========    ========    ========   ========  ========
Income (loss) from continuing
  operations..............................    (627)     (2,929)     (3,620)     (1,081)     (4,599)       776       858
Merger Costs .............................    --          --          --          --          --          118      --
Loss from discontinued operations ........  (2,994)     (4,011)     (1,624)       (445)     (1,442)    (1,599)     --
Loss from disposal of discontinued
  operations .............................    --        (1,905)     (3,296)       --        (1,510)      (678)     --
                                          --------    --------    --------    --------    --------   --------  --------
Income (loss) before extraordinary
  items and income taxes .................  (3,621)     (8,845)     (8,540)     (1,526)     (7,551)    (1,619)      858

Extraordinary item - gain from
  retirement of debt .....................    --          --          --          --           170       --        --
                                          --------    --------    --------    --------    --------   --------  --------
Income (loss) before income taxes ........  (3,621)     (8,845)     (8,540)     (1,526)     (7,381)    (1,619)     --
Income tax expense (benefit) .............      59        --          --          --          --         --        --
                                          --------    --------    --------    --------    --------   --------  --------

Net income (loss) ........................$ (3,562)   $ (8,845)   $ (8,540)   $ (1,526)   $ (7,381)  $ (1,619) $    858
                                          --------    --------    --------    --------    --------   --------  --------
Net income (loss) per share ..............$ (33.40)   $ (41,75)   $ (10.33)   $   (.28)   $   (.39)  $   (.09) $    .03
                                          --------    --------    --------    --------    --------   --------  --------
Weighted average shares outstanding ......     107         212         826       5,476      18,874     18,399    26,058
                                          ========    ========    ========    ========    ========   ========  ========

                                                                        DECEMBER 31,                               SEPTEMBER 30,
                                              ------------------------------------------------------------     --------------------
                                                1994         1995         1996         1997         1998         1998        1999
                                              --------     --------     --------     --------     --------     --------    --------
BALANCE SHEET DATA:
Working capital deficit...................    $ (1,180)    $ (3,076)    $ (1,456)    $ (1,017)    $ (2,496)       2,568      (5,987)
Total assets .............................       3,672        6,337        5,744       22,278       28,333       28,431      55,112
Long-term debt ...........................         105          350          147        4,468        9,552       11,011      13,992
Total Stockholders' equity ...............       1,437        1,668        1,634       12,771       10,497       12,545      26,646

YEAR 2000 COMPLIANCE

      Many existing computer programs use only two digits to identify a year in the date field, with the result that data referring to the Year 2000 and subsequent years may be misinterpreted by these programs. If present in the computer applications of a company or third parties (such as customers, financial institutions, and suppliers) and not corrected, this problem may cause computer applications to fail or to create erroneous results and could cause a disruption in operations and have an adverse effect on a company's business and results of operations.

We have adopted a formal plan to evaluate our readiness for the Year 2000 and to address any deficiencies. The plan encompasses:

       -    information technology (IT) systems,

       -    non-IT systems,

       -    our products, and

       -    systems of third parties, including distributors and key suppliers.

      NON-IT SYSTEMS. By the end of October 1999, we expect to have completed an evaluation of telephone systems, product manufacturing systems, facility heating and cooling systems, and other non-IT systems for Year 2000 readiness and will promptly take remedial action as necessary.

      OUR PRODUCTS. We have completed a series of tests, utilizing industry standards, of the electronics systems of our products. Our review has determined that the products should continue to operate according to specifications after December 31, 1999.

      KEY VENDORS AND SUPPLIERS. We will initiate a survey of our key vendors and suppliers to assess their plans for bringing any non-compliant systems into Year 2000 compliance. This study is expected to be completed by the end of October 1999.

      Substantially all of the effort to evaluate our Year 2000 readiness has been made using internal personnel. As a result, we have not incurred any material expenses in connection with our evaluation of non-IT systems and do not expect material expense in the future, although the evaluation of non-IT systems is not yet complete. We have not incurred any material expenses to date in connection with the evaluation of our products and the status of our vendors and suppliers with respect to Year 2000 issues. We do not anticipate material expenses in the future, although the evaluation of key vendors' and suppliers' Year 2000 readiness is not yet complete.

      Our Year 2000 readiness plan, as well as our consideration of contingency plans, is ongoing and will continue to evolve as new information becomes available. At the present time, we believe that it is difficult to identify the cause of the most reasonably likely worst case Year 2000 scenario. We have not yet adopted any formal contingency plans and will determine the need for such plans as part of our ongoing assessment of vendors and suppliers, products, and internal business systems. Due to the complexity and pervasiveness of the Year 2000 issue, and in particular the uncertainty regarding the Year 2000 compliance programs of third parties, no assurances can be given that the Year 2000 problem will not have material adverse effects on our business or our results from operations.

                                  MANAGEMENT

IDENTIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

Our current directors and executive officers, their ages, positions held with us and duration as such, are as follows:

NAME                          AGE               POSITION WITH COMPANY
----                          ---               ---------------------
Michael F. Morrell            57                Chairman of the Board, Chief
                                                Executive Officer, and Director

Paul C. Pershes               56                President and Director

Linda Moore                   46                Senior Vice President and
                                                Secretary

Arthur Kobrin                 38                Senior Vice President and
                                                Chief Accounting Officer

John Haines                   52                Director and Senior Vice
                                                President

Theodore J. Orlando           59                Director

Glen Barber                   49                Director

Terry Lazar                   56                Director

Dana Pusateri                 46                Director

Louis R. Capece, Jr.          51                Director

      Michael F. Morrell, Chairman of the Board and Chief Executive Officer. Mr. Morrell has served as our Chairman and CEO since August 1996. From November 1995 to August 1996 he was an independent consultant in the field of corporate finance. From March 1994 to November 1995 Mr. Morrell served as President and a director of Westmark Group Holdings, Inc. From March 1984 through March 1994 he founded and served as President of Nexus Leasing Corp. and Nexus Realty. From 1966 to 1984 Mr. Morrell served in executive management positions with Reliance Group Holdings (NYSE), a multi-billion dollar provider of insurance, leasing and other services.

      Paul C. Pershes, President and Director. Mr. Pershes has served as one of our directors since August 1996 and as our President since May 1997. Prior to joining us, Mr. Pershes was a founding shareholder of a local accounting firm and prior thereto was a senior partner of the international accounting firm Laventhol and Horvath for 18 years, with extensive experience in healthcare. Between 1990 and 1992, Mr. Pershes served as President of Temco Service Industries, Inc., a public international facilities management company.

      Linda Moore, Senior Vice President and Secretary. Ms. Moore, the wife of Mr. Morrell, has served as our Senior Vice President and Secretary since January 1996. From March 1994 through December 1995, she served as Senior Vice President and Secretary of Westmark Group Holdings, Inc. From 1986 to 1994 she was an executive officer of Moore Financial Services, Inc., a financial public relations firm she founded in 1986.

      Arthur Kobrin, Senior Vice President and Chief Accounting Officer. Mr. Kobrin joined our Company in June 1997 as Senior Vice President of Financial Operations and Chief Accounting Officer. Prior to joining us, Mr. Kobrin, a

Certified Public Accountant, from August 1987 to June 1997, was employed by Weinberg, Pershes & Company, P.A. From June 1983 to August 1987 he was employed by Dorfman, Abram & Music, P.A.

      John E. Haines, Senior Vice President and Director. Mr. Haines serves as Senior Vice President in charge of our technology markets, divisions and subsidiaries as of September 1, 1999. Mr. Haines has been a Director since August 26, 1999. He has served as Chairman, Chief Executive Officer and
President of Cybercare since its inception in October 1997. Mr. Haines founded C-Med Corporation, a telemedicine technology company in Atlanta, Georgia, in January 1994, and served as its Chief Executive Officer from its inception until March 1995, when he became Chief Executive Officer of Video Lan Technologies, Inc. Mr. Haines remained Chief Executive Officer of Video
Lan Technologies, Inc. until December 1995, when he left to form another telemedicine technology firm known as the Willow Group. The Willow Group was formally incorporated in October 1997 as Cybercare, Inc.

      Theodore J. Orlando, Director. Mr. Orlando has served as one of our outside directors since March 1997. In 1994, Mr. Orlando founded and is currently President of Barkus Capital Resources, Ltd., a real estate and securities investment company. From 1984 to 1994 he founded and served as Chairman and Chief Executive Officer of TJ Systems Corporation, a computer leasing company.

      Glen Barber, Director. Mr. Barber has served as one of our outside directors since April 1997. In 1988, Mr. Barber founded, and is currently President of, New Age Communications, Inc., a master distributor of operator services. Since 1993, he has served as President and Director of the Museum of Art in Tallahassee, Florida.

      Terry Lazar, Director. Mr. Lazar has served as one of our outside directors since April 1997. In 1977, Mr. Lazar founded, and is currently senior partner of, Lazar, DeThomasis, Sanders and Company, LLP, a full-service accounting firm specializing in healthcare and other industries. He also is a partner and Director of Finance of the Ambulatory Surgery Center and Vice President of Empress Travel.

      Dana Pusateri, Director. Mr. Pusateri has served as one of our directors since January 1999. He founded IntegraCare, Inc. in 1988 and served as its Chairman, Chief Executive Officer and President. IntegraCare contracted with skilled nursing facilities, hospitals and home health agencies to provide physical, occupational and speech therapy services and owned outpatient clinics. In October of 1993, IntegraCare completed its initial public offering and placed it on the NASDAQ/NMS exchange. In August 1995, IntegraCare completed a merger with Integrated Health Services, Inc., a Baltimore-based New York Stock Exchange company. In December 1995, Mr. Pusateri left to pursue other consulting opportunities. In May of 1997, Mr. Pusateri co-founded Your Good Health Network, Inc., a wholly owned subsidiary of our Company, and currently serves as its Chief Executive Officer.

      Louis "Rusty" Capece, Jr., Director. Mr. Capece has served as President of Air Response, Inc., a wholly owned subsidiary of our Company, since its inception in 1986. From 1982 to 1997, he was President of Response Medical, a ground ambulance company, which serviced a large portion of upstate New York with emergency ambulance and invalid coach service. Mr. Capece has also owned and operated several funeral homes and apartment complexes in upstate New York.

      Our officers are appointed annually by the Board of Directors and serve at the discretion of the Board. The Company's directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified.

GENERAL CONFLICTS OF INTEREST

      Conflicts of interest now exist and will continue to exist between us and certain of our officers and directors due to the fact that certain officers and directors have other employment or business interests to which they devote attention. We have not established policies or procedures for the resolution of current or potential conflicts of interest between us and our management or management-affiliated entities. There can be no assurance that members of management will resolve all conflicts of interest in our favor.

INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

      As permitted by Florida law, our Articles of Incorporation provide that we will indemnify our officers, directors, employees and agents. This includes indemnification against attorneys' fees and other expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them arising out of their association with or activities on behalf of us. However, they will not be indemnified if they are adjudged to have acted with gross negligence or to have engaged in willful misconduct. We may also bear the expenses of such litigation for any such persons upon their promise to repay such sums if it is ultimately determined that they are not entitled to indemnification. Such expenditures could be substantial and may not be recouped, even if we are so entitled. We have provided for indemnification for liabilities arising under the Securities Act of 1933, as amended, as they may be permitted to directors, officers or persons controlling us. The Securities and Exchange Commission has informed us that such indemnification is against public policy and may be unenforceable.

EXCLUSION OF DIRECTOR LIABILITY

      In accordance with Florida law, our Articles of Incorporation exclude personal liability on the part of our directors to us for monetary damages based upon any violation of their fiduciary duties as directors, except as to:

       -    liability for any breach of the duty of loyalty,

       - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

       - acts in violation of Sections 607.0831 and 607.0834 of the Florida Business Corporation Act, or

       - any transaction from which a director receives an improper personal benefit.

      This exclusion of liability does not limit any right which a director may have to be indemnified and does not affect any director's liability under federal or applicable state securities laws.

EXECUTIVE COMPENSATION

      The following table includes information with respect to each person who served in the capacity of chief executive officer during 1997 and l998, and our other officers whose total annual salary and bonus for the fiscal year ended December 31, 1998 exceeded $100,000. These named executive officers receive other personal benefits in amounts less than 10% of their total annual salary and bonus.

      SUMMARY OF COMPENSATION TABLE.

                                              ANNUAL COMPENSATION
                                     --------------------------------------
         NAME & PRINCIPAL                                                      OTHER ANNUAL                            LTIP
             POSITION                  YEAR       SALARY ($)    BONUS ($)      COMPENSATION          OPTIONS        PAYOUTS ($)
----------------------------------- ----------- ------------- ------------- -------------------- --------------- ----------------
Micheal F. Morrell (1).............    1998         $160,000                                          600,000
                                       1997         $173,461                                        1,500,000

Paul C. Pershes (2)................    1998         $153,462                                          500,000
                                       1997         $104,808                                        1,437,000

E. Nicholas Davis (3)..............    1998         $111,631                                          200,000

A. Razzak Tai (4)..................    1997         $348,354                                           50,000

(1) Chief Executive Officer from August 1996 to present.
(2) President from April 1997 to present.
(3) Senior Vice President of Legal Affairs from June 1998 through September 30, 1999. Resigned effective October 1, 1999.
(4) Director and Director of Medicine of Florida Physicians Internet, Inc. and CyberCare from June 1997 and January 1997, respectively. President of Florida Physicians Internet, Inc. from January 1997. Resigned all offices in September 1998.

EMPLOYMENT AGREEMENTS.

      In January 1997, we signed an employment agreement with Michael Morrell. The term of the agreement is for four years and provides for annual salary of $150,000, the granting of 1,175,000 stock options at $.50 per share which have vested (1,000,000 of which were exercised in February 1998) and the payment of normal business expenses. On November 1, 1997, the Board of Directors approved an increase in salary to $200,000 per year and granted 300,000 stock options at $1.25 a share. In February 1998, 600,000 stock options were granted at $1.25 a share. The agreement was extended for one additional year. On September 7, 1999, the Board of Directors granted 1,000,000 options at $1.00 per share. Effective October 1, 1999, the Board of Directors approved an increase in salary to $250,000 per year.

      In January 1997, we signed an employment agreement with Paul C. Pershes. The term of the agreement is for four years and provides for annual salary of $150,000, the granting of 1,175,000 stock options at $.50 per share which have vested (1,000,000 of which were received in February 1998) and the payment of normal business expenses. On November 1, 1997, the Board of Directors approved an increase in salary to $175,000 per year and granted 250,000 stock options at $1.25 a share. In February 1998, 500,000 stock options were granted at $1.25 a share. The agreement was extended for one additional year. On September 7, 1999, Mr. Pershes was granted 400,000 stock options at $1.00 per share. Effective October 1, 1999, the annual salary was increased to $200,000.

      On June 16, 1997, we signed an employment agreement with Arthur Kobrin. The term of the agreement is for four years and provides for annual salary of $78,000, the granting of 100,000 stock options at $1.48 a share to be vested over a three-year period, and the payment of normal business expenses. Effective February 8, 1998 the annual salary was increased to $100,000 and he received 150,000 stock options at $1.25 a share (75,000 options were exercised in February 1998). On September 7, 1999, Mr. Kobrin was granted 100,000 stock options at $1.00 per share. Effective October 1, 1999, the annual salary was increased to $125,000.

      On November 6, 1996, we signed an employment agreement with Linda Moore. The term of the agreement is for five years and provides for annual salary of $80,000, the granting of 100,000 stock options at $.50 per share to be vested immediately (these options were exercised in February 1998), and the payment of normal business expenses. Effective February 8, 1998 the annual salary was increased to $100,000 and she received 150,000 stock options at $1.25 a share (25,000 options were exercised in February 1998). On September 7, 1999, Ms. Moore was granted 350,000 stock options at $1.00 per share. Effective October 1, 1999, the annual salary was increased to $150,000.

      Effective October 15, 1998, our subsidiary, Your Good Health Network, Inc., signed an employment agreement with Dana Pusateri who is also one of our directors. The term of the agreement is for four years and provides for annual salary of $120,000, and the granting of 100,000 of our stock options at $.75 per share vested over four years. On September 7, 1999, Mr. Pusateri was granted 500,000 stock options at $1.00 per share. Effective October 1, 1999, the annual salary was increased to $175,000.

      Effective in July 1999, Mr. Haines entered into an employment agreement with us as Senior Vice President in charge of our technology markets, divisions and subsidiaries and effective September 1, 1999 as president of our subsidiary, Cybercare, Inc. The term of the employment agreement is three years. Mr. Haines base salary is $175,000 per annum. Mr. Haines is also entitled to receive incentive compensation as determined by the Board of Directors and options to purchase 200,000 shares of our common stock at an exercise price of $1.75 per share which vests ratably over the term of the employment agreement. The employment agreement also includes a covenant not to compete during the term of the agreement and for a two-year period thereafter in the United States. On September 7, 1999, Mr. Haines was granted 100,000 stock options at $1.00 per share.

       The compensation of our officers and directors is reflected in Form 10KSB and Form 10QSB. Officers' and directors' compensation and options to acquire our stock are subject to increase at the discretion of the compensation committee and the Chief Executive Officer.

      The following tables show, as to the named executive officers, certain information concerning stock options:

OPTION GRANTS DURING 1998 AND AGGREGATED FISCAL YEAR-END OPTION VALUE.

                         NUMBER OF            PERCENT OF TOTAL
                         SECURITIES          OPTIONS GRANTED TO       EXCERCISE OR
                         UNDERLYING              EMPLOYEES                BASE            EXPIRATION
NAME                      OPTIONS              IN FISCAL YEAR         PRICE ($/SH)           DATE
----                     ----------          ------------------       ------------        ----------
Michael F. Morrell          600,000                        27.3               1.25           2/10/08

Paul C. Pershes             500,000                        22.7               1.25           2/10/08

E. Nicholas Davis III       200,000                         9.1               1.25           2/10/08

With respect to the options granted to Messrs. Morrell and Pershes as described immediately above:

(1) Vesting date was revised on 10/24/97 from a three-year vest to immediate.
(2) Price is at market value at vesting date.
(3) Does not include options to purchase 600,000 shares of the Company's common stock granted on 2/10/98 at an exercise price of $1.25 per share.
(4) Does not include options to purchase 500,000 shares of the Company's common stock granted on 2/10/98 at an exercise price of $1.25 per share.
(5) Does not include options to purchase 50,000 shares of the Company's common stock granted on 2/10/98 at an exercise price of $1.25 per share.

AGGREGATED OPTIONS EXERCISED IN 1998 AND 1998 OPTION VALUES

                                                                  NUMBER OF SECURITIES
                                                                 UNDERLYING UNEXERCISED            VALUE OF UNEXERCISED IN THE
                                                                   OPTIONS AT 12/31/98              MONEY OPTIONS AT 12/31/98
                                                              -----------------------------      -------------------------------
                              SHARES ACQUIRED
                                                VALUE         -----------------------------
NAME                            ON EXERCISE    REALIZED       EXCERCISABLE    UNEXERCISABLE      EXERCISABLE       UNEXERCISABLE
----                            -----------    --------       ------------    -------------      -----------       -------------
Michael Morrell                   1,000,000           0            925,000          200,000           32,000           -0-

Paul  C. Pershes                  1,000,000           0            783,333                            32,000           -0-

E. Nicholas Davis III                     0           0                -0-          200,000              -0-           -0-

DIRECTOR COMPENSATION FOR LAST FISCAL YEAR

                                             CASH COMPENSATION                                   SECURITY GRANTS
                              -----------------------------------------------           ------------------------------------
                                                                   CONSULTING                                NUMBER OF
                              ANNUAL RETAINER        MEETING       FEE/OTHER            NUMBER OF      SECURITIES UNDERLYING
NAME                                FEE($)            FEE($)         FEE($)             SHARES (#)         OPTION SHARES
----                          ----------------       ---------     ----------           ----------     ---------------------
Terry Lazar                           -              2,000 (1)         -                   50,000              50,000

Glen Barber                           -              1,000 (1)         -                   50,000              50,000

Theodore J. Orlando                   -              2,000 (1)         -                   50,000              50,000

(1) The Directors had fourteen meetings during 1998, of which twelve were telephonic meetings. The Directors receive $1,000 for each meeting they attend, up to a maximum of $5,000. The Directors are also awarded stock options for other meetings and work performed.

COMPENSATION OF DIRECTORS

      No direct or indirect remuneration has been paid or is payable by us to the directors in their capacity as directors other than the granting of stock options and $1,000 for each meeting attended in person. We expect that, during the next twelve months, we will not pay any direct or indirect remuneration to any directors of ours in their capacity as directors other than in the form of stock option grants or the reimbursement of expenses of attending directors' or committee meetings.

                            PRINCIPAL SHAREHOLDERS

      The following table and notes thereto set forth, as of November 30, 1999, certain information regarding beneficial ownership of our common stock by (1) each person known by us to beneficially own more than 5% of our common stock,
(2) each of our directors and director nominees, (3) each named executive officer, and (4) all directors and officers of ours as a group.

                                               SHARES OF        PERCENTAGE
NAME                                         COMMON STOCK        OF CLASS
----                                         ------------       ----------
Michael F. Morrell (1)(2) .................    3,071,145            5.4%

Paul C. Pershes (1)(3) ....................    1,775,533            3.1%

Linda Moore (1)(4) ........................      383,145            *

Arthur Kobrin (1)(5) ......................      307,200            *

John Haines (6) ...........................    2,150,666            3.8%

Theodore J. Orlando (1)(7) ................      250,834            *

Terry Lazar (1)(8) ........................      340,834            *

Glen Barber (1)(9) ........................      220,834            *

Dana Pusateri (1)(10) .....................      961,333            1.7%

Louis R. Capece, Jr. (11) .................    3,143,334            5.6%

All Directors and Officers as a
group (10 persons) ........................   12,604,858           22.3%

*less than 1%

A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from November 30, 1999 upon the exercise of options, and that person's options are assumed to have been exercised in determining such person's percentage ownership.

(1) The business address of each of the beneficial owners is: 1903 S. Congress Ave., Suite 400, Boynton Beach, Florida 33426.

(2) Includes 1,925,000 shares of common stock that are issuable upon exercise of vested options. Does not include 200,000 unvested options, and 77,500 shares of common stock that are issuable upon exercise of warrants. On February 11, 1998 Mr. Morrell exercised options to acquire 1,000,000 shares of common stock at a collective exercise price of $500,000, issuing us a promissory note in payment for the shares, which note contained the following terms: (1) repayment of principal with interest at the prime lending rate, (2) pledge of the shares as collateral security for repayment of the loan, and (3) repayment of the principal and interest upon the earlier to occur of the sale of the shares or February 11, 2002.

(3) Includes 683,333 shares of common stock that are issuable upon exercise of vested options. Does not include 366,667 unvested options, and 40,000 shares of common stock that are issuable upon exercise of warrants. On February 11, 1998 Mr. Pershes exercised options to acquire 1,000,000 shares of common stock at a collective exercise price of $500,000, issuing us a promissory note in payment for the shares, which note contained the following terms: (1) repayment of principal with interest at the prime lending rate, (2) pledge of the shares as collateral security for repayment of the loan, and (3) repayment of the principal and interest upon the earlier to occur of the sale of the shares or February 11, 2002.

(4) Includes 277,000 shares of common stock that are issuable upon exercise of vested options. Does not include 200,000 unvested options, and 12,500 shares of common stock that are issuable upon exercise of warrants.

(5) Includes 200,000 shares of common stock that are issuable upon exercise of vested options. Does not include 75,000 unvested options, and 10,000 shares of common stock that are issuable upon exercise of warrants.

(6) Includes 50,000 shares of common stock that are issuable upon exercise of vested options. Does not include 50,000 unvested options.

(7) Includes 220,834 shares of common stock that are issuable upon exercise of vested options. Does not include 129,166 unvested options.

(8) Includes 220,834 shares of common stock that are issuable upon exercise of vested options. Does not include 129,166 unvested options and 60,000 shares of common stock that are issuable upon exercise of warrants.

(9) Includes 220,834 shares of common stock that are issuable upon exercise of vested options. Does not include 129,166 unvested options.

(10) Includes 275,000 shares of common stock that are issuable upon exercise of vested options. Does not include 325,000 unvested options.

(11) Includes 50,000 shares of common stock that are issuable upon exercise of vested options. Does not include 50,000 shares of common stock that are issuable upon exercise of unvested options.

                             CERTAIN TRANSACTIONS

      There were no transactions, or series of transactions, during fiscal 1997 or 1998, nor are there any currently proposed transactions, or series of transactions, to which we are a party, in which the amount exceeds $60,000, and in which to our knowledge any director, executive officer, nominee, five percent or greater shareholder, or any member of the immediate family of any of the foregoing persons, have or will have any direct or indirect material interest other than as described below.

                      TRADING MARKET AND RELATED MATTERS

      Our common stock is traded and is quoted on the Nasdaq SmallCap Market. Prices reported represent prices between dealers, do not include markups, markdowns or commissions, and do not necessarily represent actual transactions. The market for our shares has been sporadic and at times very limited.

      The following table sets forth the high and low reported sales prices per share of our common stock for the nine months ended September 30, 1999 and the fiscal years ended December 31, 1998 and 1997.

      The prices for our common stock are as reported on the Nasdaq SmallCap Market. We have never paid dividends on our capital stock.

                                                              PER SHARE OF
                                                              COMMON STOCK
                                                        ------------------------
DATE                                                      HIGH            LOW
----                                                    ---------      ---------
1997
First Quarter ....................................      $  4 3/16      $     1/4
Second Quarter ...................................         3 1/16        1 13/16
Third Quarter ....................................         2 9/32          1 5/8
Fourth Quarter ...................................        2 17/32          1 5/8

1998
First Quarter ....................................      $   2 1/8      $  1 1/4
Second Quarter ...................................         2 3/16          1 3/8
Third Quarter ....................................          1 7/8          13/32
Fourth Quarter ...................................              1           9/32

1999
First Quarter ....................................      $ 1 11/16      $     5/8
Second Quarter ...................................          2 3/8          11/16
Third Quarter ....................................          2 7/8            3/4

                          DESCRIPTION OF SECURITIES

GENERAL

      Our authorized capital stock consists of 200,000,000 shares of common stock, $.0025 par value, and 20,000,000 shares of Preferred Stock. As of November 30, 1999 there were approximately 40,000,000 shares of common stock issued and outstanding, and no shares of Preferred Stock are currently outstanding. The number of shares of common stock outstanding does not include shares of common stock that could be issued in connection with the potential acquisitions or upon conversation or exercise of stock options, debentures, and other derivative securities.

COMMON STOCK

      Each holder of common stock is entitled to one vote for each share owned of record on all matters voted upon by shareholders, and a majority vote is required for all actions to be taken by shareholders. In the event of our liquidation, dissolution or winding-up, the holders of the common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities. The common stock has no preemptive rights, no cumulative voting rights and no redemption, sinking fund or conversion provision. Holders of common stock are entitled to receive dividends if, as and when declared by our Board of Directors out of funds legally available therefor, subject to any dividend restrictions imposed by our creditors. No dividend or other distribution (including redemptions or repurchases of shares of capital stock) may be made if, after giving effect to such distribution, we would not be able to pay our debts as they become due in the normal course of business, or our total assets would be less than the minimum of our total liabilities. If we realize net profits in the future, our policy is likely to retain such earnings for the operation and expansion of our business.

PREFERRED STOCK

      Our Board of Directors is authorized (without any further action of the shareholders) to issue preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rates, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences. Satisfaction of any dividend preferences of outstanding preferred stock would reduce the amount of funds available for the payment of dividends, if any, on the common stock. Also, holders of the preferred stock would normally be entitled to receive a preference payment in the event of our liquidation, dissolution or winding-up before any payment is made to holders of common stock. In addition, under certain circumstances, the issuance of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities, or the removal of incumbent management. The Board of Directors, without shareholder approval, may issue preferred stock with dividend, liquidation, redemption, voting and conversion rights which could adversely affect the holders of common stock.

OPTIONS AND WARRANTS

      As of November 30, 1999, options and warrants to purchase collectively 16,615,000 shares of common stock were outstanding.

CONVERTIBLE DEBENTURES

      As of November 30, 1999, $6,650,000 principal amount of debentures convertible into 5,256,966 shares of common stock were outstanding.

                                LEGAL MATTERS

      Atlas Pearlman, 200 East Las Olas Boulevard, Suite 1900, Ft. Lauderdale, Florida 33301 will pass on the validity of the common stock offered by us.

                                   EXPERTS

      The financial statements included in this Prospectus and in the Registration Statement have been audited by Grant Thornton, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the Registration Statement, and are included herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                       Medical Industries of America, Inc.
                   Index to Consolidated Financial Statements

                                                                  PAGE
                                                                --------
Report of Independent Certified Public Accountants                 F-2

Consolidated Balance Sheet                                         F-3

Consolidated Statements of Operations                              F-5

Consolidated Statements of Shareholders' Equity                    F-6

Consolidated Statements of Cash Flows                              F-7

Notes to Consolidated Financial Statements                         F-11

                                 GRANT THORNTON
                                 GRANT THORNTON LLP ACCOUNTANTS  AND
                                                    MANAGEMENT CONSULTANTS

                                                    THE U.S. MEMBER FIRM OF
                                                    GRANT THORNTON INTERNATIONAL


                              REPORT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
Medical Industries of America, Inc.

We have audited the accompanying consolidated balance sheet of Medical Industries of America, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Medical Industries of America, Inc. and subsidiaries as of December 31, 1998 and 1997, and the consolidated results of their operations and their consolidated cash flows for the years then ended, in conformity with generally accepted accounting principles.


/s/ Grant Thornton

Fort Lauderdale, Florida
March 26, 1999

                          MEDICAL INDUSTRIES OF AMERICA, INC.
                              CONSOLIDATED BALANCE SHEETS
                                     DECEMBER 31,

                                        ASSETS

                                                              1998            1997
                                                         ------------    ------------
CURRENT ASSETS
  Cash and cash equivalents ..........................   $    698,574    $    957,446
  Accounts receivable - trade, net of allowance for
      contractual adjustments and doubtful accounts of
      $753,804 and $473,392, in 1998 and 1997,
      respectively ...................................      3,409,025       1,517,599
  Current maturities of mortgage and notes receivable          79,119         611,677
  Inventories of medical supplies ....................        125,525          53,071
  Medical equipment held for sale ....................         92,540            --
  Prepaid expenses and other current assets ..........        549,896         405,465
                                                         ------------    ------------
       Total current assets ..........................      4,954,679       3,545,258
                                                         ------------    ------------
PROPERTY AND EQUIPMENT
  Mobile cardiac catheterization laboratories and
    medical equipment ................................      1,709,153         517,003
  Aircraft and related equipment .....................      9,297,415       8,310,838
  Transportation equipment ...........................        126,587          76,172
  Building and building improvement ..................        258,642         432,156
  Furniture and office equipment .....................        734,324         415,039
                                                         ------------    ------------
                                                           12,126,121       9,751,208
  Less:  accumulated depreciation and amortization ...     (1,657,701)       (464,184)
                                                         ------------    ------------
       Net property and equipment ....................     10,468,420       9,287,024
                                                         ------------    ------------
OTHER ASSETS
  Investment in equity securities ....................      2,863,840       2,579,742
  Mortgage and notes receivable, less current
      maturities .....................................         97,580       1,820,377
  Goodwill, net of accumulated amortization $241,279
      and $75,362, respectively ......................      8,338,972       3,776,197
  Other assets .......................................      1,609,219       1,269,515
                                                         ------------    ------------
       Total other assets ............................     12,909,611       9,445,831
                                                         ------------    ------------
            TOTAL ASSETS .............................   $ 28,332,710    $ 22,278,113
                                                         ============    ============

               The Accompanying Notes Are An Integral Part of the
                       Consolidated Financial Statements

                       MEDICAL INDUSTRIES OF AMERICA, INC.
                           CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31,

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                1998            1997
                                                            ------------    ------------
CURRENT LIABILITIES
Line of credit ..........................................   $  1,789,827    $       --
Current maturities of notes payable and long-term debt ..      1,827,835       2,483,791
Current maturities of capital lease obligations .........        163,595          58,051
Current maturities of convertible subordinated debentures        125,000            --
Accounts payable ........................................      2,117,079         873,773
Accrued expenses ........................................      1,009,564       1,146,200
Net liabilities of discontinued operations ..............        418,243            --
                                                            ------------    ------------
        Total current liabilities .......................      7,451,143       4,561,815
Notes payable and long-term debt, less current
  maturities ............................................      6,184,737       4,248,037
Convertible subordinated debentures .....................      3,367,500         400,000
Capital lease obligations, less current maturities ......        681,335          12,781
Payable to officers .....................................        151,169         284,096
                                                            ------------    ------------
        Total liabilities ...............................     17,835,884       9,506,729
                                                            ------------    ------------
COMMITMENTS

SHAREHOLDERS' EQUITY
Preferred shares, authorized 20,000,000 shares:
  issued and outstanding:
Series B convertible shares, 27,250 and 200,000
  issued, $10 stated value ..............................        215,913       1,740,000
Preferred stock to be issued ............................           --           959,500
Common shares, .0025 par value, authorized 100,000,000:
  issued and outstanding 21,252,924 and 14,565,712
  shares, respectively ..................................         53,131          36,413
Additional paid-in capital ..............................     37,871,126      30,297,862
Net proceeds from settlement of litigations .............      1,675,050       1,675,050
Accumulated deficit .....................................    (29,318,394)    (21,937,441)
                                                            ------------    ------------
        Total shareholders' equity ......................     10,496,826      12,771,384
                                                            ------------    ------------
             TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .   $ 28,332,710    $ 22,278,113
                                                            ============    ============

               The Accompanying Notes Are An Integral Part of the
                       Consolidated Financial Statements

                       MEDICAL INDUSTRIES OF AMERICA, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        FOR THE YEARS ENDED DECEMBER 31,

                                                       1998            1997
                                                   ------------    ------------
REVENUE
  Revenue from operations ......................   $ 14,448,523    $  2,375,309
  Interest income ..............................        282,803         182,757
                                                   ------------    ------------
        Total revenue ..........................     14,731,326       2,558,066
                                                   ------------    ------------
COST AND EXPENSES
  Cost of services .............................      6,915,503       1,545,710
  General and administrative expenses ..........      8,425,420       1,400,102
  Depreciation and amortization ................      1,458,595         232,235
  Interest expense .............................      1,120,106          87,992
  Interest - beneficial conversion feature .....      1,109,163            --
  Equity in net (income) loss of investee ......        (80,685)        373,458
  Merger costs .................................        117,748            --
  Loss on sale of subsidiary ...................         29,026            --
  Loss on sale of building .....................        234,862            --
                                                   ------------    ------------
        Total cost and expenses ................     19,329,738       3,639,497
                                                   ------------    ------------
Loss from continuing operations ................     (4,598,412)     (1,081,431)
Loss from discontinued operations ..............     (1,441,799)       (444,721)

Loss from disposal of discontinued operations ..     (1,510,308)            -0-
                                                   ------------    ------------
Net loss before extraordinary items ............   $ (7,550,519)   $ (1,526,152)

Extraordinary item - gain from retirement
  of debt ......................................        169,566            --
                                                   ------------    ------------
Net loss .......................................   $ (7,380,953)   $ (1,526,152)
                                                   ============    ============
Loss per common share - Basic:
  Continuing operations ........................   $       (.24)   $       (.20)
  Discontinued operations ......................           (.16)           (.08)
  Extraordinary items ..........................            .01            --
                                                   ------------    ------------
  Net loss .....................................   $       (.39)   $       (.28)
                                                   ============    ============

               The Accompanying Notes Are An Integral Part of the
                       Consolidated Financial Statements

                   MEDICAL INDUSTRIES OF AMERICA, INC.
             CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                         PREFERRED STOCK                  COMMON STOCK
                                   ----------------------------    ----------------------------
                                       SHARES         AMOUNT          SHARES          AMOUNT
                                   ------------    ------------    ------------    ------------
Balance, January 1, 1997
      (as re-stated)                    425,221    $  5,390,480       1,126,188    $      2,815
 Conversion of preferred stock         (225,221)     (4,370,480)      7,065,530          17,664
 Shares issued for services                --              --           638,100           1,595
 Shares issued in settlement of
  lawsuit                                  --              --           560,336           1,400
 Sale of common stock                      --              --           412,000           1,030
 Shares issued from exercise of
  warrants                                 --              --           144,384             361
 Shares issued in exchange in
  subordinated debentures                  --              --           409,889           1,025
 Shares issued for businesses
  acquired                            1,289,000         959,500       4,209,285          10,523
 Adjustment for equity
  investment                              3,600         720,000            --              --
 Net proceeds from settlement
  of litigations                           --              --              --              --
 Net loss                                  --              --              --              --
                                   ------------    ------------    ------------    ------------
Balance, December 31, 1997            1,492,600    $  2,699,500      14,565,712    $     36,413

Common stock issued for
 business acquired                                                    5,871,208          14,678
Common shares returned                                                  (75,500)           (188)
Exercise of stock options                                             2,100,000           5,250
Notes receivable from officers                                       (2,100,000)         (5,250)
Interest - beneficial conversion
 feature
Settlement of lawsuits                                                  466,504           1,166
Reversal of acquisition
 agreements                          (1,289,000)       (959,500)        425,000           1,062
Adjustment for equity
 investment                              (5,659)        (56,587)
Return of preferred shares             (176,350)     (1,467,500)
Net loss                                   --              --              --              --
                                   ------------    ------------    ------------    ------------
Balance - December 31, 1998              21,591    $    215,913      21,252,924    $     53,131
                                   ============    ============    ============    ============
                                     ADDITIONAL                      ACCUMULATED
                                   PAID-IN CAPITAL       OTHER         DEFICIT           TOTAL
                                   ---------------    ------------   ------------    ------------
Balance, January 1, 1997
      (as re-stated)               $    16,652,243            --     $(20,411,289)   $  1,634,249
 Conversion of preferred stock           4,352,816            --             --              --
 Shares issued for services              1,215,076            --             --         1,216,671
 Shares issued in settlement of
  lawsuit                                  462,806            --             --           464,206
 Sale of common stock                      567,740            --             --           568,770
 Shares issued from exercise of
  warrants                                 216,217            --             --           216,578
 Shares issued in exchange in
  subordinated debentures                  490,060            --             --           491,085
 Shares issued for businesses
  acquired                               6,340,904            --             --         7,310,927
 Adjustment for equity
  investment                                  --              --             --           720,000
 Net proceeds from settlement
  of litigations                              --      $  1,675,050           --         1,675,050
 Net loss                                     --              --       (1,526,152)     (1,526,152)
                                   ---------------    ------------   ------------    ------------
Balance, December 31, 1997         $    30,297,862    $  1,675,050   $(21,937,441)   $ 12,771,384

Common stock issued for
 business acquired                       5,710,608                                      5,725,286
Common shares returned                         188                                           --
Exercise of stock options                1,044,750                                      1,050,000
Notes receivable from officers          (1,044,750)                                    (1,050,000)
Interest - beneficial conversion
 feature                                 1,109,163                                      1,109,163
Settlement of lawsuits                     522,493                                        523,659
Reversal of acquisition
 agreements                                230,812                                       (727,626)
Adjustment for equity
 investment                                                                               (56,587)
Return of preferred shares                                                             (1,467,500)
Net loss                                      --              --       (7,380,953)     (7,380,953)
                                   ---------------    ------------   ------------    ------------
Balance - December 31, 1998        $    37,871,126    $  1,675,050   $(29,318,394)   $ 10,496,826
                                   ===============    ============   ============    ============

                   The Accompanying Notes Are An Integral Part
                    of the Consolidated Financial Statements

                   MEDICAL INDUSTRIES OF AMERICA, INC.
                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                    FOR THE YEARS ENDED DECEMBER 31,

                                                         1998           1997
                                                     -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss from continuing operations                  $(4,598,412)   $(1,081,431)
Net loss from discontinued operations                 (2,952,107)      (444,721)
Gain from retirement of debt                             169,565           --
  Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
    Liabilities on discontinued operations               418,243       (574,966)
    Depreciation and amortization                      1,458,595        338,306
    Equity loss on investments                           (80,685)       373,458
    Interest - beneficial conversion feature           1,109,163           --
    Bad debts                                            172,500
    Write-off of Goodwill                              2,354,476           --
    Forgiveness of debt                                  (30,000)          --
    Loss on disposition of property and equipment        234,862           --
    Common stock issued for services rendered               --        1,216,671
    Common stock issued in settlement of litigation         --          464,206
    Net proceeds from settlement of litigation              --        1,675,050
    Changes in assets and liabilities
    (Increase) decrease in:
    Accounts receivable                                 (690,837)      (500,671)
    Assets held for sale                                 (92,540)          --
    Inventories of medical supplies                      (15,908)       (12,753)
    Prepaid expenses and other current assets            (69,213)      (242,311)
    Other assets                                        (586,422)       192,693
    Accounts payable                                      34,306        (79,791)
    Accrued expenses                                    (697,866)      (961,401)
                                                     -----------    -----------
       Net cash provided by (used in)
        operating activities                          (3,862,280)       362,339
                                                     -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
Disbursements for property and equipment              (1,315,011)      (221,179)
Issuance of notes receivable                            (484,625)      (741,057)
Payments received on mortgage and notes receivable       820,920        265,005
Proceeds from debentures                                    --          400,000
Cash received upon acquisition                            81,737           --
Purchase of goodwill                                    (223,769)          --
                                                     -----------    -----------
      Net cash used in investing activities           (1,120,748)      (297,231)
                                                     -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES
Repayments on long-term debt and notes payable        (1,198,278)      (229,268)
Proceeds from long-term debt and notes payable         2,999,479        205,230
Proceeds from issuance of debentures                   3,367,500           --
Proceeds from issuance of common stock                      --          892,108
Payments on debentures                                  (275,000)          --
Repayment on capitalized leases                         (169,542)      (217,193)
                                                     -----------    -----------
      Net cash provided by financing activities        4,724,159        650,877
                                                     -----------    -----------
      (Decrease) Increase in cash                       (258,869)       715,985
Cash and cash equivalents:
Beginning                                                957,446        241,461
                                                     -----------    -----------
Ending                                               $   698,577    $   957,446
                                                     ===========    ===========
Supplemental Disclosure of Cash Flow Information:
Cash payments for interest                           $ 1,006,568    $    65,880
                                                     ===========    ===========

                   The Accompanying Notes Are An Integral Part
                    of the Consolidated Financial Statements

                       MEDICAL INDUSTRIES OF AMERICA, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

Supplemental disclosure on non-cash investing and financial activities:

In August 1997, the Company issued 409,889 shares of the Company's common stock for payment of subordinated debentures totaling $491,085.

Effective January 9, 1997, the Company acquired 100% of the outstanding stock of Florida Physicians Internet, Inc. in exchange for preferred shares in amount equal to $832,000, cash payments of $1,415,000 over a three year period and the issuance of stock options. The Company assumed $34,000 in liabilities. In 1998, the purchase price was adjusted in the amount of $313,000. The acquisition has been accounted for using the purchase method of accounting and the net assets and revenue and expenses are included in the Company's consolidated financial statements from the date of the acquisition. The excess of the purchase price over the fair market value of the net assets acquired of approximately $1,651,000 was recognized as Goodwill.

Effective October 31, 1997, the Company acquired 100% of the outstanding stock of PRN in exchange for 500,000 shares of the Company's common stock. The Company received $56,000 in cash and assumed $107,000 in liabilities. The acquisition has been accounted for using the purchase method of accounting and the net assets, revenue and expenses are included in the Company's consolidated financial statements from the date of acquisition. The excess of the purchase price over the fair market value of the net assets acquired of approximately $854,000 was recognized as Goodwill.

Effective October 31, 1997, the Company acquired 100% of the outstanding stock of Care America in exchange for preferred shares convertible into 100,000 shares of the Company's common stock. The Company received $15,000 in cash and assumed $32,000 in liabilities. The acquisition has been accounted for using the purchase method of accounting and the net assets and revenue and expenses of Care America are included in the Company's consolidated financial statements from the date of acquisition. The excess of the purchase price over the fair market value of the net assets acquired of approximately $53,000 was recognized as Goodwill. In addition, the former stockholders have the right to earn 200,000 shares of the Company's common stock for each $1,000,000 or portion thereof of pretax profit over a three year period.

Effective December 31, 1997, the Company acquired 100% of the outstanding stock of Global Air Charter, Inc. in exchange for 1,432,000 shares of the Company's common stock. The Company received $38,533 in cash and assumed $734,373 in liabilities. The acquisition has been accounted for using the purchase method of accounting and the net assets of Global Air Charter, Inc. are included in the Company's consolidated financial statements from the date of acquisition. The excess of the purchase price over the fair market value of the net assets acquired of approximately $1,263,000 was recognized as Goodwill.

Effective December 31, 1997, the Company acquired 100% of the outstanding stock of Global Air Rescue, Inc. in exchange for 2,174,285 shares of the Company's common stock. The Company received $921 in cash and assumed $5,138,782 in liabilities. The acquisition has been accounted for using the purchase method of accounting and the net assets of Global Air Rescue, Inc. are included in the Company's consolidated financial statements from the date of acquisition. The fair value of the net assets acquired equaled the purchase price, therefore no Goodwill was recorded.

Effective December 31, 1997, the Company acquired 51% of the outstanding stock of Clearwater Jet Center, Inc. in exchange for 3,000 shares of the Company's common stock. The Company received $2,611 in cash and assumed $354 in liabilities. The acquisition has been accounted for using the purchase method of accounting and the net assets of Clearwater Jet Center, Inc. are included in the Company's consolidated financial statements from the date of this acquisition. The excess of the purchase price over the fair market value of the net assets acquired of approximately $26,000 was recognized as Goodwill.

In 1997, the Company's Series C and D preferred stock were converted into 7,065,530 shares of the Company's common stock.

In April 1998, the Company issued 6,504 shares of restricted common stock valued at $10,000 in settlement of a lawsuit.

Effective April 1, 1998, the Company acquired 100% of the outstanding stock of Pharmacy Care Specialists, Inc, in exchange for 680,000 shares of the Company's common stock at $1.56 per share and a Note in the amount of $90,000. The Company received $26,157 in cash and assumed $280,000 in liabilities. The acquisition has been accounted for using the purchase method of accounting and the net assets of PCS are included in the Company's financial statements from the date of acquisition. The excess of the purchase price over the fair market value of the net assets acquired of approximately $1,036,593 was recognized as Goodwill.

Effective April 1, 1998, the Company acquired 81% of the outstanding stock of Ivanhoe Medical Systems, Inc, in exchange for 607,500 shares of the Company's common stock at $1.56 per share. Effective September 1, 1998, the Company acquired the remaining 19% of the outstanding stock of Ivanhoe Medical Systems, Inc. in exchange for $660,000 in cash and notes. The Company received $14,037 in cash and assumed $325,163 in liabilities. The acquisition has been accounted for using the purchase method of accounting and the net assets of Ivanhoe are included in the Company's financial statements from the date of acquisition. The excess of the purchase price over the fair market value of the net assets acquired of approximately $1,969,170 was recognized as Goodwill.

Effective September 1, 1998, the Company acquired 100% of the outstanding stock of Valley Pain Centers, Inc, in exchange for 1,320,000 shares of the Company's common stock at $1.00 per share, or $1,320,000. The Company received $6,772 in cash and assumed $914,943 in liabilities. The acquisition has been accounted for using the purchase method of accounting and the net assets of Valley are included in the Company's financial statements from the date of acquisition. The excess of the purchase price over the fair market value of the net assets acquired of approximately $1,529,327 was recognized as Goodwill.

Effective October 15, 1998, the Company acquired 100% of the outstanding stock of Your Good Health Network, Inc. in exchange for 3,333,233 shares of the Company's common stock at $.75 per share, or $2,500,000. The Company received $52,280 in cash and assumed $1,393,335 in liabilities. The acquisition has been accounted for using the purchase method of accounting and the net assets of YGHN are included in the Company's financial statements from the date of acquisition. The excess of the purchase price over the fair market value of the net assets acquired of approximately $2,830,646 was recognized as Goodwill.

In December 1998, the Company issued 460,000 shares of restricted common stock in settlement of conversion of previously held preferred stock in the Company and a note payable of $29,000.

The note receivable due from Westmark was partially repaid by returning to the Company 172,750 shares of Series B convertible preferred valued at $1,727,500.

As part of the settlement with Dr. A. Razzak Tai, the Company received back part of the shares originally issued as part of the acquisition of FPII.

                       MEDICAL INDUSTRIES OF AMERICA, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

Medical Industries of America, Inc. ("Medical Industries" or the "Company") incorporated in the State of Florida on September 29, 1989 and commenced operations on February 27, 1990.

The Company is in the business of developing integrated medical delivery services by providing diversified medical technologies, physical and pain rehabilitation, occupational and speech therapy, sleep apnea, diagnostic and treatment services, pharmaceutical services, and international air ambulance services. The Company provides these services primarily in Florida, North Carolina, South Carolina and Virginia. The Company also provides diagnostic and therapeutic healthcare services to the surgical and medical community through its mobile cardiac catheterization services to hospitals in the State of Florida.

At the Annual Meeting held in November 1998, the shareholders approved an increase in the number of authorized common shares to 100,000,000 from 50,000,000 and to change the par value of the common stock to $.0025 from no par value, and additionally to increase the number of authorized preferred shares from 10,000,000 to 20,000,000.

BASIS OF PRESENTATION AND CONSOLIDATION

The consolidated financial statements for 1998 include the activity of the Company and its wholly owned subsidiaries Heart Labs of America, Inc. ("HLOA"), Global Air Charter, Global Air Rescue, Inc. and Clearwater Jet Center, Inc. ("Global"). The consolidated financial statements include from the date of acquisition Pharmacy Care Specialists, Inc. ("PCS"), Ivanhoe Medical Systems, Inc. ("Ivanhoe"), Valley Pain Centers, Inc. ("Valley") and Your Good Health Network, Inc. ("YGHN").

The consolidated financial statements for 1997 include the activity of the Company and its wholly owned subsidiaries Heart Labs of America, Inc. ("HLOA") and Florida Physicians Internet, Inc. ("FPII") for the full year, and PRN of North Carolina, Inc. ("PRN"), Care America Integrated Healthcare Services, Inc. ("Care America"), Global Air Charter, Inc., Global Air Rescue, Inc. and Clearwater Jet Center, Inc. ("Global") from the date of acquisition.

All inter-company accounts and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include investments in highly liquid debt instruments with a maturity of three months or less.

ESTIMATES

The preparation of financial statements in conformity with general accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVENTORIES OF MEDICAL SUPPLIES

Inventories of medical supplies are stated at the lower of cost, determined on the first-in, first-out method, or market.

YEAR 2000 COSTS

The Year 2000 issue relates to limitations in computer systems and applications that may prevent proper recognition of the Year 2000. The potential effect of the Year 2000 issue on the Company and its business partners will not be fully determinable until the Year 2000 and thereafter. If Year 2000 modifications are not properly completed either by the Company or entities with which the Company conducts business, the Company's revenues and financial condition could be adversely impacted.

                       MEDICAL INDUSTRIES OF AMERICA, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

INVESTMENT IN WESTMARK GROUP HOLDINGS, INC.

In 1998, the Company accounted for its investment in Westmark Group Holdings, Inc. ("Westmark"), a 21%-owned affiliate, by the equity method of accounting under which the Company's share of the net income (loss) of Westmark is recognized as income (loss) in the Company's statement of operations and added (subtracted) to the investment account. In accordance with the equity method of accounting, the Company has restated its 1997 financial statements to be comparative with 1998 presentation.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Amortization of property held for lease is included in depreciation and amortization expense and is provided using the straight-line and accelerated methods over the shorter of the lease term or estimated useful lives of the assets. Property and equipment at December 31, 1998 and 1997 consisted of the following:

                                                           1998         1997
                                                        -----------   ----------
Property and equipment owned ........................   $11,180,347   $9,751,208

Property and equipment held under capital leases ....       945,774            0
                                                        -----------   ----------
                                                        $12,126,121   $9,751,208
                                                        ===========   ==========

GOODWILL

Goodwill was recorded at cost and is amortized using the straight-line method over twenty-five years.

The Company periodically evaluates the recovery of the carrying amount of intangibles by determining if any impairment indicators are present. These indicators include management's plans for the division, income derived from business acquired and other factors. If this review indicates that intangibles will not be recoverable, as principally determined based on the estimated undiscounted cash flows of the entity over the remaining amortization period, the Company's carrying value of the intangibles is reduced by the amount the carrying value exceeds its fair value.

During 1998, the board of directors reviewed the operations and the financial condition of Florida Physicians Internet, Inc. and PRN of North Carolina, Inc. and voted to close down PRN and sold FPII in September 1998. As a result of this decision, management has written off goodwill related to these companies in the amount of $2,354,476.

LOSS PER SHARE

The Company adopted Financial Accounting Standards No. 128 (FAS 128), "Earnings per share" in 1997. FAS 128 requires dual presentation of basic and diluted earnings per share on the face of the income statement as well as restatement of prior periods presented. Basic loss per share is calculated by dividing net loss by the weighted average common shares outstanding. In 1998 and 1997, the effect of the common stock equivalents on diluted loss per common share was antidilutive. Therefore, they were not considered in the calculation.

INCOME TAXES

The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates applied to taxable income. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for deferred tax assets when it is more likely than not that the asset will not be realized.

REVENUE

Revenue is recognized at the time the service is rendered for the following subsidiaries; Ivanhoe, PCS, Valley and YGHN. Medicare and Medicaid reimbursements ("third-party") are based on allowable charges. The difference between the Company's established billing rates and contracted or anticipated reimbursement rates is recorded as a contractual allowance and offset against net sales. These revenues are subject to audit and retroactive adjustment by the respective

                       MEDICAL INDUSTRIES OF AMERICA, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997


third-party fiscal intermediaries. In the opinion of management, retroactive adjustments, if any, would not be material to the financial statements of the Company.

HLOA has agreements with hospitals for the hospitals' use of mobile cardiac catheterization units and staff, and receives revenue based upon contracted prices. Terms of the agreements vary and range from periods of approximately one to two years.

Global recognizes revenue upon completion of the scheduled flight.

STOCK-BASED COMPENSATION

Beginning in 1996, the Company implemented the provisions of SFAS 123, Accounting of Stock-Based Compensation, in accounting for stock-based transactions with non-employees and, accordingly, records compensation expense in the consolidated statements of operations for such transactions. The Company continues to apply the provisions of APB 25 for transactions with employees, as permitted by SFAS 123.

NEW ACCOUNTING PRONOUNCEMENT

In 1988, the AICPA issued Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 provides guidance on accounting for start-up costs and organization costs, which must be expensed as incurred. This Statement is effective for financial statements for fiscal years beginning after December 15, 1998. Management does not expect this Statement to have a material impact on the Company's financial statements.

RECLASSIFICATIONS

Certain reclassifications have been made in the 1997 financial statements to conform with the 1998 presentation.

2. BUSINESS ACQUIRED

Effective January 9, 1997, the Company acquired 100% of the outstanding stock of Florida Physicians Internet, Inc. in exchange for preferred shares in amount equal to $832,000, cash payments of $1,415,000 over a three year period and the issuance of stock options. In 1998, the purchase price was adjusted in the amount of $313,000. The acquisition has been accounted for using the purchase method of accounting and the net assets and revenue and expenses are included in the Company's consolidated financial statements from the date of the acquisition. The excess of the purchase price over the fair market value of the net assets acquired of approximately $1,651,000 was recognized as Goodwill. As of December 31, 1998, the Company sold the assets of Florida Physicians Internet, Inc.

Effective October 31, 1997, the Company acquired 100% of the outstanding stock of PRN in exchange for 500,000 shares of the Company's common stock. The acquisition has been accounted for using the purchase method of accounting and the net assets, revenue and expenses are included in the Company's consolidated financial statements from the date of acquisition. The excess of the purchase price over the fair market value of the net assets acquired of approximately $854,000 was recognized as Goodwill. As of December 31, 1998, the Company discontinued this subsidiary.

Effective October 31, 1997, the Company acquired 100% of the outstanding stock of Care America in exchange for preferred shares convertible into 100,000 shares of the Company's common stock. The acquisition has been accounted for using the purchase method of accounting and the net assets and revenue and expenses of Care America are included in the Company's consolidated financial statements from the date of acquisition. The excess of the purchase price over the fair market value of the net assets acquired of approximately $53,000 was recognized as Goodwill. As of August 31, 1998, the Company sold 100% of its stock in Care America to two original shareholders.

Effective December 31, 1997, the Company acquired 100% of the outstanding stock of Global Air Charter, Inc. in exchange for 1,432,000 shares of the Company's common stock valued at $1.50 per share, or $2,148,000.. The acquisition has been accounted for using the purchase method of accounting and the net assets of Global Air Charter, Inc. are included in the Company's consolidated financial statements from the date of acquisition. The excess of the purchase price over the fair market value of the net assets acquired of approximately $1,263,000 was recognized as Goodwill.

Effective December 31, 1997, the Company acquired 100% of the outstanding stock of Global Air Rescue, Inc. in exchange

                       MEDICAL INDUSTRIES OF AMERICA, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

for 2,174,285 shares of the Company's common stock valued at $1.50 per share, or $3,261,428. The acquisition has been accounted for using the purchase method of accounting and the net assets of Global Air Rescue, Inc. are included in the Company's consolidated financial statements from the date of acquisition. The fair value of the net assets acquired equaled the purchase price, therefore no Goodwill was recorded.

As part of the acquisition of Global Air Charter and Global Air Rescue, Inc. ("Global"), the Company granted stock options to two employees to acquire 49% of the issued and outstanding stock of Global under the following terms:

        (a) The option price per Option Share will be equal to eighty-five percent (85%) of the book value per share of Global's common stock for the five (5) business days immediately preceding the vesting date of such Option Shares.

        (b) The Option Shares shall vest at such time as Global or any of its subsidiaries undertake an initial public offering of their capital stock.

        (c) The right to exercise Option Shares shall expire (unless previously exercised) within one (1) year of vesting. Vested Option Shares shall be exercisable by Employee, in whole or in part, on or before such expiration by payment in full, in cash, by check or any other consideration permitted by applicable law, to MIOA of the aggregate option price for the Option Shares so acquired.

        (d) All unvested Option Shares shall be subject to immediate forfeiture upon Termination For Cause.

        (e) In the event of a Termination Without Cause, all unvested Option Shares shall immediately vest in full.

Effective, December 31, 1997, the Company acquired 51% of the outstanding stock of Clearwater Jet Center, Inc. in exchange for 3,000 shares of the Company's common stock valued at $1.50 per share, or $4,500. The acquisition has been accounted for using the purchase method of accounting and the net assets of Clearwater Jet Center, Inc. are included in the Company's consolidated financial statements from the date of this acquisition. The excess of the purchase price over the fair market value of the net assets acquired of approximately $26,000 was recognized as Goodwill.

Effective April 1, 1998, the Company acquired 100% of the outstanding stock of Pharmacy Care Specialists, Inc, in exchange for 680,000 shares of the Company's common stock at $1.56 per share and a Note in the amount of $90,000. The acquisition has been accounted for using the purchase method of accounting and the net assets of PCS are included in the Company's financial statements from the date of acquisition. The excess of the purchase price over the fair market value of the net assets acquired of approximately $1,036,593 was recognized as Goodwill.

Effective April 1, 1998, the Company acquired 81% of the outstanding stock of Ivanhoe Medical Systems, Inc, in exchange for 607,500 shares of the Company's common stock at $1.56 per share. Effective September 1, 1998, the Company acquired the remaining 19% of the outstanding stock of Ivanhoe Medical Systems, Inc. in exchange for $660,000 in cash and notes. The acquisition has been accounted for using the purchase method of accounting and the net assets of Ivanhoe are included in the Company's financial statements from the date of acquisition. The excess of the purchase price over the fair market value of the net assets acquired of approximately $1,969,170 was recognized as Goodwill.

Effective September 1, 1998, the Company acquired 100% of the outstanding stock of Valley Pain Centers, Inc, in exchange for 1,320,000 shares of the Company's common stock at $1.00 per share, or $1,320,000. The acquisition has been accounted for using the purchase method of accounting and the net assets of Valley are included in the Company's financial statements from the date of acquisition. The excess of the purchase price over the fair market value of the net assets acquired of approximately $1,529,327 was recognized as Goodwill.

Effective October 15, 1998, the Company acquired 100% of the outstanding stock of Your Good Health Network, Inc. in exchange for 3,333,233 shares of the Company's common stock at $.75 per share, or $2,500,000. The acquisition has been accounted for using the purchase method of accounting and the net assets of YGHN are included in the Company's financial statements from the date of acquisition. The excess of the purchase price over the fair market value of the net assets acquired of approximately $2,830,646 was recognized as Goodwill.

The following unaudited pro forma summary presents the consolidated results of operations as if acquisitions had occurred on January 1, 1997, after giving effect of certain adjustments, including amortization of goodwill and related income tax

                       MEDICAL INDUSTRIES OF AMERICA, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

effects. The pro forma financial information does not purport to be indicative of the results of operations that would have occurred had the transactions taken place at the beginning of the periods presented or of future results of operations.

                                                    1998               1997
                                               -------------       ------------
        Net revenue .....................      $  20,547,099       $ 18,046,000
                                               =============       ============
        Net (loss) ......................      $  (8,164,968)      $   (935,000)
                                               =============       ============
        (Loss) per common share .........      $        (.36)      $       (.06)
                                               =============       ============

3. NOTES RECEIVABLE

Notes receivable as of December 31, 1998 and 1997 consisted of the following:

                                                                                          1998              1997
                                                                                       ----------        ----------
Various notes from Westmark, bearing interest at 10%, due with a monthly minimum payment of $25,000 and a balloon payment due June 30, 2000. Additional payments are based on Westmark's excess cash flow. The receivable is
    collateralized by the Company's preferred stock held by Westmark.                         -0-        $1,839,789

Mortgage receivable - in monthly installments of $1,083, including interest at
    8.5%, with a maturity date of January 1, 2002, collateralized by a building.          102,077           106,206

Notes receivable, in monthly installments of $60,000, which includes interest at
    10%, balance due December 31, 1997.  This note was subsequently paid.                     -0-           437,000

Note receivable, in monthly installments of $5,879, including interest at
     10%, with a maturity date of September 2, 1999., unsecured.                           74,622               -0-

Other                                                                                         -0-            49,059
                                                                                       ----------        ----------
                                                                                          176,699         2,432,054
    Less:  current maturities                                                              79,119           611,677
                                                                                       ----------        ----------
                                                                                       $   97,580        $1,820,377
                                                                                       ==========        ==========

4.  INVESTMENT IN WESTMARK GROUP HOLDINGS, INC.

In December 1995, the Company acquired a 49% interest in the common stock of Westmark Group Holdings, Inc. for $1,525,000 in cash and notes payable and 10,000 shares of Class B convertible preferred stock with a stated value of $200 per share.

As of December 31, 1997, the net assets of Westmark Group Holding, Inc. included $2,000,000 of the Class B convertible preferred stock of the Company. The investment in Westmark Group Holdings, Inc. as of December 31, 1997 has been adjusted to eliminate the Company's 13% interest in these net assets.

Westmark is a public company that trades on Nasdaq under the symbol (WGHI) and is subject to the reporting requirements mandated by the Securities and Exchange Commission.

In July 1998, the Company exercised its option and converted $700,000 of Westmark's preferred shares for 350,000 common shares of Westmark, bringing the total Westmark common shares held by the Company to 683,457 shares, or an ownership of 20.6% as of December 31, 1998, and 333,333 shares, or 13%, as of December 31, 1997. In accordance with generally accepted accounting principles, the Company in 1998 changed its method for accounting for its investment in Westmark from the cost method to the equity method and has restated 1997 financial statements to reflect this change. The equity method requires the Company to include in its statement of operations its proportionate ownership percentage of Westmark's annual profit or loss.

                       MEDICAL INDUSTRIES OF AMERICA, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

The Company's investment in Westmark includes the unamortized excess of the Company's investment over its equity in Westmark's net assets. This excess was $2,351,711 at December 31, 1998 and is being amortized on a straight-line basis over 25 years.

Summarized financial information derived from Westmark's financial reports to the Securities and Exchange Commission was as follows:

                                                    1998               1997
                                                ------------       ------------
Balance Sheet:
   Current assets                               $ 31,387,182       $  7,888,384
   Property and equipment                            578,382            644,563
   Investments                                       860,528          4,287,660
   Other Assets                                      315,982               --
                                                ------------       ------------
                     Total Assets               $ 33,142,074       $ 12,820,607
                                                ============       ============
   Current liabilities                            30,616,262         10,984,258
   Long-term obligations                              39,749          1,774,044
   Shareholder's Equity                            2,486,063             62,305
                                                ------------       ------------
            Total Liabilities and
             Shareholder's Equity               $ 33,142,074       $ 12,820,607
                                                ============       ============
   Results of Operations
      Revenues                                    17,300,099          8,342,506
      Costs and expenses                          15,583,452          9,032,329
      Other expense                                1,240,713            381,022
      Taxes (benefit) expense                       (710,784)           147,000
                                                ------------       ------------
   Income (loss) from
      Continuing operations                        1,186,718         (1,217,845)
   Discontinued operations                              --             (250,225)
                                                ------------       ------------
                Net income (loss)               $  1,186,718       $ (1,468,070)
                                                ============       ============

5.  CUSTOMERS AND CREDIT CONCENTRATION

The Company has no customer which individually accounted for greater than 10% of consolidated revenue. During 1998 and 1997, the Company derived its revenue in Florida, North Carolina, South Carolina, and Virginia.

Each entity's revenue as percentage to total revenue is as follows:

                     Heart Labs                      6.9%
                     Global                         48.6%
                     Ivanhoe                         5.6%
                     Valley                          6.7%
                     PCS                            17.4%
                     YGHN                            7.7%
                     Corporate                       7.1%

                       MEDICAL INDUSTRIES OF AMERICA, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

6.  NOTES PAYABLE AND LONG-TERM DEBT

Notes payable and long-term debt as of December 31, 1998 and 1997 consisted of the following:

                                                            1998         1997
                                                         ----------   ----------
Notes payable to former officers and
  directors, non-interest-bearing, due on demand                      $  126,000
Note payable in default at December 31, 1995,
  principal and interest at 18%, due
  on demand, collateralized by HLOA's accounts
  receivable, leaseholds, chattel paper,
  general intangibles and contract rights                      --        300,000
Note payable to related parties, payable in
  semi-annual installments of $5,207, interest
  at 10% maturing December, 2002                               --         40,000
Note payable to related party, payable
  semi-annual non-interest bearing, maturing
  January 2000                                                 --      1,101,893
Notes payable, payable in monthly installments
  of $2,018 including interest at rates of 12%
  and prime rate (8.5% as of December 31, 1997)
  plus 2%, balance due in November 2001 and December
  1998, collateralized by building. This was
  satisfied in 1998 upon the sale of the building.             --        141,230
Notes payable to financial institutions,
  payable in monthly installments of $76,492,
  interest ranging from 9% to 11%,
  collateralized by aircraft, maturing through
  July 2007.  This note was refinanced in 1998.                --      5,022,705
Note payable to a financing company, payable
  in monthly installments of $89,997, interest
  9%, collateralized by aircraft, maturing May 2003       6,329,509         --
Note payable, payable in monthly installments
  of $12,352, interest at 8.5%, maturing May 2003           317,751         --
Note payable to a bank, principal and interest
  of prime plus 1.5%, adjusted annually (10% at
  November 30, 1998), due in monthly installments
  through April 2001, collateralized by certain
  equipment and guaranteed by a shareholder.                 68,067         --
Note payable to a bank, principal and interest
  of prime plus 1%, adjusted annually (9.25% at
  December 30, 1998), due in monthly installments
  through October 1999, uncollateralized and
  guaranteed by a shareholder.                               41,667         --
Note payable to a bank, interest only at 10%,
  matured on March 15, 1999, unsecured                      600,000         --
Note payable to a bank, interest at 9.25%, due
  on demand, unsecured.                                      49,970         --
Note payable, payable in monthly installments
  of $6,450, interest at 12%, maturing
  12/30/99, unsecured.                                       72,600         --
Note payable, payable based on certain
  collection criteria, maturing 7/17/2000,
  unsecured.                                                228,470         --

                       MEDICAL INDUSTRIES OF AMERICA, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

Notes payable to various banks, payable in
  monthly installments of $4,400, with
  interest varying between 8.75% and 14%,
  maturing through March 14, 2002,
  collateralized by various equipment.                      184,394         --
Note payable to an individual, payable in
  monthly installments of $1,800, with
  interest at 8%, maturing May 1999, unsecured.               8,450         --
Other                                                       111,694         --
                                                         ----------   ----------
                                                          8,012,572    6,731,828
Less current maturities                                   1,827,835    2,483,791
                                                         ----------   ----------
                                                         $6,184,737   $4,248,037
                                                         ==========   ==========

Aggregate maturities required on notes payable and long-term debt as of December 31, 1997 are as follows:

             YEAR ENDING DECEMBER 31                      AMOUNT
             ---------------------------------        ----------------
                         1999                           $ 1,827,835
                         2000                               668,308
                         2001                               552,216
                         2002                               483,144
                         2003                               480,580
                         Thereafter                       4,000,489
                                                      -------------
                                                       $  8,012,572
                                                      =============

7.   LEASES

The Company leases two mobile labs under operating leases which expire July 31, 2002.
The Company leases various office space under non-cancelable operating leases which expire through April 2001.

Future minimum payments of non-cancelable operating leases consisted of the following as of December 31, 1998:

        YEAR ENDING  DECEMBER 31,               OPERATING LEASES
        -------------------------               ----------------------
        1999                                                $1,206,702
        2000                                                   746,382
        2001                                                   579,478
        2002                                                    43,716
                                                            ----------
        Total lease payments                                $2,576,278
                                                            ==========

Rent expense for the years ended December 31, 1998 and 1997 totaled $1,587,897 and $191,303, respectively.

CAPITALIZED LEASES

The Company has acquired equipment under the provisions of long-term leases. The future minimum lease payments under the capital leases at December 31, 1998 are as follows:

              1999                                          $250,201
              2000                                           242,002
              2001                                           231,225
              2002                                           216,384
              2003                                            54,096
                                                            --------

              TOTAL                                          993,908
              Less: Imputed interest                         148,978
                                                            --------
              Total minimum lease payments                   844,930
              Current maturities of capital leases           163,595
                                                            --------
              Long-term capital leases less
                 current maturities                         $681,335
                                                            ========

                       MEDICAL INDUSTRIES OF AMERICA, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

8.   INCOME TAXES

The Company's temporary differences result in federal income tax asset which is reduced to zero by a related valuation allowance summarized as follows:

                                                  DECEMBER 31,      DECEMBER 31,
                                                      1998             1997
                                                   -----------      -----------
Deferred tax assets:
Operating loss carry-forwards                      $ 5,651,800      $ 4,909,200
Accounts receivable                                    614,700          125,300
Note receivable reserve                                202,700          202,700
Prepaid insurance                                       25,500           25,500
Contingent liability                                      --              6,600
Other                                                    6,800             --
                                                   -----------      -----------
   Total gross deferred tax assets                   6,501,500        5,269,300
   Less valuation allowance                         (6,471,900)      (5,089,100)
                                                   -----------      -----------
   Net deferred tax assets                         $    29,600      $   180,200
                                                   ===========      ===========
Deferred liabilities:
Fixed assets                                            29,600           29,600
Deferred gain on sale of assets                            -0-          150,600
                                                   -----------      -----------
Total gross deferred tax liabilities                    29,600          180,200
                                                   -----------      -----------
Net deferred tax assets                                    -0-              -0-
                                                   ===========      ===========


At December 31, 1998, the Company had operating loss carry-forwards for US income tax purposes of approximately $14,990,500 available to reduce future taxable income, which expire as follows:

                              YEAR OF
                            EXPIRATION         NET OPERATING LOSS
                            ----------         ------------------
                               2006               $     6,000
                               2007                   106,000
                               2008                   620,000
                               2009                 2,760,000
                               2010                 4,185,000
                               2011                 3,410,000
                               2012                 1,930,000
                               2018                 1,973,500
                                                  -----------
                                                  $14,990,500
                                                  ===========

It appears that the Company may have experienced a change in control, as defined under Section 382 of the Internal Revenue Service Code. As a result, the utilization of a significant portion of the tax loss carry-forwards may be limited on an annual basis and could expire unused.

9. LOSS PER SHARE

                                               FOR THE YEAR ENDED DECEMBER 31, 1998
                                               ------------------------------------
                                           INCOME             SHARES
                                         (NUMERATOR)       (DENOMINATOR)     PER-SHARE AMOUNT
                                         -----------       -------------     ----------------
BASIC EPS
Available to common stockholders        $   (7,380,953)       18,873,992          $ (.39)
                                        ===============       ==========          =======

                       MEDICAL INDUSTRIES OF AMERICA, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

                                               FOR THE YEAR ENDED DECEMBER 31, 1997
                                               ------------------------------------
                                           INCOME              SHARES
                                         (NUMERATOR)       (DENOMINATOR)     PER-SHARE AMOUNT
                                         -----------       -------------     ----------------
BASIC EPS
Available to common stockholders        $   (1,526,152)       5,476,495           $  (.28)
                                        ===============       =========           ========

The warrants and stock options outstanding during 1998 and 1997 were antidilutive therefore, no diluted earnings per share calculation is required.

10.   STOCK OPTION

In 1997, the Company terminated the 1994 Employee Stock Option Plan and the Directors Stock Option Plan. Options outstanding under these plans of 19,000 and 1,750, respectively, at December 31, 1996, were forfeited in 1997. The Company's plans are the 1996 Officer and Director Stock Option Plan and the 1996 Employee Stock Option Plan. The Compensation Committee of the Company's Board of Directors, administers and interprets the plan and is authorized to grant options to eligible participants.

The exercise price of all options granted by the Company equals the market price at the date of grant. No compensation expense has been recognized.

Had compensation cost for the 1996 Officers and Directors Stock Option Plan and 1996 Employee Stock Option Plan issued to employees been determined based on the fair value of the options at the grant dates consistent with the method of SFAS 123, the Company's net earnings (loss) and net earnings (loss) per common share would have been changed to the pro forma amounts indicated below.

                                              1998              1997
                                              ----              ----
Net (loss)
      As reported                       $   (7,380,953)   $   (1,526,152)
      Pro forma                         $   (8,802,349)   $   (2,781,916)
Net (loss)
      As reported                       $         (.39)   $         (.28)
      Pro forma                         $         (.47)   $         (.51)

The above pro forma disclosures may not be representative of the efforts on reported net income for future years as options vest over several years and the Company may continue to grant options to employees.

The fair value of each option grant is estimated on the date of grant using the binomial option-pricing model with the following weighted-average assumptions used for grants in 1998 and 1997, respectively: dividend yield of 0.0 percent in both years; expected volatility of 169.88 and 143.73 percent: risk-free interest rates of 5.42 - 5.798 and 5.70 - 6.60 percent; and expected holding period up to 10 years.

A summary of the status of the Company's fixed stock options as of December 31, 1998 and 1997, and changes during the years ending on those dates is as follows:

                                         1998                            1997
                              ----------------------------    ----------------------------
                                             WEIGHTED -                     WEIGHTED -
                                               AVERAGE                        AVERAGE
                                SHARES     EXERCISE PRICE      SHARES     EXERCISE PRICE
                                ------     --------------      ------     --------------
Outstanding at beginning
   of year                    4,252,000      $      .87         175,000     $     3.83
Granted                       2,250,000            1.26       4,125,000            .79
Exercised                    (2,450,000)            .50               -              -
Expired                               -               -               -              -
Forfeited                                             -         (48,000)         (1.50)

                       MEDICAL INDUSTRIES OF AMERICA, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

                                         1998                            1997
                              ----------------------------    ----------------------------
                                             WEIGHTED -                     WEIGHTED -
                                               AVERAGE                        AVERAGE
                                SHARES     EXERCISE PRICE      SHARES     EXERCISE PRICE
                                ------     --------------      ------     --------------
Outstanding at end of year    4,052,000      $     1.28       4,252,000     $      .87
                              =========      ==========       =========     ==========
Options exercisable at end
   of year                    2,080,333                       2,802,000
                              =========                       =========
Weighted-average fair
   value of options
   granted during the year        $1.23                       $     .68
                                  =====                       =========

The following information applies to options outstanding at December 31, 1998:

                                OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                      ----------------------------------------      -----------------------
                                   WEIGHTED-
                                    AVERAGE                                    WEIGHTED -
                                   REMAINING       WEIGHTED -                    AVERAGE
    RANGE OF                     CONTRACTUAL        AVERAGE                     EXERCISE
 EXERCISE PRICES     SHARES          LIFE        EXERCISE PRICE    SHARES         PRICE
 ---------------     ------          ----        --------------    ------         -----
    $ 0 - .50           75,000        1.02           .50             75,000         .50
  $1.19 - $1.50      3,977,000        6.75          1.28          2,005,333        1.28

11. WARRANTS

During the year ended December 31, 1998, the Company issued warrants to acquire common stock of the Company. Each warrant represents the right to purchase one share of common stock for prices ranging from $.50 to $3.00 per warrant. Warrants unexercised as of December 31, 1998 are as follows:

     NUMBER OF WARRANTS            EXERCISE PRICE              EXPIRATION DATE
     ------------------            --------------              ---------------
           240,000                      .50                     January 1999
           500,000                     .625                     September 2003
           240,000                     1.25                     September 1999
           141,750                     1.50                     December 2000
           100,000                     1.50                     February 2001
           100,000                     1.50                     December 2002
            16,667                     1.75                     July 1999
            16,667                     2.00                     July 1999
           150,000                     2.00                     November 2002
           100,000                     2.00                     December 2002
           150,000                     2.50                     December 2002
            16,667                     2.75                     July 1999
           400,000                     2.50                     July 2001
           250,000                     3.00                     November 1999

12. PROFESSIONAL LIABILITY INSURANCE

The Company maintains its professional liability insurance with an independent commercial insurance company. Professional liability coverage is on a claims-made basis. The Company has not experienced any historical professional liability losses.

13. RELATED PARTY TRANSACTIONS

        JEAN JOHNSTONE

In June 1996, the Company entered into an Agreement with Jean Johnstone, the Company's former Chairman of the Board and a former director of the Company, whereby among other things, the Company repurchased 20,000 shares of the Company's common stock at a price of $284,000 by issuance of a Senior Promissory Note bearing interest at the rate of 8% per annum, paying interest only, quarterly in arrears, with a balloon payment due June 7, 1997. In addition, the Company

                       MEDICAL INDUSTRIES OF AMERICA, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

purchased 1,050 shares from Ms. Johnstone at the purchase price of $17.40 for a total purchase price of $18,270. In September 1997, the Company issued shares of its restricted common stock in exchange for the senior promissory note plus interest accrued as discussed above.

        BRADLEY RAY AGREEMENT

In June 1996, the Company entered into an Agreement with Bradley Ray, as a former consultant to the Company and the son of Ms. Johnstone whereby, among other things, the Company repurchased 15,000 shares of the Company's common stock at a price of $214,286 by the issuance of a Senior Promissory Note, bearing interest at the rate of 8% per annum, paying interest only, quarterly in arrears, with a balloon payment due June 7, 1997. In September 1997, the Company issued shares of its restricted common stock in exchange for the senior promissory note plus accrued interest discussed above.

The parties also executed mutual general releases.

        CONSULTING AGREEMENTS

During 1997, the Company engaged an accounting and consulting firm of which a director of the Company is a director and shareholder of this firm. In December 1997, the firm received $30,000 in the form of common stock for these services.

14.  SETTLEMENT OF REGULATION S LITIGATION

In February 1997, a lawsuit was filed in the United States District Court, Southern District of New York, by Tula Business, Inc. et al alleging the Company failed to accurately convert preferred shares of stock issued pursuant to a transaction exempt from the registration requirements of the SEC pursuant to Regulation S promulgated under the Securities Act of 1933 as amended ("Regulation S") into shares of common stock. Similar charges were made by four other shareholders of preferred stock who threatened to file a lawsuit similar to the one brought by Tula Business, Inc. et al. The plaintiffs sought additional shares. The Company was in the process of determining the damages to its operations, reputation and its ability to raise funds as a basis for its own lawsuit when a settlement was reached. Effective April 7, 1997, the Company entered into a settlement agreement and mutual releases with the plaintiffs of the Tula Business, Inc. et al lawsuit and four other shareholders of preferred stock.

The terms of the settlement required the Company to issue 2,063,346 unrestricted common shares in conversion of the preferred stock, the exercise of 144,384 warrants into common stock at $1.50 per share (for an aggregate of $216,576 received by the Company) and the payment by the Tula Business, Inc. et al plaintiffs and certain of the four other claimants of $900,000 to the Company in settlement of the Company's claims for operating and other issues against the plaintiffs.

In October 1997, the Company entered into a settlement agreement with Glick Enterprises, Inc., and certain other investors, who had sued the Company in March 1997, claiming in the Supreme Court of the State of New York, County of New York, that the Company had issued an inadequate number of shares in January 1996 when they converted 62,120.5 shares of Series D Convertible Preferred Stock and that the Company also was liable under the penalty provisions of the Subscription Agreement.

As part of the settlement, the Company was required to issue 4.7 million unrestricted common shares to Glick and the other investors and Glick and the other investors shall return to the Company 62,120.5 shares of Series D Convertible Preferred which they still possessed along with a full release. Glick and the other investors paid $1.5 million in cash to the Company as part of their settlement for operating and other issues to the Company. The Company released Glick and the other investors for any claims which the Company had against them with respect to their purchase, sale or trading of the Company's stock and effect on the Company's operations.

All Series C and D previously issued by the Company has now been converted into common stock.

The $1,675,051 net proceeds from these litigation settlements, resulting from the Company's claims, after deducting related legal and other expenses, has been credited to other included in shareholders' equity.

                       MEDICAL INDUSTRIES OF AMERICA, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

15.   LITIGATION AND CONTINGENCIES

In January 1997, a complaint was filed in the Circuit Court of Dade County, Florida against the Company and a former subsidiary. The complaint alleges that the Company defaulted on payments to employees and to independent consultants. The plaintiffs are seeking approximately $100,000 in damages. The Company intends to vigorously defend the lawsuit.

In January 1997, a demand for arbitration was filed with American Arbitration Association of Orlando, Florida by a plaintiff. The plaintiff alleged a breach of a consulting agreement in that the Company failed to compensate the plaintiff pursuant to the terms of a 1995 agreement. In October 1997, the Company settled this case by paying the plaintiff $290,000 in cash and 70,000 unrestricted shares of the Company's common stock.

16.   COMMITMENTS

The Company has entered into employment agreements with certain of its employees. These agreements specify, among other things, salary and/or commissions, car allowance, stock incentives and expense reimbursement. The contracts range in length from one year to five years. Future minimum payments committed by the Company under these contracts as of December 31, 1998 are as follows:

        1999                   1,650,000
        2000                   1,650,000
        2001                   1,410,000
        2002                     830,000
                              ----------
                              $5,540,000
                              ==========

17.   LINE OF CREDIT

In July 1998, the Company entered into a line of credit agreement with a California finance company. This line of credit agreement is for $1,500,000 and has an interest rate of prime plus 2.65% (11.4% at December 31, 1998), with a maturity of July 2000. The security interest in the assets of the Company is limited to the accounts receivable for Heart Labs, Global, Valley, and FPII. As of December 31, 1998, the Company had an outstanding balance in the amount of $1,006,116.

The Company entered into a line of credit agreement with a South Carolina bank. This line of credit agreement is for $250,000 and has an interest rate of 8%, with a maturity of May 8, 1999. The security interest in the assets of the Company is limited to furniture, fixtures and equipment of Ivanhoe. As of December 31, 1998, the Company had an outstanding balance in the amount of $229,800.

The Company entered into a line of credit agreement with a finance company. This line of credit agreement is for $1,500,000 and has an interest rate of prime plus 2% (10.75% at December 31, 1998) with a maturity of October 13, 2001. The security interest in the assets of the Company is limited to all of the assets of the Company's subsidiary, Your Good Health Network, Inc. As of December 31, 1998, the Company had an outstanding balance in the amount of $614,475.

The Company entered into a loan agreement with Pointe Bank, a Florida banking corporation. This Line of Credit Agreement is for $250,000 and has an interest rate of prime plus 2%, with a maturity date of November 17, 1998. The bank's security interest in the assets of the Company is limited to the working capital line of credit. This line of credit was paid off in 1998.

18.   DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash, trade accounts receivable, notes receivable, excess of outstanding checks over bank balance, accounts payable: The carrying amounts approximate fair value because of the short maturity of those instruments.

Notes payable and Long term debt: The carrying amounts approximate fair value due to the length of the maturities and the interest rates not being significantly different from the current market rates available to the Company.

                       MEDICAL INDUSTRIES OF AMERICA, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

19.   SALE OF MOBILE LAB

On March 28, 1997, the Company entered into an asset purchase agreement whereby it sold a mobile cardiac catheterization lab for $800,000 subsequently reduced to $700,000, $100,000 in cash and a promissory note in the amount of $700,000 bearing an interest rate of ten percent to be paid over nine months at $60,000 per month with the balance of unpaid principal and accrued interest due and payable on December 15, 1997. This note was paid in March 1998.

20.   PREFERRED STOCK

In connection with the December 1995 investment in Westmark, the Company issued 10,000 shares of its Series B convertible preferred stock ("Series B Preferred Stock") which accrues dividends at a rate of 7% per annum. The shares of Series B Preferred Stock are convertible, at the option of the holder, for a period of ten years from the date of issuance, exercisable by giving written notice to the Company not less than thirty days prior to such conversion date into shares of common stock at a price which is fixed at an average of the bid and ask price as listed by NASDAQ for the thirty days prior to the conversion date.

The Company has the right, in its sole discretion, upon receipt of a notice of conversion, or earlier without receipt of any notice of conversion, to redeem, in whole or in part any shares of Series B Preferred Stock submitted for conversion, immediately prior to conversion, or otherwise outstanding and subject to a right of conversion. The redemption payment per share for each redemption of the Series B Preferred Stock shall be at a stated value of $200.00 per share. If less than all of the outstanding shares of the Series B Preferred Stock are redeemed at any time, then the shares of Series B Preferred Stock held by such holder, subject to such adjustment as may be equitably determined by the Company in order to avoid the redemption of fractional shares.

21.   CONVERTIBLE SUBORDINATED DEBENTURES

In 1997, the Company issued $400,000 of convertible subordinated debentures. These Debentures are unsecured debt securities, subordinated in right of payment to any debt of the Company (defined in the Debentures as any indebtedness, borrowed money or guarantee of such indebtedness) except debt that by its terms is not senior ("Senior Debt") in right of payment to the Debentures. The Debentures bear interest at the annual rate of 12% and mature between February 1999 and September 1999. Interest is payable monthly.

Pursuant to the terms of the Debentures as originally issued, the Debentures are convertible into shares of Common Stock at the rate of one share of Common Stock for each $2.00 of principal amount, subject to adjustment in the event of certain events, including: dividends or distributions on the Common Stock payable into shares of Common Stock; subdivisions, combinations or certain reclassifications of Common Stock; distributions to all holders of the Common Stock at less than the current market price at the time; or distributions to such holders of Common Stock of assets or debt securities of the Company or certain rights to purchase securities of the Company (excluding cash dividends or distributions from current retained earnings). During 1998, the Company repaid $275,000 of these subordinated debentures leaving an outstanding balance of $125,000.

In June 1998, the Company issued 367,500 10% convertible subordinated debentures calling for semi-annual interest with a maturity of June 2000. The holders of the 10% convertible subordinated debentures received options to purchase 141,750 shares of the Company's common stock at an exercise price of $1.50.

On July 31 1998, the Company issued $3,000,000 of 6% convertible A debentures, calling for semi-annual interest with a maturity date of July 29, 2001. The holders of the 6% convertible A debentures received options to purchase 300,000 shares of the Company's common stock at an exercise price of $2.50. The underwriter received options to purchase 60,000 shares of the Company's Common stock at an exercise price of $2.00. The convertible A debentures were issued through J.W. Genesis Financial Services Capital Markets and were issued to accredited investors. The total offering price was $3,000,000 and the underwriter's commission was $180,000.

The debentures are convertible into the Company's Common Stock based on the lower of $2.00 per share or 82.5% of the three lowest closing bid prices during the twenty-two (22) days immediately preceding the conversion date with a minimum conversion price of $1.00. The debentures are convertible into common stock at a maximum of 20% per month for each of the five months immediately succeeding the issuance date.

                       MEDICAL INDUSTRIES OF AMERICA, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

EITF D-60 requires the Company to record a beneficial conversion feature (BCF) when the Company issues convertible debt. The estimated fair value of the beneficial conversion feature of these debentures based on the common stock that can be converted at a discount to market aggregated $1,109,163 and has been amortized as additional interest expense over the five-month period in which the conversion can first take place which ended December 31, 1998. The estimated fair market value of the debenture conversion feature was calculated as the difference between the fair market value of the Company's common stock at the date of commitment and the conversion price multiplied by the number of shares to be issued upon conversion.

The Company has the right to redeem the debentures for cash at any time by paying a premium. This premium is 115% at any time the closing bid price of the Company's Common Stock is less than $1.00. If the closing bid price is greater than or equal to the floor price, the Company has the right to redeem the debentures for cash as follows:

                  REDEMPTION PERIOD                REDEMPTION RATE
                  -----------------                ---------------
                  7/29/98 - 1/29/99       =              107%
                  1/29/99 - 7/29/99       =              115%
                  7/29/99 -               =              120%

If the Company redeems the debentures at a premium, the excess over the carrying amount of the debentures, at the time, will be recorded as an extraordinary expense early extinguishment of debt. This is in accordance with EITF D-60, which was in effect at the time of the issuance of these debentures. If applicable, any future similar issues of debentures will be treated in accordance with EITF 98-5, which provides that, if the Company redeems the debentures, the beneficial conversion feature will be recalculated at the date of redemption and reduce additional paid in capital by the amount calculated. To the extent the premium paid is less than or greater than the value of the beneficial conversion feature calculated at the date of extinguishment, a gain or loss may result.

The Company is anticipating that these debentures will be converted into common stock or redeemed by the Company prior to maturity. The Company was obligated to file a registration statement covering the resale of the shares of common stock underlying the debentures. However, since the registration statement is not yet effective, the Company is subject to late filing penalties commencing November 31, 1998 of $30,000 per month ($30,000 at December 31, 1998).

22.   DISCONTINUED OPERATIONS

During the third quarter of 1998, the Company reviewed the operations of two of its subsidiaries, FPII and PRN. The Company determined that it was in the best interest of its shareholders to sell FPII to Dr. A. Razzak Tai and discontinue PRN.

The results of FPII and PRN have been classified as discontinued operations in the accompanying financial statements. The Company ceased the operations of FPII as of December 31, 1998. PRN ceased operations effective September 30, 1998.

With respect to the discontinuation of FPII, the Company entered into a Settlement Agreement with Dr. A. Razzak Tai, effective December 31, 1998. In settlement of all matters between the Company and FPII with respect to the acquisition of FPII by the Company and the employment of Dr. Tai, the Company agreed to provide Dr. Tai (i) 400,000 shares of the Company's common stock, which was previously provided at the initial closing; (ii) $150,000 in cash;
(iii) 150,000 options to purchase the Company's stock, all of which were previously granted; and (iv) certain furniture, fixtures, equipment, supplies and leases. In exchange, Dr. Tai executed a complete release in favor of the Company and has forfeited all rights he may have with respect to any additional MIOA stock, options, compensation or other consideration.

Net liabilities of the discontinued operations at December 31, 1998 consist primarily of trade payables and accrued expenses. The loss on disposal of the discontinued operations at December 31, 1998 is $1,510,308, consisting of a loss on disposal of $1,108,231 and a provision of $402,077 for anticipated future expenses related to these discontinued operations.

                       MEDICAL INDUSTRIES OF AMERICA, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997


Summarized results of FPII and PRN since inception are as follows:

                                                     1998             1997
                                                  -------------    ------------
        Loss from operations                      $ (1,441,799)     $ (444,721)
        Loss on disposal                            (1,510,308)              -
                                                  -------------     -----------
        Total loss on discontinued operations     $ (2,952,107)     $ (444,721)
                                                  =============     ===========

23.  BUSINESS SEGMENT INFORMATION

The Company adopted SFS No. 131, "Disclosures About Segments of An Enterprise and Related Information," in 1998 which changes the way the Company reports information about its operating segments. With the October 15, 1998 acquisition of YGHN, the Company reorganized itself into four main business units:
Cardiology Ancillary Services, International Air Ambulance, Pain/Sleep Management, and Pharmacy Services. The information for 1997 has been restated in order to conform to the 1998 presentation.

CARDIOLOGY ANCILLARY SERVICES currently operates three mobile cardiac catheterization laboratories which perform outpatient cardiology procedures and diagnostic tests. The cardiology ancillary services unit typically contracts with smaller, non-urban hospitals which may not have in-house cardiac catheterization capabilities, or larger hospitals which use the mobile labs for when they exceed their existing capacity.

INTERNATIONAL AIR AMBULANCE offers national and international fixed-wing air ambulance transport services to ill, injured or otherwise incapacitated persons requiring relocation and possible emergency medical care during flight. Circumstances requiring Global's transport services include the relocation of patients requiring specialized medical procedures such as organ transplants, cancer treatment, specialized cardiac surgery, burn care, stroke care and advanced brain and spinal cord surgery, as well as transportation to hospitals and medical facilities recognized nationally for excellence in their respective fields. The flights are generally long distance in nature.

PAIN AND SLEEP MANAGEMENT offers sleep and disordered breathing diagnostic programs to physicians and hospitals, and provides pain rehabilitation and occupational, speech, and physical therapy services.

PHARMACY SERVICES is a closed network pharmacy located in Lakeland, Florida, provides unit-dosed medications to over 2,000 residents in assisted-living facilities across Florida. Pharmacy services delivers medications to the facilities, provides training workshops, and does third-party billing.

The accounting policies of the reportable segments are the same as those described in Note A to the Company's Consolidated Financial Statements. The Company evaluates the performance of its operating segments based upon income before taxes and nonrecurring and extraordinary items.

Summarized financial information concerning the Company's reportable segments is shown in the following table. Corporate related items, results of insignificant operations, and as it relates to segment profit (loss) and income and expense not allocated to reportable segments are included in the reconciliations to consolidated results.

Segment information for the years 1998 and 1997 was as follows:

                       CARDIOLOGY
                        ANCILLARY       INTERNATIONAL    PAIN/SLEEP
                        SERVICES        AIR AMBULANCE    MANAGEMENT    PHARMACY       TOTAL
                     ----------------   --------------   -----------   ---------    ----------
      1998
      ----
Net sales                 1,017,544        7,179,566     2,961,767     2,565,887    13,724,764
Operating earnings         (665,617)        (975,770)      150,775       (14,273)   (1,504,885)
Depreciation and
  amortization              153,731          956,687       170,347        50,392     1,331,157
Total assets              1,013,867       12,567,707     9,036,238     1,755,507    24,373,319

      1997
      ----
Net sales                 2,375,309                -             -           -       2,375,309
Operating earnings          647,806                -             -           -         647,806
Depreciation and
  amortization              181,793                -             -           -         181,793
Total assets                188,304       11,603,319             -           -      11,791,623

                       MEDICAL INDUSTRIES OF AMERICA, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

Reconciliation to consolidated amounts:

                                                        1998           1997
                                                     -----------    -----------
Revenues
   Total revenues for reportable segments             13,724,764      2,375,309
   Other Revenues                                      1,006,562        182,757
                                                     -----------    -----------
      Total consolidated revenues                     14,731,326      2,558,066
                                                     -----------    -----------
Operating Loss
   Total earnings for reportable segments             (1,504,885)       647,806
   Intercompany allocations                               62,763
   Unallocated amounts
      Corporate headquarters expense                  (2,884,365)    (1,729,237)
      Gain on retirement of debt                         169,566
      Equity in net income (loss) of investee             80,685
      Loss on sale of building                          (234,862)
      Merger costs                                      (117,748)
      Loss from discontinued operation                (2,952,107)      (444,721)
                                                     -----------    -----------
Consolidated operating loss                           (7,380,953)    (1,526,152)
                                                     ===========    ===========
Assets
   Total assets for reportable segments               24,373,319     11,791,623
   Other assets                                        3,840,485      9,930,568
   Corporate headquarters - fixed assets                 118,906        555,922
                                                     -----------    -----------
Total consolidated assets                             28,332,710     22,278,113
                                                     ===========    ===========

24. ESCROW AGREEMENT

In September 1992, the Company's Pre-Initial Public Offering, the ("Escrow Holders") IPO shareholders, entered into an Escrow Agreement whereby an aggregate of 47,500 shares of their common stock were owned by Mrs. Marilyn Zinns and Mr. Milton Barbarosh were being held in escrow until the date all such shares were to be released to the Escrow Holders or transferred to the Company in accordance with the provisions described below.

The Escrow Shares would have been released to the shareholders only if either of the following conditions were met: (1) the Company's income before income taxes during 1994, 1995 and 1996 exceeded certain defined levels or (2) if the bid price of the common stock exceeded $12.50 at any time prior to December 31, 1996. Neither of the conditions for release was met in 1996, 1995 or 1994; therefore, 47,500 Escrow Shares were forfeited and contributed to the capital of the Company in 1998.

25. SUBSEQUENT EVENTS

Effective March 1, 1999, the Company acquired 100% of the outstanding stock of Air Response, Inc. in exchange for $5,800,000. One half of the consideration will be paid in common stock of the Company at a rate of $.75 per share with the balance under an earnings arrangement payable over three years.

The Company has signed a Definitive Agreement to merge with American Enterprise Solutions, Inc. The agreement calls for the Company's shareholders to own 50% or more of the outstanding stock of the combined entities. The merger is subject to completion of satisfactory due diligence, audited financial statements, and the approval of the shareholders of each company.

In 1999, the Company, pursuant to a private placement, offered up to $2,000,000 of 12% convertible debentures. At March 31, 1999, $470,000 were sold. The debenture is convertible into common stock at $.50 per share, the approximate fair market value at the time. There are also warrants to purchase common stock at $.50 per share for each dollar invested.

                       MEDICAL INDUSTRIES OF AMERICA, INC.

                    10-QSB - QUARTER ENDED SEPTEMBER 30, 1999



                                      INDEX


FORM 10-QSB  FORM 10-QSB  FORM 10-QSB
PART NO.     ITEM NO.     DESCRIPTION                                  PAGE NO.

I.                        FINANCIAL INFORMATION

              1.          Financial Statements

                    -     Condensed Consolidated Balance
                          Sheet as of September 30, 1999                   F-31

                    -     Condensed Consolidated Statements of Operations
                          and Accumulated Deficit for the Three and Nine
                          Months Ended September 30, 1999 and 1998         F-33

                    -     Condensed Consolidated Statements of Cash
                          Flows for the Nine Months Ended
                          September 30, 1999 and 1998                      F-34

                    -     Notes to Condensed Consolidated Financial
                          Statements                                       F-36

              2.          Management's Discussion and Analysis
                          or Plan of Operations                            F-40

           CYBER-CARE, INC. F/K/A MEDICAL INDUSTRIES OF AMERICA, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1999
                            ------------------------
                                   (Unaudited)

                                     ASSETS

CURRENT ASSETS:
   Cash and cash equivalents .................................     $    784,704
   Accounts receivable - trade, net of allowance for
     doubtful accounts of $1,654,985..........................        6,256,236
   Current portion of mortgage and notes receivable ..........           73,573
   Inventories of medical supplies ...........................          204,564
   Prepaid expenses and other current assets .................        1,167,447
                                                                   ------------
     Total current assets ....................................        8,486,524
                                                                   ============

PROPERTY AND EQUIPMENT:
   Aircraft and related equipment ............................       20,899,836
   Medical equipment .........................................        1,789,782
   Furniture, office and other equipment and improvements ....        1,701,308
                                                                   ------------
                                                                     24,390,926
   Less: accumulated depreciation and amortization ...........       (3,093,689)
                                                                   ------------
     Net property and equipment ..............................       21,297,237
                                                                   ============

OTHER ASSETS:
   Mortgage and notes receivable, less current portion .......          140,207
   Goodwill, net of accumulated amortization of $256,532 .....        8,087,452
   Investment in equity securities ...........................        2,754,184
   Medical technology and other licenses .....................       12,558,890
   Other assets ..............................................        1,787,131
                                                                   ------------
        Total other assets ...................................       25,327,864
                                                                   ------------
        TOTAL ASSETS .........................................     $ 55,111,625
                                                                   ============

  The Accompanying Notes Are an Integral Part of the Condensed Consolidated
                              Financial Statements

           CYBER-CARE, INC. F/K/A MEDICAL INDUSTRIES OF AMERICA, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1999
                            ------------------------
                                   (Unaudited)

                      LIABILITIES AND SHAREHOLDERS' EQUITY


CURRENT LIABILITIES:

Line of credit ...........................................................................    $  3,554,051
Current maturities of long-term debt and notes payable ...................................       2,302,359
Current maturities of capital lease obligations ..........................................         186,350
Current maturities of convertible subordinated debentures ................................          75,000
Accounts payable .........................................................................       4,802,542
Accrued liabilities ......................................................................       3,553,344
                                                                                              ------------
         Total current liabilities .......................................................      14,473,646
                                                                                              ------------

LONG-TERM LIABILITIES:

Long-term debt and notes payable, less current maturities ................................      12,159,694
Capital lease obligations, less current maturities .......................................         614,615
Subordinated debentures ..................................................................         367,500
Convertible subordinated debentures, less current maturities .............................         850,000
                                                                                              ------------
         Total long-term liabilities .....................................................      13,991,809
                                                                                              ------------
         Total Liabilities ...............................................................      28,465,455
                                                                                              ============

COMMITMENTS AND CONTINGENCIES


SHAREHOLDERS' EQUITY:

Preferred shares, authorized 20,000,000 shares - none issued and outstanding
Common shares, $.0025 par value, authorized 200,000,000; 39,136,416 issued
  and outstanding ........................................................................          97,841
Additional paid-in capital ...............................................................      53,333,245
Accumulated deficit ......................................................................     (26,784,916)
                                                                                              ------------
          Total shareholders' equity .....................................................      26,646,170
                                                                                              ------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ...............................................    $ 55,111,625
                                                                                              ============

  The Accompanying Notes Are an Integral Part of the Condensed Consolidated
                              Financial Statements

           CYBER-CARE, INC. F/K/A MEDICAL INDUSTRIES OF AMERICA, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT
     -----------------------------------------------------------------------

                                                      THREE MONTHS ENDED                 NINE MONTHS ENDED
                                                        SEPTEMBER 30,                       SEPTEMBER 30,
                                                          (UNAUDITED)                        (UNAUDITED)

                                                      1999             1998             1999             1998
                                                  ------------     ------------     ------------     ------------
Income:
      Revenue from operations ................    $ 10,772,612     $  3,678,198     $ 27,520,587     $ 11,025,372
      Equity in net income of investee .......            --             78,984           90,300          136,413
      Gain on sale of investment in equity
        securities ...........................          76,790             --             76,790             --
      Gain on sale of subsidiary .............            --               --          1,255,959             --
                                                  ------------     ------------     ------------     ------------
                 Total income ................      10,849,402        3,757,182       28,943,636       11,161,785
                                                  ------------     ------------     ------------     ------------
Expenses:
      Cost of revenues .......................       6,394,024        1,443,532       15,497,641        5,358,301
      General and administrative expenses ....       2,834,749        1,372,033        7,956,812        3,434,496
      Depreciation and amortization ..........         766,770          545,687        2,080,985          951,123
      Interest expense, net ..................         486,603          295,376        1,665,480          642,250
      Interest - beneficial conversion feature         132,156             --            884,289             --
                                                  ------------     ------------     ------------     ------------
                 Total expenses ..............      10,614,302        3,656,628       28,085,207       10,386,170
                                                  ------------     ------------     ------------     ------------

Income from continuing operations ............         235,100          100,554          858,429          775,615
Merger costs .................................            --            117,748             --            117,748
Loss from discontinued operations ............            --          1,476,098             --          1,598,704
Loss from disposal of discontinued operations             --            678,529             --            678,529
                                                  ------------     ------------     ------------     ------------
Net income (loss) ............................         235,100       (2,171,821)         858,429       (1,619,366)

Accumulated deficit-beginning of periods .....     (27,020,016)     (19,709,936)     (27,643,345)     (20,262,391)
                                                  ------------     ------------     ------------     ------------
Accumulated deficit-end of periods............    $(26,784,916)    $(21,881,757)    $(26,784,916)    $(21,881,757)
                                                  ------------     ------------     ------------     ------------

Earnings (loss) per share of common stock:
        Basic earnings per share:
            Income from continuing operations     $        .01     $        .01     $        .03     $        .04
            Discontinued operations ..........    $       --       $       (.12)    $       --       $       (.13)
                                                  ------------     ------------     ------------     ------------
            Net income (loss) ................    $        .01     $       (.11)    $        .03     $       (.09)
                                                  ============     ============     ============     ============
        Diluted earnings (loss) per share ....    $        .01     $       (.11)    $        .03     $       (.09)
                                                  ============     ============     ============     ============

Weighted average shares outstanding:
       Basic .................................      30,752,747       19,472,557       26,058,396       18,398,760
                                                  ============     ============     ============     ============
       Diluted ...............................      35,793,678       19,472,557       30,149,801       18,398,760
                                                  ============     ============     ============     ============


  The Accompanying Notes Are an Integral Part of the Condensed Consolidated
                              Financial Statements

           CYBER-CARE, INC. F/K/A MEDICAL INDUSTRIES OF AMERICA, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                 -----------------------------------------------

                                                       NINE MONTHS ENDED SEPTEMBER 30,
                                                                 (UNAUDITED)
                                                            1999            1998
                                                         -----------     -----------
Operating activities:
Income from continuing operations ...................    $   858,429     $   775,615
Loss from discontinued operations ...................           --        (1,598,704)
Loss from disposal of discontinued operations .......           --          (678,529)
Writedown of merger costs ...........................           --          (117,748)
Adjustments to reconcile net income to net cash
used in operating activities:
     Depreciation and amortization ..................      2,080,985         951,123
     Beneficial conversion feature ..................        884,289            --
     Common stock issued for services rendered ......         84,032          22,894
     Equity in loss from unconsolidated company .....        (90,300)       (136,413)
     Gain on sale of subsidiary .....................     (1,255,959)           --
     Gain on sale of investment in equity securities         (76,790)           --
     Changes in assets and liabilities:
        (Increase) decrease in:
        Accounts receivable - Trade .................     (4,367,792)     (2,914,041)
        Inventories of medical supplies .............        (79,039)        (31,153)
        Prepaid expenses and other current assets ...       (186,086)       (499,419)
        Other assets ................................       (655,657)       (564,840)
        Increase (decrease) in:
        Accounts payable ............................      1,377,894         751,254
        Accrued liabilities .........................       (265,736)        141,701
                                                         -----------     -----------
   Net cash  used in operating activities ...........     (1,691,730)     (3,898,260)
                                                         -----------     -----------
Investing activities:
Issuance of notes receivable ........................           --          (805,468)
Payment of notes receivable .........................        205,365         852,010
Purchases of property and equipment .................     (1,866,586)     (1,107,130)
Purchase of goodwill ................................        (27,041)       (313,760)
Proceeds from sale of investment in equity securities         60,833            --
                                                         -----------     -----------
   Net cash used in investing activities ............     (1,627,429)     (1,374,348)
                                                         -----------     -----------
Financing activities:
Proceeds from long-term debt ........................        276,203       3,395,179
Proceeds from convertible subordinated debentures ...      2,800,000       3,367,500
Repurchase of debentures ............................           --          (275,000)
Net advances on line of credit ......................      1,662,250            --
Payments of capital lease obligations ...............       (127,787)       (127,480)
Payments of long-term debt ..........................     (1,299,380)     (1,056,399)
Proceeds from exercise of warrants and stock options          94,000            --
                                                         -----------     -----------
   Net cash provided by financing activities ........      3,405,286       5,303,800
                                                         -----------     -----------
Net increase in cash and cash equivalents ...........         86,127          31,192
Cash and cash equivalents at the beginning of period         698,577         958,902
                                                         -----------     -----------
Cash and cash equivalents at the end of period ......    $   784,704     $   990,094
                                                         ===========     ===========

  The Accompanying Notes Are an Integral Part of the Condensed Consolidated
                              Financial Statements

           CYBER-CARE, INC. F/K/A MEDICAL INDUSTRIES OF AMERICA, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
         -----------------------------------------------------------

Supplemental disclosure of cash flow information:

Interest paid .......................................    $ 1,613,857     $   536,927
                                                         ===========     ===========

Supplemental disclosure of non-cash investing and financing activities:

      On April 1, 1998, the Company exchanged 680,000 common shares of the Company valued at approximately $1.50 per share and a note payable in the amount of $90,000 to acquire 100% of the outstanding common stock of Pharmacy Care Specialists, Inc. ("PCS").

      On April 1, 1998, the Company exchanged 607,500 common shares of the Company valued at approximately $1.50 per share for an 81% interest in Ivanhoe Medical Systems, Inc. ("Ivanhoe").

      Effective September 1, 1998, the Company exchanged 1,320,000 common shares of the Company valued at $1 per share to acquire 100% of the outstanding stock of Valley Pain Centers, Inc. ("Valley").

      On March 1, 1999, the Company exchanged 3,866,667 common shares of the Company, valued at $2,900,000 for 100% of the outstanding common stock of Air Response, Inc.

      During the nine months ended September 30, 1999, the Company issued 135,750 shares of the Company's common stock in lieu of services rendered valued at $84,032.

      During the nine months ended September 30, 1999, the Company issued 40,000 shares as part of a 1998 settlement to a former employee.

      In January 1999, certain debenture holders exercised their option to convert $102,077 of subordinated debentures and accrued interest into common stock which the Company issued 102,077 shares of common stock.

      On May 3, 1999, the Company sold Valley Pain Center to two former officers of the Company for 1,544,036 shares of the Company's common stock with a market value of $2,702,000 ($1.75 a share), cash and other consideration of $352,000, and the repayment of approximately $300,000 of liabilities owed by Valley, resulting in a gain of $1,255,959. The Company retired 1,544,036 shares of the Company's common stock from this transaction.

      During the nine months ended September 30, 1999, the Company issued 298,578 common shares in lieu of cash payments on subordinated debentures valued at $294,000.

      During the nine months ended September 30, 1999, the Company repurchased 54,806 common shares of the Company at $1.75 from a former officer and director. In payment of all obligations due the former officer, the Company issued a note in the amount of $100,000.

      During the nine months ended September 30, 1999, the Company issued 57,630 common shares as partial consideration for the purchase of certain operating assets. The shares were valued at $62,500.

      Effective September 1, 1999, the Company exchanged 7,399,996 common shares of the Company valued at $1.12 per share to acquire 100% of the outstanding stock of Cybercare, Inc.

      In partial payment on the sale of shares of Westmark common stock, the Company received $272,500 of its outstanding preferred stock held by Westmark.

      During the nine months ended September 30, 1999, the Company used 6,918,001 shares of the Company's common stock for conversion of subordinated debentures totaling $5,000,000.

      In July 1999, the Company issued 118,223 shares of the Company's common stock to officers and employees in repayment of loans valued at $.60 per share or $70,934.

      In August 1999, the Company issued 34,090 additional shares of the Company's common stock for the balance due on an acquisition for the assets of a rehabilitation company valued at $37,500.

      The value of the above common shares was determined using the quoted market prices on the dates the transactions took place.

   The Accompanying Notes Are an Integral Part of the Condensed Consolidated
                             Financial Statements.

           CYBER-CARE, INC. F/K/A MEDICAL INDUSTRIES OF AMERICA, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1999
                                   (UNAUDITED)


Note 1 - Organization and Summary of Significant Accounting Policies

Organization

      Cyber-Care, Inc. F/K/A Medical Industries Of America, Inc. ("Cyber-Care" or the "Company") was incorporated in the State of Florida on September 29, 1989 and commenced operations on February 27, 1990. At the 1999 Annual Shareholder meeting, which took place on August 26, 1999, the shareholders of the Company approved the change in the Corporation's name to Cyber-Care, Inc.

      The Company is a technology assisted disease management company and also operates physical, occupational and speech therapy centers, provides pharmaceutical services, sleep apnea, international air ambulance transport services and other services.

      The Company currently has approximately 5,200 shareholders.

Basis of Presentation and Consolidation

      The accompanying condensed consolidated financial statements are unaudited. These statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to state fairly the consolidated financial position and consolidated results of operations as of and for the periods indicated. These consolidated financial statements should be read in conjunction with the Company's consolidated financial statements and notes thereto for the year ended December 31, 1998, included in the Company's Form 10-KSB/A as filed with the Securities and Exchange Commission.

      The Company's consolidated financial statements include the activity of the Company and its wholly owned subsidiaries. The consolidated financial statements include, from the date of acquisition, the results of operations of Air Response, Inc., and Cybercare, Inc. (see Note 2)

Earnings Per Common Share

      Basic earnings per common share are calculated by dividing earnings by the weighted average common shares outstanding. Diluted earnings per share have been computed based on the assumption that all of the convertible preferred stock and convertible subordinated debentures are converted into common shares, and that all stock options where the exercise price is less than the market value have been considered exercised under the treasury stock method. Under this assumption, the weighted average number of common shares outstanding has been increased accordingly.

Goodwill and Medical technology and other licenses

      Goodwill was recorded at cost and is amortized using the straight-line method over twenty-five years.

      Medical technology and other licenses were recorded at cost and are amortized using the straight-line method over ten to seventeen years.

      The Company periodically evaluates the recovery of the carrying amount of intangibles by determining if any impairment indicators are present. These indicators include management's plans for the division, income derived from the business acquired and other factors. If this review indicates that intangibles will not be recoverable, as principally determined based on the estimated undiscounted cash flows of the entity over the remaining amortization period, the Company's carrying value of the intangibles is reduced by the amount the carrying value exceeds its fair value.

Estimates

      The preparation of financial statements in conformity with general accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 2 - Businesses Acquired

      Effective March 1, 1999, the Company acquired 100% of the outstanding common stock of Air Response, Inc. ("Air Response") in exchange for $2,900,000 in common stock valued at $.75 per share plus an earn up arrangement payable over three years. The maximum additional payout on the earnout over the three-year period is $2,900,000 which will take the form of a convertible interest-bearing debenture. The acquisition has been accounted for using the purchase method of accounting. The net assets and revenue and expenses of Air Response have been included in the Company's consolidated financial statements from the date of acquisition.

      Effective September 1, 1999, the Company acquired 100% of the outstanding common stock of CyberCare, Inc. in exchange for 7,399,996 in common stock valued at $1.12 per share and changed its name to Cyber-Care, Inc. The acquisition has been accounted for using the purchase method of accounting. The net assets and revenue and expenses of Cybercare, Inc. have been included in the Company's consolidated financial statements from the date of acquisition. The former shareholders of Cybercare, Inc. have been given registration rights which provide that if the fair market value of the Company's common stock at the effective date of the registration statement is less then $1.50, enough additional shares will be issued to ensure that those shareholders have received at least $1.50 per share value.

      The following unaudited pro forma summary presents the consolidated results of operations as if the acquisitions of Air Response, Inc. and CyberCare, Inc. had occurred on January 1, 1998, after giving effect of certain adjustments, including amortization of goodwill and related income tax effects. The pro forma financial information does not purport to be indicative of the results of operations that would have occurred had the transactions taken place at the beginning of the periods presented or of future results of operations.

                                        NINE MONTHS ENDED SEPTEMBER 30,
                                        ------------------------------
                                             1999             1998
                                         ------------     ------------
      Revenue .......................    $ 31,047,597     $ 20,670,059
                                         ------------     ------------
      Loss from continuing operations        (736,370)        (194,306)
                                         ------------     ------------
      Net loss ......................        (736,370)      (2,436,812)
                                         ------------     ------------
      Basic loss per share ..........    $       (.02)    $       (.08)
                                         ------------     ------------

Note 3 - Private Placement

      During the nine months ended September 30, 1999, the Company, pursuant to a private placement, sold $2,000,000 of 12% convertible debentures together with 2,000,000 three-year detachable warrants. The warrants may be exercised at any time through April, 2002 for $.50 per share. The debentures are due through April 2002 with interest payable semi-annually. The debentures are convertible at any time into common stock at $.50 per share. The market price of the Company's common stock was between $.656 and $1.125 per share on the dates the debentures were issued. The majority of the debentures were issued when the Company's stock price was approximately $.656 per share. The proceeds were used for general corporate purpose. The securities issued in connection with the private placement are exempt from registration pursuant to Regulation D, rule 506. This transaction was approved by the Company's shareholders.

      During the quarter ended September 30, 1999, the Company, pursuant to a private placement sold $850,000 of 10% convertible debentures together with 847,000 three-year warrants at $1.25 per share, a substantial discount. This transaction was approved by the Company's shareholders. Subsequent to September 30, 1999, the Company sold $3,220,000 of convertible debentures together with 1,188,000 three-year warrants.

      During the quarter ended September 30, 1999, certain debenture holders exercised their options to convert $5,000,000 of subordinated debentures at various conversion prices for which the Company issued 6,918,001 shares of common stock.

      In accordance with EITF D-60, the Company is required to amortize as additional interest expense the difference between the market price of the Company's common stock and the conversion rate of the subordinated debentures at the commitment date (i.e., Beneficial Conversion Feature or "BCF"). The term of the amortization is for the period from the date of closing through the date the debenture can be first converted.

      EITF D-60 requires a beneficial conversion feature (BCF) to be recorded (a non-recurring item) when convertible debt is issued. The Company recorded a BCF on the issuance of subordinated debentures totaling $799,218, of which $231,830 has been recorded in the first quarter of 1999, $468,000 was recorded in the second quarter of 1999 and $99,388 was recorded in the third quarter of 1999. In accordance with SFAS 123 "Accounting for Stock Based Compensation," the detachable warrants issued in conjunction with the sale of the debentures have a fair market value of $727,700, which is being amortized over the life of the debentures in accordance with APB 14, paragraph 16. The Company amortized $32,768 and $85,071 during the three and nine month periods ended September 30, 1999, respectively, as additional interest expense relative to the fair market value of the warrants.

Note 4 - Litigation and Contingencies

      The Company is engaged in litigation with various parties regarding matters of dispute which have arisen in the normal course of business. In each instance of litigation where there is a material amount at dispute the Company has the benefit of indemnification from a third party.

Note 5 - Segment and Related Information

      The Company's reportable segments are international air ambulance transport, physical and occupational rehabilitation, pharmacy services and technology assisted disease management.

      INTERNATIONAL AIR AMBULANCE TRANSPORT offers national and international fixed-wing air ambulance transport services to ill, injured or otherwise incapacitated persons requiring relocation and possible emergency medical care during flight. Circumstances requiring the Company's transport services include the relocation of patients requiring specialized medical procedures such as organ transplants, cancer treatment, specialized cardiac surgery, burn care, stroke care and advanced brain and spinal cord surgery, as well as transportation to hospitals and medical facilities recognized nationally for excellence in their respective fields. The flights are generally long distance in nature.

      PHYSICAL AND OCCUPATIONAL REHABILITATION provides physical rehabilitation and occupational and speech therapy services and offers sleep and disordered breathing diagnostic programs to physicians and hospitals.

      PHARMACY SERVICES is a closed network pharmacy located in

Lakeland, Florida which provides unit-dosed medications to over 2,000 residents in assisted-living facilities across Florida. Pharmacy Services delivers medications to the facilities, provides training workshops, and does third-party billing.

      TECHNOLOGY ASSISTED DISEASE MANAGEMENT segment is currently in the startup stages, and will provide hardware and software products using internet technology for use in disease management services, data gathering and research.

      The accounting policies of the reportable segments are the same as those described in Note 1 to the Company's Condensed Consolidated Financial Statements. The Company evaluates the performance of its operating segments based upon income before taxes and nonrecurring charges such as beneficial conversion feature and extraordinary items.

      Segment information for the nine months ended September 30, 1999 and 1998 is as follows:

      For the nine months ended September 30, 1999:

                          International    Physical and                    Technology
                          Air Ambulance    Occupational                 Assisted Disease
                            Transport     Rehabilitation    Pharmacy       Management     Other Services        Total
                          ------------    --------------  ------------    ------------    --------------    ------------
Revenues from
  operations ...........  $ 14,936,461    $  7,007,720    $  3,560,629    $     16,457     $    694,176     $ 26,215,443

Income from continuing
  operations ...........       898,859         639,409         272,423        (757,911)        (278,750)         774,030
Depreciation and
  amortization .........     1,407,212         268,642          70,709              75          149,950        1,896,588
Total assets .........    $ 26,711,543    $  8,217,367    $  2,194,594    $ 11,757,330     $    768,760     $ 49,649,594

      For the nine months ended September 30, 1998:

                                            Physical and
                          International     Occupational
                          Air Ambulance    Rehabilitation    Pharmacy      Other Services      Total
                          -------------    --------------  ------------    --------------  ------------
Revenues from
  operations ...........  $  4,473,044     $    907,221    $  1,667,265    $  2,791,891    $  9,839,421
Income from continuing
  operations ...........      (122,259)         317,146          77,379         789,308       1,061,574
Depreciation and
  amortization .........       676,750           69,133          34,151          87,221         867,255
Total assets .........    $ 13,338,664     $  4,578,842    $  1,729,065    $  3,033,600    $ 22,680,171

      Reconciliation to consolidated amounts:

                                                                  For the Nine Months Ended September 30,
                                                               ----------------------------------------------
                                                                      1999                      1998
                                                               -------------------       --------------------
Revenues
    Total revenues for reportable segments                       $ 26,215,443                $9,839,421

    Other revenues                                                  1,305,144                 1,185,951
                                                               -------------------       --------------------
        Total revenues from operations                           $ 27,520,587               $11,025,372
                                                               ===================       ====================

Operating earnings
    Total earnings for reportable segments                          $ 774,030                $1,061,574
    Unallocated amounts
        Corporate headquarters expense                                 84,399                  (403,706)
        Loss from discontinued operations and disposal                      -                (2,277,233)
                                                               -------------------       --------------------
Net income  (loss)                                                 $  858,429               $(1,619,366)
                                                               ===================       ====================

Note 6 - Investment in Westmark Group Holdings, Inc. ("Westmark")

      Prior to September 30, 1999 the Company held 683,457 of Westmark's common stock, or an ownership of 20.6% and 333,333 shares, or an ownership of 20.7%, as of September 30, 1998. As a result of the Company's ownership in Westmark, the Company is required to account for this investment on the equity method. The equity method requires the Company to include in its statement of operations its proportionate ownership percentage of Westmark's quarterly profit.

      On September 30, 1999, the Company exercised its right to require Westmark to repurchase $333,333 of Westmark's common stock held by the Company at a price of $5.73 per share. The consideration received by the Company was $60,833, in cash and return of all of the Company's outstanding preferred stock held by Westmark valued at $272,500. Effective with this repurchase, the Company's ownership in Westmark decreased to 18.9% and will require the Company to change its accounting for this investment to the cost method.

Note 7 - Sale of Valley Pain Center Subsidiary

      On May 3, 1999, the Company sold Valley Pain Centers, Inc. ("Valley") to two former officers of the Company for 1,544,036 shares of the Company's common stock with a market value of $2,702,000 ($1.75 a share), cash and other consideration of $352,000, and the repayment of approximately $300,000 of liabilities owed by Valley, which resulted in a gain on the sale of $1,255,959. The Company retired 1,544,036 shares of the Company's common stock as a result of this transaction.

Note 8 - Line of Credit

      During the nine months ended September 30, 1999, the Company increased its availability under its line of credit from $1,500,000 to $3,500,000.

Note 9 - Sale of Common Stock

      On July 21, 1999, the Company entered into a commitment with a financial institution for the sale of up to $25,000,000 of the Company's common stock in amounts that could exceed 20% or more of the Company's issued and outstanding common stock as of a certain date subject to shareholder approval at the Company's annual meeting. At the Company's option, this line of credit using underwritten stock, may or may not be used to finance various activities of the Company. No shares have been sold under this agreement as of September 30, 1999. This transaction was approved by the Company's shareholders.

Note 10 - Termination of merger agreement

      On August 11, 1999, the Company terminated the definitive agreement, originally entered into in March 1999, to merge with American Enterprise Solutions, Inc.

ITEM 2.     MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

FORWARD-LOOKING STATEMENT

      This Quarterly Report on Form 10-QSB contains forward-looking statements. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements. These factors include, without limitation, changes in the regulation of the healthcare industry at either the federal and state levels, changes in reimbursement for services by government or private payors, competitive pressures in the healthcare industry and the Company's response thereto, the Company's ability to obtain and retain favorable arrangements with third-party payors, the Company's ability to obtain capital in favorable terms and conditions, and general conditions in this economy.

      The following discussion of the Company's results of operations and financial condition should be read in conjunction with the Company's condensed consolidated unaudited Financial Statements listed in Part I, Item I and the Notes thereto appearing elsewhere in this Form 10-QSB, and the Company's audited Financial Statements and the Notes thereto appearing in the Company's 1998 Annual Report on Form 10-KSB/A.

COMPARISON OF THE RESULTS OF OPERATIONS FOR NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

      Revenue increased 150% to $27.5 million for the nine months ended September 30, 1999 from $11 million for the 1998 period, driven by increases in all business segments except technology assisted disease management which is further explained below. Net income increased to $858,000 for the nine months ended September 30, 1999 in comparison to a net loss of $1.6 million for the same period in 1998. The results were driven by internal growth, reduction in expenses and acquisitions which were partially offset by increased interest expense including a beneficial conversion feature of $884,000.

      International Air Ambulance's revenue increased 233%, or $10.4 million, to $14.9 million for the nine months ended September 30, 1999, driven by the acquisition of Air Response, Inc. effective March 1, 1999 and internal growth. Operating income increased 822% or $1 million to $899,000 for the nine months ended September 30, 1999, reflecting the acquisition of Air Response, increased utilization of aircraft and decrease in overall operating costs, as a percentage of revenue, due to synergies.

      Physical and Occupation Rehabilitation's revenue increased 672%, or $6.1 million, to $7 million, driven by the acquisition of Your Good Health Network, effective October 15, 1998, and internal growth. Operating income increased 102% or $322,000, to $639,000 for the nine months ended September 30, 1999, reflecting the acquisition of Your Good Health Network and internal growth.

      Pharmacy's revenue increased 114%, or $1.9 million, to $3.6 million for the nine months ended September 30, 1999. The increase reflects three additional months of activity over 1998 and substantial internal growth. Operating income increased 252%, or $195,000, to $272,000 for the nine months ended September 30, 1999, reflecting increase in gross margins and decrease in operating costs as a percentage of revenue.

      Technology assisted disease management segment had minimal revenue for the period. We have incurred approximately $758,000 in expenses for the period since acquisition. We will incur similar costs including amortization of licenses through the first quarter of 2000 at which time we anticipate generating revenue.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1999 AS COMPARED TO THE THREE MONTHS ENDED SEPTEMBER 30, 1998

      Revenue increased 192% to $10.8 million for the quarter ended September 30, 1999 from $3.7 million for the 1998 period driven by increases in all business segments except Technology assisted disease management which is further explained below. Net income increased to $235,000, from a loss of $2.2 million for the 1998 period. These results were driven by internal growth, reduction in expenses, and acquisitions which were partially offset by increased interest including beneficial conversion feature of $132,000.

      International Air Ambulance's revenue increased 200%, or $4.2 million, to $5.6 million for the nine months ended September 30, 1999, driven by the acquisition of Air Response, Inc. and internal growth.

Operating income increased by $373,000 to $224,000 for the nine months ended September 30, 1999, reflecting the acquisition of Air Response, increased utilization of aircraft and decrease in overall operating costs as a percentage of revenue due to the synergies.

      Physical and Occupational Rehabilitation's revenue increased 767% or $2.3 million to $2.6 million for the nine months ended September 30, 1999, driven by the acquisition of Your Good Health Network, effective October 15, 1998 and internal growth, but is offset by the sale of Valley Pain Centers, Inc. Operating income increased by $68,000 to $9,000 reflecting the acquisition of Your Good Health Network and internal growth but offset by the reduction in profits due to the sale of Valley Pain.

      Pharmacy revenue increased 50%, or $451,000, to $1,345,000 for the nine months ended September 30, 1999, due to internal growth. Operating income decreased 97%, or $56,000, to $2,000 for the nine months ended September 30, 1999, due to higher costs for pharmaceutical drugs and an increase in overhead to accommodate the infrastructure necessary for significantly higher volume.

      Technology Assisted Disease Management segment had minimal revenue for the period. We have incurred approximately $791,000 in expenses for the period since acquisition. We will incur similar costs including amortization of licenses through the first quarter of 2000 at which time we anticipate generating revenue.

                        LIQUIDITY AND CAPITAL RESOURCES

      Cash used in operating activities - The Company's net cash flow from operating activities resulted in deficits of $1.7 million and $3.9 million for the nine months ended September 30, 1999 and 1998, respectively. The $2.2 million decrease is due primarily to the increase in profitability before non-cash items, such as depreciation and amortization.

      Cash used in investing activities - The Company's net cash used in investing activities for the nine months ended September 30, 1999 was $1.6 million as compared to net cash used in investing activities for the nine months ended September 30, 1998 of $1.4 million. This is due primarily to an increase in equipment purchases relating to aircraft.

      Cash flow from financing activities - The Company's net cash flows from financing activities during the nine months ended September 30, 1999 decreased by $1.9 million to $3.4 million from $5.3 million during the nine months ended September 30, 1998, due primarily to an increase in private placement proceeds received during the nine months ended September 30, 1999 and net advances on the line of credit.

      During the nine months ended September 30, 1999, the Company, pursuant to a private placement, sold $1.9 million of 12% convertible debentures. The proceeds are to be used for general working capital purposes. All of these debentures were converted into common stock as of September 30, 1999.

      During the quarter ended September 30, 1999, the Company, pursuant to a private placement and approval by the Company's shareholders, sold $850,000 of 10% convertible debentures together with 847,000 three year warrants at substantially $1.25 per share. Subsequent to September 30, 1999, the Company sold $3,220,000 of convertible debentures together with 1,188,000 three year warrants. The proceeds are to be used for general working capital purposes.

      The Company had a working capital deficiency of $6 million at September 30, 1999 compared to working capital deficiency of $2.5 million at December 31, 1998. The increase in working capital deficiency is due to the Company generating a substantial portion of its revenue utilizing long-term assets which are financed by short-term liabilities.

      The Company's capital requirements in connection with its business plans will be significant. The Company believes that net proceeds of future anticipated securities offerings, and giving effect to revenues which are projected to be realized from operations, should be sufficient to fund ongoing operations and its business plan. Notwithstanding, there is no assurance that such anticipated offerings will be undertaken, and if undertaken, will be successful or that such proceeds derived therefrom, will in fact be sufficient to fund operations and meet the needs of the Company's business plans.

Year 2000 Costs

      In July 1996, the Emerging Issues Task Force of the Financial Accounting Standards Board reached a consensus on Issue 96-14 that costs associated with modifying computer software for the year 2000 be expended as incurred. The Company has made several acquisitions and is assessing the extent of the necessary modification to their computer software but anticipates that it will not have a material effect on the Company's financial statements.

      Until the completion of the resale of the common stock included in this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                 CYBERCARE, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                               REPORT ON AUDIT OF
                              FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                 CYBERCARE, INC.
                          (A DEVELOPMENT STAGE COMPANY)


                                TABLE OF CONTENTS


                                                                         PAGE #
                                                                         ------
Report of independent accountants                                         F-43

Financial statements:

   Balance sheet                                                          F-44

   Statement of operations                                                F-45

   Statement of shareholders' deficit                                     F-46

   Statement of cash flows                                                F-47


Notes to financial statements                                            F-48-52

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Shareholders
CyberCare, Inc.

We have audited the accompanying balance sheet of CyberCare, Inc. (a Development Stage Company) as of December 31, 1998, and the related statements of operations, shareholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements referred to above present fairly, in all material respects, the financial position of CyberCare, Inc. as of December 31, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.


/S/ Templeton & Company, P.A.

Royal Palm Beach, Florida
June 16, 1999

                                 CYBERCARE, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                  BALANCE SHEET
                                DECEMBER 31, 1998


                                     ASSETS

Current assets:
   Cash .........................................................     $  30,854
   Other current assets .........................................         1,000
                                                                      ---------
     Total current assets .......................................        31,854

Property and equipment, net .....................................        20,508
                                                                      ---------
         Total assets ...........................................     $  52,362
                                                                      =========

                      LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities:
   Accounts payable .............................................     $  20,381
   Licensing fees payable .......................................       487,912
   Accrued expenses .............................................        20,013
                                                                      ---------
     Total current liabilities ..................................       528,306
                                                                      =========
Commitments (Notes 4 and 6)

Shareholders' deficit:
   Common stock, no par value; 24,000,000 shares
     authorized; 5,086,663 shares issued and
     outstanding ................................................       365,000
   Common stock subscribed (Note 4) .............................        91,250
   Deficit accumulated during the development stage .............      (932,194)
                                                                      ---------
       Total shareholders' deficit ..............................      (475,944)
                                                                      ---------
         Total liabilities and shareholders' deficit ............     $  52,362
                                                                      =========

                 See accompanying notes to Financial Statements

                                 CYBERCARE, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                             STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998


Net sales .....................................................       $    --
                                                                      ---------
Research and development expenses:
   Technology licensing fees ..................................         601,662
   Compensation and related expenses ..........................         243,525
   Professional fees ..........................................          29,414
   Occupancy expenses .........................................          15,223
   Depreciation ...............................................           5,127
   Other expenses .............................................          37,243
                                                                      ---------
     Total research and development expenses ..................         932,194
                                                                      ---------
Loss before provision for income taxes ........................        (932,194)

Provision for income taxes ....................................            --
                                                                      ---------
     Net loss incurred during the development stage ...........       $(932,194)
                                                                      =========

                 See accompanying notes to Financial Statements

                                 CYBERCARE, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                       STATEMENT OF SHAREHOLDERS' DEFICIT
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                           Deficit
                                                             Common      Accumulated
                                    Common Stock Issued       Stock      During the
                                  -----------------------   Subscribed   Development
                                   No. Shares    Amount      (Note 4)       Stage
                                  -----------   ---------   ----------   -----------
Balance, January 1, 1998 ......          --     $    --     $     --     $      --
Issuance of 5,086,663
   shares of common stock .....     5,086,663     365,000         --            --
Common Stock Subscription
   for 1,271,667 shares .......          --          --         91,250          --
Net loss incurred during
   the development stage ......          --          --           --        (932,194)
                                  -----------   ---------   ----------   -----------
Balance, December 31, 1998 ....     5,086,663   $ 365,000   $   91,250   $  (932,194)
                                  ===========   =========   ==========   ===========

                 See accompanying notes to Financial Statements

                                 CYBERCARE, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                             STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1998


Cash flows from operating activities:
   Net loss incurred during the development stage .............       $(932,194)
   Adjustments to reconcile net loss to net cash
     used in operating activities:
       Depreciation ...........................................           5,127
       Earnings charge for common stock subscribed ............          91,250
       Increase in accounts payable ...........................          20,381
       Increase in licensing fees payable .....................         487,912
       Increase in accrued expenses ...........................          20,013
       Increase in other current assets .......................          (1,000)
                                                                      ---------
Net cash used in operating activities .........................        (308,511)
                                                                      ---------
Cash flows from investing activities:
   Purchases of property and equipment ........................         (25,635)
                                                                      ---------
Cash flows from financing activities:
   Proceeds from issuance of common stock .....................         365,000
                                                                      ---------
Net increase in cash ..........................................          30,854

Cash, beginning of year .......................................            --
                                                                      ---------
Cash, end of year .............................................       $  30,854
                                                                      =========

                 See accompanying notes to Financial Statements

                                 CYBERCARE, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND DESCRIPTION

CyberCare, Inc. (the Company) was formed in October 1997 to design, develop, produce, and market a unique, user-friendly, multi-purpose system healthcare providers can use to monitor chronically ill patients at remote locations using internet and telecommunications technology (the System). The System's data collection unit is designed to be placed at a patient's home to collect the patient's vital medical data and transmit such data to the healthcare provider over the internet using proprietary software. The Company initially expects to market the System in the United States to healthcare providers including the Veterans' Administration, United States Army, managed healthcare organizations, nursing homes, assisted living facilities and others.

The System is based upon the technology developed by and acquired from certain research institutions pursuant to technology licensing agreements (see Note 4).

The Company is in its development stage at December 31, 1998 as its activities have related to planning, product development, market development, and raising capital. Accordingly, the financial statements are prepared in accordance with STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 7, applicable to development-stage companies.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies used in preparing the accompanying financial statements follows:

      PROPERTY AND EQUIPMENT

      Property and equipment is stated at cost. Depreciation is provided using the accelerated methods over the estimated useful life of the assets, which is five years.

      CONCENTRATION OF CREDIT RISK

      Financial instruments, which potentially subject the Company to concentrations of credit risk, include temporary cash investments. The Company places its cash with high credit quality financial institutions. Such balances may exceed the FDIC insurance limit.

                                 CYBERCARE, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

    RESEARCH AND DEVELOPMENT EXPENSES

    Research and development expenses are charged to operations in the period incurred.

    STOCK-BASED COMPENSATION

    The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair market value of the shares at the date of grant. The Company has elected to follow Accounting Principles Board
    (APB) Opinion Number 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES (APB 25), and related Interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under Financial Accounting Standards Board (FASB) Statement Number 123, ACCOUNTING FOR STOCK-BASED COMPENSATION (FAS 123), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options generally equals the exercise price of the underlying stock on the date of grant, no compensation expense is recognized (see Note 8).

    INCOME TAXES

    Income Taxes are provided in accordance with the provisin of FASB Statement Number 109, ACCOUNTING FOR INCOME TAXES (FAS 109).

    MANAGEMENT ESTIMATES

    Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.


NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31, 1998:

            Office furniture, fixtures, and
               equipment ..................................            $ 25,635
            Less accumulated depreciation .................              (5,127)
                                                                       --------
                                                                       $ 20,508
                                                                       ========

                                 CYBERCARE, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

NOTE 4 - TECHNOLOGY LICENSING AGREEMENTS

The Company acquired the rights to certain technology under a licensing agreement (the Agreement) with the Georgia Tech Research Center (GTRC) and the Medical College of Georgia (MCG). Under the terms of the Agreement, the Company is required to engage GTRC and MCG to provide additional research and development services through May 2002 for total aggregate fees of $2,100,000, of which $510,412 has been incurred through December 31, 1998. Licensing fees are generally payable as the related services are performed; however, outstanding amounts do not bear interest and there are no specified payment terms. The Agreement entitles GTRC and MCG to each maintain a 10% equity position in the Company until the total number of outstanding shares in the Company exceeds 8,000,000. For financial reporting purposes, the Company records a charge to earnings for technology licensing fees and a related credit to common stock subscribed as common stock is issued based on the underlying stock issuance price. Such charges to earnings totaled $91,250 during 1998 relating to 1,271,667 shares subscribed. Subsequent to December 31, 1998, the Company recorded charges to earnings of $144,998 relating to 178,333 shares subscribed. During May 1999, the Company issued a combined total of 1,450,000 shares to GTRC and MCG pursuant to this arrangement.

In addition, the Agreement requires the Company to pay an aggregate royalty fee of 4% of gross sales of the System less any installation expenses and normal trade discounts once sales of the System commence.

The Company is also obligated under a technology license agreement with Footmark, Inc. (Footmark), a company owned by a shareholder, to pay a 6% royalty on System sales which use Footmark's technology through 2000. The Company is required to pay Footmark a termination fee of $55,000 if the Company elects not to use Footmark's technology after that date.


NOTE 5 - INCOME TAXES

The Company reported a loss of $326,326 for federal income tax purposes for the year ended December 31, 1998. Accordingly, no current provision for income taxes is reflected in the accompanying financial statements. For federal income tax purposes, the loss may be carried forward to offset future taxable income through 2013.

Deferred income taxes are provided to reflect the tax consequences in

                                 CYBERCARE, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED

NOTE 5 - INCOME TAXES, CONTINUED

future years of temporary differences between the tax basis of assets and liabilities and their financial reporting amounts and of tax loss carryforwards. A valuation allowance is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Since the Company had not commenced its planned principal operations as of December 31, 1998, a valuation allowance was provided for all deferred tax assets recognized.

The following table presents the total deferred tax assets for all temporary differences and the tax loss carryforward and the related valuation allowance at December 31, 1998:

            Net operating loss tax benefit ...............            $ 122,699
            Payables not recognized for tax
               purposes ..................................              193,074
                                                                      ---------
               Net deferred tax asset ....................              315,773

            Less:  valuation allowance ...................             (315,773)
                                                                      ---------
               Net deferred tax ..........................            $    --
                                                                      =========

NOTE 6 - LEASE COMMITMENT

The Company leases its office space pursuant to a month-to-month leasing arrangement. Rent expense totaled $12,509 in 1998.


NOTE 7 - STOCK WARRANTS

In connection with certain common stock sales during 1998, the Company granted warrants to purchase up to 413,329 shares of common stock which may be exercised at any time through 2000 and warrants to purchase up to 73,334 shares of common stock which may be exercised through 2001. All such warrants are exercisable at $.75 per share. No charges to earnings were recorded in connection with these warrants.


NOTE 8 - SUBSEQUENT EVENTS

    COMMON STOCK

    Subsequent to December 31, 1998, the Company issued 713,332 shares of common stock to certain individuals for cash proceeds of $580,000.

                                 CYBERCARE, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                    NOTES TO FINANCIAL STATEMENTS, CONTINUED


NOTE 8 - SUBSEQUENT EVENTS, CONTINUED

    STOCK OPTIONS AND WARRANTS

    Subsequent to December 31, 1998, the following stock options and warrants were granted:

        During January 1999, the Company's Board of Directors (the Board) granted warrants to an individual to purchase up to 13,334 shares of common stock at $.75 per share which are exercisable at any time through January 2002.

        During May 1999, the Board granted to certain key employees options to purchase 300,000 shares of common stock at an exercise price of $.75 per share (estimated fair value at the date of grant). These options are exercisable at any time through May 2004.

        In addition during May 1999, the Board granted options to purchase 80,000 shares of common stock at an exercise price of $.75 per share to another employee which vest over a three-year period.

    No charges to earnings will be recorded in connection with these transactions.

    LETTER OF INTENT

    During June 1999, the Company entered into a letter of intent to merge with Medical Industries of America, Inc., a publicly-traded company, (MIOA). Under the terms of the letter of intent, the Company's shareholders will receive one share of of MIOA's common stock for each share of the Company's common stock. Additionally, any outstanding options and warrants for the Company's common stock will be converted to options and warrants in MIOA with comparable terms and discounts. Completion of the merger is subject to the signing of a definitive agreement and approval by MIOA's shareholders.

                                The Resale of
                               __________ Shares
                                      of
                                 Common Stock
                                  Offered by
                             Selling Shareholders

                               CYBER-CARE, INC.


                                  PROSPECTUS

                              November 30, 1999

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.   INDEMNIFICATION OF OFFICERS AND DIRECTORS.

      Pursuant to our Articles of Incorporation, and as permitted by the Florida Business Corporation Act, we may indemnify our directors and officers under certain circumstances against reasonable expenses (including court costs and attorney's fees), judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director, officer, employee, or agent of the Company if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Thus, the indemnification provisions will protect officers and directors from liability only if the officer or director meets the applicable standard of conduct and the Company has the financial ability to honor the indemnity.

ITEM 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      Expenses payable in connection with the registration and distribution of the securities being registered hereunder, all of which will be borne by the Registrant, are as follows:

Registration Fee - Securities and Exchange Commission     $ 7,753
Printing and Engraving..............................        1,000*
Legal Fees and Expenses.............................       25,000*
Accounting Fees.....................................       20,000*
Blue Sky Fees and Expenses..........................        1,000*
                                                          --------
Total...............................................      $54,753*

* Estimated

ITEM 26.   RECENT SALES OF UNREGISTERED SECURITIES.

     The following sets forth certain information with respect to all common stock, $.0025 par value, of the Registrant sold by it within the three-year period preceding the date of this Registration Statement:

     (a) The Registrant offered and sold the following described securities, either for cash or in consideration of services rendered as indicated below, without registration under the Securities Act of 1933, as amended; and exemption for such sales from registration under the Act is claimed in reliance upon the exemption provided by Section 4(2) thereof on the basis that such offers and sales were transactions not involving any public offering. Appropriate precautions against transfer have been taken, including the placing of a restrictive legend on all certificates evidencing such securities. All such sales were effected without the aid of underwriters, and no sales commissions were paid.

                                                          NUMBER OF        AGGREGATE       PURCHASE PRICE
NAME                                  DATE OF SALE      COMMON SHARES    PURCHASE PRICE       PER SHARE
----                                 ---------------   ---------------   ---------------   ---------------
PRN of North Carolina ............           10/1/97           400,000            95,785              0.24

Pyramid Holdings .................          10/30/97            72,790           113,622              1.56

West America .....................          10/23/97           139,096           280,000              2.01

Friends of Tzohar ................          11/20/97             2,500             3,438              1.38

Global Air Charter et al .........          12/31/97         3,609,285         5,413,928              1.50

Michael Mayer ....................            1/1/98            25,000            31,875              1.28

Pharmacy Care Specialists ........            4/1/98           680,000         1,079,840              1.59

Your Good Health Network .........          10/15/98         3,333,333         2,500,000              0.75

Continental Capital ..............           2/22/99            50,000            25,000               0.5

James Shanks .....................           3/17/99            25,000            15,000               0.6

Air Response, Inc. ...............            3/1/99         3,886,667         2,900,000              0.75

Cynthia Lubinsky .................           5/20/99            25,000            18,750              0.75

Institute for Wellness ...........            4/1/99            57,630            62,500              1.08

Cybercare, Inc. ..................            9/1/99         7,399,996         8,324,996              1.13

Frank Sadler .....................           10/4/99            13,337            10,000              0.75

ITEM 27.   EXHIBITS.

      The Exhibits to this Registration Statement are listed in the Exhibit Index commencing at page EX-1 hereof.

ITEM 28.   UNDERTAKINGS.

     The undersigned Registrant hereby undertakes the following:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information in this Registration Statement; and

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration, or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment to this Registration Statement any of the securities being registered which remain unsold at the termination of this offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the Florida Business Corporation Act, the Articles of Incorporation, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or person controlling the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or person controlling the Registrant in connection with any securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boynton Beach, State of Florida, on the date below.

DATED: November 30, 1999         CYBER-CARE, INC.

                                 BY: /S/ PAUL C. PERSHES
                                     Paul C. Pershes
                                     President and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

       SIGNATURE                          TITLE                DATE

/S/ MICHAEL F. MORRELL              Chairman, Director,     September 30, 1999
Michael F. Morrell                  Chief Executive Officer

/S/ ARTHUR KOBRIN                   Senior Vice President   September 30, 1999
Arthur Kobrin                       of Financial Operations

/S/ LINDA MOORE                     Senior Vice President   September 30, 1999
Linda Moore                         and Secretary

/S/ JOHN HAINES                     Senior Vice President   September 30, 1999
John Haines                         and Director

/S/ LOUIS R. CAPECE                 Director                September 30, 1999
Louis R. Capece

/S/ GLEN BARBER                     Director                September 30, 1999
Glen Barber

/S/ TED ORLANDO                     Director                September 30, 1999
Ted Orlando

/S/ DANA PUSATERI                   Director                September 30, 1999
Dana Pusateri

/S/ TERRY LAZAR                     Director                September 30, 1999
Terry Lazar

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                  FORM SB-2
                            Registration Statement
                       Under The Securities Act of 1933

                                   EXHIBITS

                               CYBER-CARE, INC.
            (Exact name of registrant as specified in our charter)

                                EXHIBIT INDEX

                               CYBER-CARE, INC.

The following exhibits are included as part of this registration statement, except those exhibits marked (1), which have previously been filed with the Securities and Exchange Commission and are incorporated by reference to another registration statement, report or document. References to the "Company" in this
Exhibit Index mean CYBER-CARE, INC., a Florida corporation.

EXHIBIT NO.                                                      DOCUMENT NO.
-----------                                                      ------------
3.1   Amended and Restated Articles of Incorporation                 (1)
3.2   Amended and Restated Bylaws                                    (1)
4.0   Instruments establishing rights of security holders
4.1   Investment Agreement
4.2   Registration Rights Agreement
4.3   Escrow Agreement and Instructions
4.4   Warrant to Purchase Common Stock of Medical Industries
      of America, Inc. ("N" Shares)
4.5   Warrant to Purchase Common Stock of Medical Industries
      of America, Inc. ("425,000" Shares)
4.6   Letter to Corporate Stock Transfer
4.7   Agreement
4.8   Acknowledgement
5.0   Opinion re legality
5.1   Legal opinion of Atlas, Pearlman, Attorneys at Law             (9)
10.0  Material contracts
10.1  Form of Indemnification Agreement between the Registrant
      and each of its directors and certain executive officers       (1)
10.2  Form of agreement between the Company and its client hospitals (1)
10.3  Master Lease Agreement, dated October 16, 1991, between the
      Registrant and Comdisco Medical Leasing Group, Inc.            (1)
10.4  Agreement between the Registrant and Northwest Broward
      Invasive Cardiology Associates                                 (1)
10.5  Promissory Note, dated December 9, 1992, executed by
      Joseph S. Zinns, M.D. and Marilyn Zinns in favor of Northern
      Trust Bank of Florida, N.A. (the "Bank"), Guaranty, dated
      December 9, 1992, executed by and between the Registrant and
      the Bank.                                                      (2)
10.6  Financial Consulting Agreement                                 (1)
10.7  Escrow Agreement, effective as of September 1, 1992, by and among the Company, Joseph S. Zinns, M.D., Marilyn Zinns,
      Milton Barbarosh and Broad and Cassel                          (1)
10.8  Technomed, Inc. Share Exchange Agreement                       (3)
10.9  Westmark Group Holdings, Inc. Agreement                        (4)
10.10 Greenworld Technologies, Inc. Agreement                        (4)
10.11 Employment Agreement - Harry Kobrin                            (4)
10.12 Employment Agreement - Dawn M. Drella                          (4)
10.13 Essential Care Share Exchange Agreement                        (4)
10.14 Amendment to Essential Care Share Exchange Agreement           (4)
10.15 Employment Agreement - Michael Morrell                         (5)
10.16 Employment Agreement - Arthur Kobrin                           (6)
10.17 Employment Agreement - Linda Moore                             (6)

EXHIBIT NO.                                                      DOCUMENT NO.
-----------                                                      -----------
10.18 Share Exchange Agreement between MIOA Acquisition
      Company I, Inc. and Global Air Rescue, Inc.                    (7)
10.19 Share Exchange Agreement between MIOA Acquisition
      Company I, Inc. and Global Air Charter, Inc.                   (7)
10.20 Share Exchange Agreement between MIOA Acquisition
      Company I, Inc. and Clearwater Jet Center, Inc.                (7)
10.21 Agreement and Plan of Merger between Medical Industries of America, Inc.,MIOA Acquisition Company V, Inc., David
      S. Klein, M.D., P.C. and David S. Klein, M.D.                  (8)
23.0  Consents of experts and counsel
23.1  Consent of Templeton & Company, P.A.
23.2  Consent of Atlas, Pearlman, Attorneys at Law (included in
      Exhibit 5.1)
23.3  Consent of Grant Thornton, Certified Public Accountants
99.0  Additional exhibits
------------------------------------------------------------------------------

(1) Incorporated by reference from the Exhibit with the same reference number in the Company's Registration Statement.
(2) Previously filed as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1992.
(3) Previously filed as an exhibit to the Company's Form 8-K dated August 23, 1995.
(4) Previously filed as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995.
(5) Previously filed as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1996.
(6) Previously filed as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997.
(7) Previously filed as an exhibit to the Company's Form 8-K dated January 6, 1998.
(8) Previously filed as an exhibit to the Company's Form 8-K dated August 6, 1998.
(9)   To be filed.